Exhibit 10.1

ARRANGEMENT AGREEMENT

AMONG

AKERNA CORP.

AND

2732805 Ontario INC.

AND

ample organics inc.

AND

john prentice, solely in its capacity as shareholder representative

Dated as of DECEMBER 18, 2019

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- ii -

SCHEDULES

Schedule “A” – Arrangement Resolution
Schedule “B” – Plan of Arrangement
Schedule “C” – Form of Exchangeable Share Support Agreement
Schedule “D” – Form of Escrow Agreement
Schedule “E” – Form of Voting and Exchange Trust Agreement
Schedule “F” – Form of Rights Indenture
Schedule “G” – Form of Ample Shareholder Support Agreement
Schedule “H” – Form of Akerna Shareholder Support Agreement
Schedule “I” – Exchangeable Share Provisions

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of December 18, 2019

AMONG:

AKERNA CORP., a company existing under the laws of the State of Delaware (“Akerna”)

AND

2732805 ONTARIO INC., a company existing under the laws of the Province of Ontario (“Purchaser”)

AND

AMPLE ORGANICS INC., a corporation existing under the laws of the Province of Ontario (“Ample”)

AND

JOHN PRENTICE, an individual resident in the Province of Ontario (hereinafter referred to as the “Shareholder Representative”)

WHEREAS:

A.	Akerna through its wholly owned subsidiary, Purchaser, proposes to acquire all of the issued and outstanding Ample Shares;

B.	the Parties intend to carry out the transactions contemplated herein by way of an arrangement under Section 182 of the OBCA; and

C.	the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such transaction.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto do hereby covenant and agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals hereto, the following defined terms have the meanings hereinafter set forth:

“Acquisition Proposal” means any offer, proposal or inquiry to Ample or, of which Ample is aware, to the Ample Shareholders from any Person, or group of Persons Acting Jointly or in Concert, whether or not subject to due diligence or other conditions and whether made orally or in writing, relating to:

(a)	any direct or indirect sale, issuance or acquisition from Ample, an Ample Subsidiary or the Ample Shareholders of shares or other equity interests (or securities convertible into or exercisable for such shares or interests) in Ample or an Ample Subsidiary that, when taken together with the securities of Ample or an Ample Subsidiary held by the proposed acquiror and any Person Acting Jointly or in Concert with such acquiror, represent: (i) 20% or more of the voting securities of Ample or an Ample Subsidiary or rights or interests therein or thereto; or (ii) 20% or more of the consolidated revenue of Ample or an Ample Subsidiary, taken as a whole; or 20% or more of the consolidated assets of Ample or an Ample Subsidiary, taken as a whole;

(b)	an amalgamation, arrangement, merger, business combination, consolidation or other similar transaction involving Ample or an Ample Subsidiary;

(c)	a take-over bid, tender offer, issuer bid, exchange offer, share exchange, recapitalization, liquidation, dissolution, reorganization or other similar transaction involving Ample or an Ample Subsidiary; or

(d)	any transactions or arrangements similar to or having the same effect or consequences as the foregoing,

except that the term Acquisition Proposal shall exclude the Arrangement and the transactions contemplated by this Agreement;

“Acting Jointly or in Concert” has the meaning ascribed thereto under Applicable Securities Laws of Canada;

“Affiliate” has the meaning ascribed thereto under the Securities Act;

“Agreed Amount” means part, but not all, of a Claimed Amount;

“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this arrangement agreement (including the schedules hereto) as supplemented, modified or amended, and not to any particular Article, Section, Schedule or other portion hereof;

“Akerna Board” means the board of directors of Akerna as it may be comprised from time to time, including any duly constituted and acting committee thereof;

“Akerna Bridge Loan” means any loan provided by Akerna to Ample prior to the Effective Time on such terms and conditions as may be agreed between Akerna and Ample, each acting reasonably;

“Akerna Circular” means the notice of the Akerna Meeting and accompanying information circular of Akerna, together with all appendices, schedules and exhibits thereto, to be sent by Akerna to the Akerna Shareholders in connection with the Akerna Meeting, as amended, supplemented or otherwise modified;

“Akerna Disclosure Letter” means the disclosure letter dated as of the date hereof from Akerna and Purchaser to Ample;

“Akerna Financial Statements” has the meaning ascribed thereto in Section 4.1(m)(i);

“Akerna Fundamental Representations and Warranties” means the representations of Akerna and Purchaser in Sections 4.1(a), 4.1(b), 4.1(d), 4.1(g), 4.1(p) and 4.1(t);

“Akerna Information” means the information contained in the files, reports, data, documents, agreements and other information relating to Akerna and each Akerna Subsidiary, as provided by Akerna, Purchaser or their respective Representatives to Ample or its Representatives in connection with the transactions contemplated hereby, in writing, including information contained in data rooms or provided in electronic form;

“Akerna Material Adverse Change” or “Akerna Material Adverse Effect” means any event, change, occurrence, effect or state of facts that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, capital, property, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of Akerna and its Subsidiaries taken as a whole, except any such event, change, occurrence, effect or state of facts resulting from or arising in connection with:

(a)	any change or development generally affecting the industries in which Akerna and its Subsidiaries operate;

(b)	any change or development in global, national or regional political conditions (including any act of terrorism or any outbreak of hostilities or war or any escalation or worsening thereof) or any natural disaster;

(c)	any change in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets in Canada or the United States;

(d)	any adoption, proposed implementation or change in Applicable Law or any interpretation thereof by any Governmental Entity;

(e)	any change in U.S. GAAP or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business;

(f)	changes or developments in or relating to currency exchange or interest rates;

(g)	the negotiation, execution, announcement, performance or pendency of this Agreement or the consummation of the transactions contemplated herein;

(h)	actions or inactions expressly required by this Agreement or that are taken with the prior written consent of Ample;

(i)	any change in the market price or trading volume of any securities of Akerna (it being understood, without limiting the applicability of subsections (a) through (h), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether an Akerna Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of Akerna trade; or

(j)	the failure, in and of itself, of Akerna to meet any internal or public projections, forecasts or estimates of revenues, earnings or other financial operating metrics before, on or after the date of this Agreement (it being understood, without limiting the applicability of subsections (a) through (h), that the causes underlying such failure may be taken into account in determining whether an Akerna Material Adverse Effect has occurred), provided, however, that any such event, change, occurrence, effect or state of facts referred to in subsections (a) to and including (f) above does not primarily relate only to (or have the effect of primarily relating only to) Akerna and its Subsidiaries taken as a whole, or materially disproportionately affect Akerna and its Subsidiaries, taken as a whole, compared to other companies operating in the business or industries in which Akerna and its Subsidiaries operate; references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether an Akerna Material Adverse Effect has occurred. Notwithstanding any other provision of this definition, no action of any kind taken by a Governmental Entity, nor the commencement by a Governmental Entity of any Proceeding seeking a law or Order which would have the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement, will, in any such case, constitute an Akerna Material Adverse Effect;

“Akerna Meeting” means the special meeting of the Akerna Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement to consider, among other matters, the Akerna Shareholder Matters;

“Akerna Public Record” means all information filed by Akerna with the U.S. Securities and Exchange Commission and made available to the public on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system;

“Akerna Shareholder Approval” shall mean the approval of the Akerna Shareholder Matters by the Akerna Shareholders;

“Akerna Shareholder Matters” means the approval of (i) the issuance of such number of Akerna Shares as are required to be issued hereunder, (ii) the Arrangement and (iii) such other matters required for the completion of the Arrangement in accordance with Applicable Laws;

“Akerna Shareholder Support Agreements” means the voting support agreements, substantially in the form attached as Schedule “H” hereto, entered into between Ample and the directors and officers of Akerna, in their capacity as holders of Akerna Shares;

“Akerna Shareholders” means the holders of Akerna Shares;

“Akerna Shares” means the shares of common stock in the authorized share capital of Akerna;

“Akerna Subsidiaries” means the Purchaser and Callco and “Akerna Subsidiary” means any one of them;

“Akerna Transactions” means the transactions described in the Akerna Disclosure Letter with the details of such transactions and materials relating thereto being in all material respects the same as such details and materials that were disclosed to or provided to Ample prior to the date hereof;

“Ample” means Ample Organics Inc., a corporation existing under the OBCA, and where the context permits includes the Ample Subsidiaries;

“Ample Articles” means the certificate and articles of amendment of Ample dated October 1, 2019;

“Ample Board” means the board of directors of Ample as it may be comprised from time to time, including any duly constituted and acting committee thereof;

“Ample Board Recommendation” has the meaning ascribed thereto in Section 2.8(c);

“Ample Change in Recommendation” has the meaning ascribed thereto in Section 8.1(a)(vi)(A);

“Ample Circular” means the notice of the Ample Meeting and accompanying information circular of Ample, together with all appendices, schedules and exhibits thereto, to be sent by Ample to the Ample Shareholders in connection with the Ample Meeting, as amended, supplemented or otherwise modified;

“Ample Circular Disclosure” means all information regarding Ample provided by Ample for inclusion in the Akerna Circular;

“Ample Common Shareholders” means the holders of Ample Common Shares immediately prior to the Effective Time;

“Ample Common Shares” means the Common Shares in the authorized capital of Ample;

“Ample Common Warrants” means all outstanding and unexpired warrants to acquire Ample Common Shares;

“Ample Disclosure Letter” means the disclosure letter dated as of the date hereof from Ample to Purchaser;

“Ample Financial Statements” means the audited consolidated financial statements for the year ended December 31, 2017 and the year ended December 31, 2018, including the notes thereto;

“Ample Fundamental Representations and Warranties” means the representations of Ample in Sections 4.2(a), 4.2(b), 4.2(d), 4.2(e), 4.2(h), 4.2(q), 4.2(r), 4.2(s), 4.2(w), 4.2(z), 4.2(aa) and 4.2(dd);

“Ample Information” means the information contained in the files, reports, data, documents, agreements and other information relating to Ample and each Ample Subsidiary, as provided by Ample or its Representatives to Akerna, Purchaser or their Representatives in connection with the transactions contemplated hereby, in writing, including information contained in data rooms or provided in electronic form;

“Ample Material Adverse Change” or “Ample Material Adverse Effect” means any event, change, occurrence, effect or state of facts that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, capital, property, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of Ample and its Subsidiaries taken as a whole, except any such event, change, occurrence, effect or state of facts resulting from or arising in connection with:

(a)	any change or development generally affecting the industries in which Ample and its Subsidiaries operate;

(b)	any change or development in global, national or regional political conditions (including any act of terrorism or any outbreak of hostilities or war or any escalation or worsening thereof) or any natural disaster;

(c)	any change in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets in Canada or the United States;

(d)	any adoption, proposed implementation or change in Applicable Law or any interpretation thereof by any Governmental Entity;

(e)	any change in IFRS or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business;

(f)	changes or developments in or relating to currency exchange or interest rates;

(g)	the negotiation, execution, announcement, performance or pendency of this Agreement or the consummation of the transactions contemplated herein;

(h)	actions or inactions expressly required by this Agreement or that are taken with the prior written consent of Akerna; or

(i)	the failure, in and of itself, of Ample to meet any internal or public projections, forecasts or estimates of revenues, earnings or other financial operating metrics before, on or after the date of this Agreement (it being understood, without limiting the applicability of subsections (a) through (i), that the causes underlying such failure may be taken into account in determining whether an Ample Material Adverse Effect has occurred);

provided, however, that any such event, change, occurrence, effect or state of facts referred to in subsections (a) to and including (f) above does not primarily relate only to (or have the effect of primarily relating only to) Ample and its Subsidiaries taken as a whole, or materially disproportionately affect Ample and its Subsidiaries, taken as a whole, compared to other companies operating in the business or industries in which Ample and its Subsidiaries operate; references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether an Ample Material Adverse Effect has occurred. Notwithstanding any other provision of this definition, no action of any kind taken by a Governmental Entity, nor the commencement by a Governmental Entity of any Proceeding seeking a law or Order which would have the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement, will, in any such case, constitute an Ample Material Adverse Effect;

“Ample Material Contract” means in respect of Ample or any of its Subsidiaries, any Contract:

(a)	that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have an Ample Material Adverse Effect;

(b)	under which Ample or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party in excess of $100,000 in the aggregate;

(c)	that is a lease, sublease, license or right of way or occupancy agreement for real property which is material to the business of Ample and its Subsidiaries, taken as a whole;

(d)	that provides of the establishment of, investment in or formation of any partnership or joint venture with an arm’s length Person in which the interest of Ample or any of its Subsidiaries exceeds book value of $100,000;

(e)	relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $100,000;

(f)	under which Ample or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $100,000 over the remaining term of the contract;

(g)	that limits or restricts Ample or any of its affiliates from engaging in any line of business or in any geographic area; or

(h)	that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union;

“Ample Meeting” means the special meeting of the Ample Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the Interim Order to consider, among other matters, the Arrangement Resolution;

“Ample Options” means the outstanding and unexpired stock options of Ample, whether or not vested, to acquire Ample Common Shares from treasury pursuant to the Option Plan;

“Ample Preferred Shareholders” means the holders of Ample Preferred Shares immediately prior to the Effective Time;

“Ample Preferred Shares” means each issued and outstanding Class A Preferred Share in the capital of Ample, being all issued and outstanding Class A-1 Preferred Shares, Class A-2 Preferred Shares and Class A-3 Preferred Shares;

“Ample Preferred Warrants” means all outstanding and unexpired warrants to acquire Ample Preferred Shares;

“Ample Securities” means collectively, the Ample Shares, Ample Options and Ample Warrants;

“Ample Shareholder Approval” shall mean the approval of the Arrangement Resolution by the Ample Shareholders;

“Ample Shareholder Support Agreements” means the voting support agreements, substantially in the form attached as Schedule “G” hereto, entered into between Akerna and the Ample Supporting Securityholders, in their capacity as holders of Ample Securities;

“Ample Shareholders” means collectively the Ample Common Shareholders and the Ample Preferred Shareholders;

“Ample Shares” means collectively the Ample Common Shares and Ample Preferred Shares;

“Ample Subsidiaries” means collectively Last Call Analytics Inc. and Ample Organics Australia PTY Ltd. and “Ample Subsidiary” means any one of them;

“Ample Supporting Securityholders” means each of the directors and officers of Ample and certain other holders of Ample Securities that enter into Ample Shareholder Support Agreements;

“Ample Warrants” means collectively the Ample Common Warrants and the Ample Preferred Warrants;

“Applicable Laws” (in the context that refers to one or more Persons) means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise, and including Applicable Securities Laws), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, that is binding upon or applicable to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities, as the same may be amended from time to time prior to the Effective Date;

“Applicable Securities Laws” means, collectively, and as the context may require: (a) the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders and policies published and/or promulgated thereunder; (b) the polices and rules of the NASDAQ; and (b) U.S. Securities Laws, as the foregoing may be amended from time to time prior to the Effective Date;

“Arrangement” means the arrangement under the provisions of Section 182 of the OBCA on the terms and conditions set forth in the Plan of Arrangement, as supplemented, modified or amended in accordance with Article 8 of the Plan of Arrangement;

“Arrangement Resolution” means the special resolution to approve the Arrangement to be considered at the Ample Meeting by the Ample Shareholders substantially in the form attached as Schedule “A” hereto;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

“Business Day” means a day on which banks are generally open for the transaction of commercial business in Toronto, Ontario, or Denver, Colorado but does not in any event include a Saturday or Sunday or statutory holiday in Ontario or Colorado;

“Callco” means a direct or indirect wholly-owned Subsidiary of Akerna to be incorporated under the laws of Ontario prior to the Effective Time;

“Claim” means any claim by an Indemnified Party for indemnification in accordance with Article 6;

“Claim Notice” means written notification containing:

(a)	a description of Damages incurred or reasonably expected to be incurred by an Indemnified Party and the Claimed Amount of such Damages; and

(b)	a statement that an Indemnified Party is entitled to indemnification under Article 6 for such Damages and a reasonable explanation of the basis therefor;

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by an Indemnified Party in connection with a claim for indemnification pursuant to Article 6;

“Closing Cash Amount” means an amount equal to $7,500,000, minus the Closing Indebtedness Amount and the amount of the Transaction Expenses;

“Closing Indebtedness Agreements” means each of the following Contracts entered into by Ample:

(a)	Loan promissory note dated December 14, 2018 issued by Ample to FirePower Gap Debt Limited Partnership;

(b)	Share promissory note dated December 14, 2018 issued by Ample to FirePower Gap Debt Limited Partnership;

(c)	Loan agreement dated as of October 1, 2019 between Ample (as debtor), Last Call Analytics Inc. (as initial guarantor), Evergreen Gap Debt GP Inc. (as agent), Evergreen Gap Debt LP (as lender) and Firepower Gap Debt LP (as lender); and

(d)	Amended and restated loan agreement dated as of September 25, 2019 between Ample (as debtor), Last Call Analytics Inc. (as guarantor), Ample Organics Australia PTY Ltd (as guarantor), Green Acre Capital Fund I LP (as lender) and Osmington Capital Corporation (as lender);

“Closing Indebtedness Amount” means an amount equal to the aggregate indebtedness (including the principal amount and any interest incurred thereon) of Ample at the Effective Time pursuant to the Closing Indebtedness Agreements, the Akerna Bridge Loan (if any) and any indebtedness incurred pursuant to Schedule 3.1(b)(xiv) of the Ample Disclosure Letter.

“Closing Shares” means the Up-front Shares, less the Effective Time Shares, and less the Escrowed Shares;

“Competition Act” means the Competition Act, R.S.C. 1985, c. C 34, as amended including regulations passed under the Competition Act;

“Confidentiality Agreement” means the mutual non-disclosure agreement between Akerna and Ample dated July 29, 2019;

“Consideration” means the Up-front Consideration, plus the Deferred Consideration;

“Consideration Shares” means the Up-front Shares, plus the number of Exchangeable Shares to be issued in satisfaction of the Deferred Consideration pursuant to the Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) to which a Party is a party or by which a Party is bound or to which any of their respective assets are subject;

“Controlling Party” has the meaning ascribed thereto in Section 6.3(b);

“Court” means the Ontario Superior Court of Justice;

“CVR” means a contingent value right of Akerna issued pursuant to the Rights Indenture and entitling the holder thereof to a specified portion of the Deferred Consideration, if any, on the Deferred Consideration Payment Date, which entitlement shall be evidenced by a certificate issued by Akerna to each holder of a CVR;

“Damages” means any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable fees and expenses of attorneys, accountants, financial advisors, investigators, and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution procedures);

“Deemed Escrow Value” has the meaning ascribed thereto in Section 6.6(a);

“Deemed Value Amount” means an amount equal to $12.90;

“Deferred Consideration” means $10,000,000, payable in Exchangeable Shares; provided that in the event the Recurring Revenue recognized during the Deferred Consideration Period is less than $9,000,000, the Deferred Consideration amount of $10,000,000 shall be reduced by an amount equal to the product of $6.67 multiplied by the difference between $9,000,000 and the amount of Recurring Revenue realized during the Deferred Consideration Period (up to a maximum reduction of $10,000,000), as calculated in the Deferred Consideration Statement;

“Deferred Consideration Payment Date” has the meaning ascribed thereto in Section 2.19(e);

“Deferred Consideration Period” means the period of time beginning on the Effective Date, and ending on the date that is 12 months after the Effective Date;

“Deferred Consideration Statement” means a statement prepared by Akerna setting forth in reasonable detail the:

(a)	amount of Recurring Revenue;

(b)	the amount Deferred Consideration payable to the holders of the CVRs; and

(c)	the expected Deferred Consideration Payment Date;

“Depositary” means such Person as Ample may appoint to act as depositary for the Ample Shares in relation to the Arrangement, with the approval of Akerna, acting reasonably;

“Dispute” means the dispute resulting if an Indemnifying Party in a response to any Claim Notice, disputes the liability of such Indemnifying Party for all or part of a Claimed Amount;

“Dissent Rights” means the rights of dissent granted in favour of registered Ample Shareholders in respect of the Arrangement described in the Plan of Arrangement and the Interim Order;

“Economic Sanctions” has the meaning ascribed thereto in subsection 4.1(v)(iii) and 4.2(ee)(iii);

“Effective Date” means the date the Arrangement becomes effective pursuant to the OBCA;

“Effective Date Register” has the meaning ascribed thereto in Section 2.20(i);

“Effective Time” means the time at which the Arrangement becomes effective on the Effective Date pursuant to the OBCA;

“Effective Time Shares” means that number of Exchangeable Shares that is equal to ten percent (10%) of the total aggregate number of Up-front Shares that are to be delivered by Akerna and Purchaser to the Ample Shareholders pursuant to the Arrangement Agreement;

“Eligible Holder” means an Ample Shareholder that is: (a) a resident of Canada for the purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is a resident of Canada for the purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

“Employee Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and other similar or material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of a Party or any of its Subsidiaries, or such Party or its Subsidiaries’ Employees or former Employees, which are maintained by, contributed to or binding upon a Party or any of its Subsidiaries or in respect of which a Party or any of its Subsidiaries has any actual or potential liability, but excluding any statutory benefit plans that any Party is required to participate in or comply with in accordance with Applicable Laws, including the Canada Pension Plan and plans administered pursuant to applicable health, Tax, workplace safety insurance and employment insurance legislation;

“Employees” means, as applicable, all of the employees of: (a) Ample or any Ample Subsidiary; and (b) Akerna or any Akerna Subsidiary, as at the Effective Date;

“Employment Agreements” means the separate employment agreements to be entered into between Ample and each of the Retained Personnel, in a form satisfactory to Akerna and each of the Retained Personnel, in each case, acting reasonably;

“Environmental Law” means all Applicable Laws relating to pollution or the protection or quality of the environment or to the release of hazardous substances to the environment and all Authorizations issued pursuant to such laws;

“Escrow Agent” means Continental Stock Transfer & Trust Company, Inc.;

“Escrow Agreement” means the Escrow Agreement to be entered into among Akerna, the Purchaser, the Shareholder Representative and the Escrow Agent, in the form or substantially in the form as set out in Schedule “D”;

“Escrowed Shares” means that number of Exchangeable Shares that is equal to ten percent (10%) of the total aggregate number of Up-front Shares that are to be delivered by Akerna and Purchaser to the Ample Shareholders pursuant to the Arrangement Agreement;

“Exchange Rate” means, on any date of determination, the CAD/USD daily exchange rate quoted by the Bank of Canada three Business Days prior to such date;

“Exchange Ratio” means 0.0524 of an Akerna Share;

“Exchangeable Share Support Agreement” means the agreement to be made between Akerna, Purchaser, Callco and the Shareholder Representative in the form or substantially in the form as set out in Schedule “C”;

“Exchangeable Shares” means the redeemable preferred shares in the capital of Purchaser, having the rights, privileges, restrictions and conditions set out in the Plan of Arrangement;

“Expected Claim Notice” means a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article 6;

“Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 182(5) of the OBCA, in a form acceptable to both Ample and Akerna, each acting reasonably, as such order may be amended by the Court (with the consent of both Ample and Akerna, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Ample and Akerna, each acting reasonably) on appeal;

“Governmental Entity” means any:

(a)	national, international, multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau ministry or agency, domestic or foreign, including the Securities Authorities;

(b)	any subdivision, agent, commission, board or authority of any of the foregoing; or

(c)	any quasi-governmental or private body exercising any regulatory, expropriation or Taxing Authority under or for the account of any of the foregoing;

“IFRS” means Canadian generally accepted accounting principles for publicly accountable enterprises, being International Financial Reporting Standards as adopted by the Canadian Accounting Standards Board effective for periods beginning on or after January 1, 2011;

“Indebtedness” means, with respect to any Person, without duplication:

(a)	indebtedness of such Person for borrowed money, secured or unsecured;

(b)	every obligation of such Person evidenced by bonds, debentures, notes, derived obligations or other similar instruments

(c)	every obligation of such Person under purchase money mortgages, conditional sale agreements or other similar instruments relating to purchased property or assets;

(d)	every capitalized or non-consolidated lease obligation of such Person;

(e)	every obligation of such Person under swaps (valued at the termination value thereof); and

(f)	every obligation of the type referred to above of any other Person, the payment of which such Person has guaranteed or for which such Person is otherwise responsible or liable;

“Indemnified Party” has the meaning ascribed thereto in Section 6.3(a);

“Indemnifying Party” has the meaning ascribed thereto in Section 6.3(a);

“Intellectual Property” means collectively, all rights in or affecting intellectual or industrial property or other proprietary rights existing in any jurisdiction, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions, and the right to file other or further applications and claim priority thereto; (ii) trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (iv) domain names, uniform resource locators and social media accounts or handles, including applications and registrations thereof; (v) telephone numbers; (vi) trade secrets; and (vii) the right to file applications and obtain registrations for any of the foregoing, as applicable;

“Interim Order” means an interim order of the Court concerning the Arrangement pursuant to the OBCA in a form acceptable to both Ample and Akerna, each acting reasonably, containing declarations and directions with respect to the Arrangement and the holding of the Ample Meeting, as such order may be affirmed, amended or modified by the Court;

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c.28 (1st Supp.), as amended including regulations passed under the Investment Canada Act;

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, including those arising under any law, Contract, Permit, license or other undertaking and as a result of any act or omission;

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest but excluding any present or future lease that is or would have been characterized as an operating lease under US GAAP or IFRS, as applicable as in effect on the date hereof);

“Misrepresentation”, “material change” and “material fact” have the meanings ascribed thereto under Applicable Securities Laws of Canada;

“NASDAQ” means the National Association of Securities Dealers Automated Quotations exchange;

“Non-Controlling Party” has the meaning ascribed thereto in Section 6.3(b);

“OBCA” means the Business Corporations Act, R.S.O. 1900, c. B.16, as amended, including the regulations promulgated thereunder;

“Option Plan” means the stock option plan of Ample, in effect as at the date hereof;

“Optionholders” means the holders of Ample Options;

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent);

“Out-of-Money Option” means each Ample Option having an aggregate exercise price for any Ample Share in excess of the total value of all Up-front Consideration that would be payable hereunder in respect of such Ample Share if such Ample Share were issued and outstanding at the Effective Time;

“Out-of-Money Warrant” means each Ample Warrant having an aggregate exercise price for any Ample Share in excess of the total value of all Up-front Consideration that would be payable hereunder in respect of such Ample Share if such Ample Share were issued and outstanding at the Effective Time;

“Outside Date” means June 30, 2020 or such later date as may be agreed to in writing by Akerna and Ample;

“Parties” means, collectively, the parties to this Agreement, and “Party” means any one of them;

“Paying Agent” means Continental Stock Transfer & Trust Company, Inc.;

“Payout Letters” has the meaning ascribed thereto in Section 2.16(a);

“Permit” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, classification, registration or other authorization of and from any Person, including any Governmental Entity;

“Permitted Liens” means:

(a)	Liens for taxes, assessments and governmental charges, the payment of which is not yet due and payable or which are being contested in good faith by, as applicable: (i) Ample or an Ample Subsidiary and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by US GAAP or IFRS, as applicable shall have been made therefor in the books of account of the applicable Person; and (ii) Akerna or an Akerna Subsidiary and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by US GAAP or IFRS, as applicable shall have been made therefor in the books of account of the applicable Person;

(b)	Liens imposed by law, such as carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar Liens securing obligations (other than Indebtedness for borrowed money) that are not due or delinquent or that are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by US GAAP or IFRS, as applicable shall have been made therefor in the books of account of the applicable Person;

(c)	Liens securing purchase money Indebtedness or of purchase money mortgages and any other Lien on equipment acquired, leased or held with a fair market value less than or equal to $100,000, on an aggregate basis at any time (including equipment held as lessee under a capital lease) in the ordinary course of business to secure the purchase price of or rental payments with respect to such equipment or to secure Indebtedness incurred for the purpose of financing the acquisition (including acquisition as lessee under capital leases), construction or improvement of any such equipment to be subject to such Liens existing on any such equipment at the time of such acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) no such Lien shall extend to or cover any equipment other than the equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and (y) the principal amount of the Indebtedness secured by any such Lien, or any extension, renewal or replacement thereof, shall not exceed the greater of the fair market value or the cost of the property so held or acquired;

(d)	deposits and pledges of cash or securities securing (i) the performance of bids, tenders, leases, contracts (other than for the payment of money) or statutory obligations that arise in the ordinary course of business or (ii) obligations on surety or appeal or performance bonds, including those to support or secure reclamation in accordance with Applicable Laws that are incurred or arise in the ordinary course of business or (iii) obligations incurred in the ordinary course of business that do not involve the incurrence of Indebtedness and, in each case, only to the extent such deposits or pledges secure obligations that are not past due or that are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by US GAAP or IFRS, as applicable shall have been made therefor in the books of account of the applicable Person;

(e)	pledges, deposits and Liens in connection with workers’ compensation, employment insurance and other similar legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements to the extent required by law;

(f)	rights of set-off or bankers’ Liens upon deposits of cash or broker’s Liens upon securities in favour of financial institutions, banks or other depositary institutions;

(g)	survey exceptions, title defects, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money; or (ii) materially adversely impair the value of such property or its use by Ample or any Ample Subsidiary in the normal conduct of their business;

(h)	Liens given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of Ample or any Ample Subsidiary;

(i)	with respect to Liens set forth in subsection (c), replacement liens in respect of any refinancing or the replacement of the underlying Indebtedness provided such refinancing or replacement does not increase the then-outstanding principal balance of such Indebtedness being refinanced or replaced;

(j)	Liens which could not be reasonably expected to cause an Ample Material Adverse Effect or Akerna Material Adverse Effect, arising or potentially arising under statutory provisions (other than Environmental Laws) which have not at the time been filed or registered in accordance with Applicable Laws or of which written notice has not been duly given in accordance with Applicable Laws or which, although filed or registered, relate to obligations that are not due or delinquent or that are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by US GAAP or IFRS, as applicable shall have been made therefor in the books of account of the applicable Person;

(k)	the right reserved to or vested in any government or Governmental Entity by any statutory provision or by the terms of any lease, production sharing contract, licence, franchise, grant or permit of, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof; and

(l)	Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement set forth in Schedule “B” to this Agreement, as such plan of arrangement may be amended or supplemented from time to time in accordance with the terms thereof and hereof;

“Proceeding” means any suit, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity;

“Purchaser” means 2732805 Ontario Inc., a company existing under the laws of the Province of Ontario;

“Purchaser Circular Disclosure” means all information regarding Purchaser and Akerna provided by Purchaser and Akerna for inclusion in the Ample Circular;

“Purchaser Indemnified Person” has the meaning ascribed thereto in Section 6.1;

“Recurring Revenue” means all recurring revenue that is derived from or that is associated with license revenue from Ample’s core seed-to-sale, AmpleCentral and “Last Call Analytics” products;

“Regulatory Approvals” means, collectively, the following: (a) acceptance of the NASDAQ; (b) the Final Order; and (c) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under any Applicable Laws that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the Plan of Arrangement except for those sanctions, rulings, consents, orders, exemptions, permits and other approvals, the failure of which to obtain individually or in the aggregate, would not reasonably be expected to have an Akerna Material Adverse Effect, taken as a whole, or an Ample Material Adverse Effect, taken as a whole (either before or after giving effect to the Arrangement) or would not materially impede or delay the completion of the Arrangement;

“Replacement Option” means an option or right to purchase Akerna Shares granted by Akerna in replacement of Ample Options on the basis set forth in subsection 2.15;

“Representatives” means, with respect to any Person and its Subsidiaries, collectively, the officers, directors, employees, consultants, advisors (including financial advisors and legal counsel), representatives, agents or other parties acting on its behalf;

“Retained Personnel” means John Prentice, Evan McEwen and Tom Ritchie.

“Rights Indenture” means the rights indenture to be entered into between Akerna, Purchaser, the Shareholder Representative and a trust company acceptable to Ample and Purchaser, as rights agent, providing for the creation and issuance of the CVRs, in the form or substantially in the form attached as Schedule “F”;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Securities Authorities” means, collectively, the securities commissions or similar securities regulatory authorities in each of the provinces of Canada;

“Shareholder Representative” means John Prentice;

“Significant Shareholder” has the meaning ascribed thereto in Section 4.2(i);

“Special Voting Share” means the special voting share in the capital of Akerna to be issued by Akerna and deposited with the trustee appointed under the Voting and Exchange Trust Agreement, which, at any time entitles the holder of record to that number of votes at meetings of holders of Akerna Shares equal to the number of Exchangeable Shares outstanding at such time (excluding any Exchangeable Shares held by Akerna or any Affiliate);

“Subsidiary” has the meaning ascribed thereto in the Securities Act, which for certainty shall include any indirect subsidiaries;

“Tax” or “Taxes” means any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Taxing Authority, whether computed on a separate, consolidated, unitary, combined or other basis, which taxes will include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, employment insurance premiums, unemployment insurance, social insurance taxes, Canada Pension Plan contributions, sales and use taxes (including goods and services and provincial sales taxes), value added taxes, excise taxes, fuel taxes, franchise taxes, gross receipts taxes, carbon taxes, capital taxes, production taxes, recapture, withholding taxes, employee health taxes, surtaxes, customs, import and export taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Ample or any Ample Subsidiary is required to pay, withhold, remit or collect;

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder;

“Tax Returns” means all reports, estimates, elections, notices, filings, designations, forms, declarations of estimated tax, information statements and returns relating to, or required to be supplied to any Taxing Authority in connection with, any Taxes (including any attached schedules, estimated tax returns, withholding tax returns, and information returns and reports);

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax (domestic or foreign);

“Third Party Action” means any suit or proceeding by a Person other than a Party for which indemnification may be sought by an Indemnified Party pursuant to Article 6;

“Third Party Beneficiaries” has the meaning ascribed thereto in Section 10.12;

“Transaction Expenses” means all legal, advisory, accounting fees and expenses of Ample arising as a result of the Arrangement that are incurred prior to, and remain unpaid as of, the Effective Time;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“Up-front Consideration” means the Up-front Shares to be issued and the Closing Cash Amount to be delivered by Akerna and Purchaser at the Effective Time in accordance with this Agreement;

“Up-front Share Consideration Amount” means an amount equal to $42,500,000, plus the aggregate exercise prices of all Replacement Options to be granted in exchange for Ample Options (other than Out-of-Money Options) pursuant to the Arrangement and Ample Warrants (other than Out-of-Money Warrants);

“Up-front Shares” means an aggregate number of Exchangeable Shares that is equal to the Up-front Share Consideration Amount, divided by the Deemed Value Amount, less (i) the aggregate number of Exchangeable Shares and/or Akerna Shares that the Optionholders would be entitled to receive exclusively as a result of the exercise immediately following the Effective Time of all Replacement Options granted in exchange for Ample Options (other than Out-of-Money Options) pursuant to the Arrangement, and less (ii) the aggregate number of Exchangeable Shares and/or Akerna Shares that the Warrantholders would be entitled to receive exclusively as a result of the exercise of all Ample Warrants (other than Out-of-Money Warrants) immediately following to the Effective Time;

“U.S. Exchange Act” means the United States Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and applicable state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time; and

“Voting and Exchange Trust Agreement” means an agreement to be made between Akerna, Purchaser, Callco, the Shareholder Representative and the trustee to be chosen by Akerna to act as trustee under the Voting and Exchange Trust Agreement, substantially in the form attached hereto as Schedule “E”; and

“Warrantholders” means holders of Ample Warrants.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections, subsections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “subsections” followed by a number and/or a letter refer to the specified Article, Section or subsections of this Agreement.

1.3	Number and Gender; Derivatives

Unless the context otherwise requires, in this Agreement, words importing the singular number include the plural and vice versa, and words importing the use of any gender include all genders. If a word is defined in this Agreement a grammatical derivative of that word will have a corresponding meaning. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4	Date for Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action is required to be taken on the next succeeding day which is a Business Day.

1.5	Statute and Agreement References

Any reference in this Agreement to any statute or any Section thereof will, unless otherwise expressly stated, be deemed to be a reference to such statute or Section as amended, restated or re-enacted from time to time. References to any agreement or document will be to such agreement or document (together with all appendices, schedules and exhibits thereto), as it may have been or may hereafter be amended, supplemented, replaced or restated from time to time.

1.6	Currency

All sums of money that are referred to in this Agreement are expressed in lawful money of Canada unless otherwise noted.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of: (a) Akerna shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of Akerna required to be made shall be made in accordance with U.S. GAAP consistently applied; and (b) Ample shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of Ample required to be made shall be made in accordance with IFRS consistently applied.

1.8	Interpretation Not Affected by Party Drafting

The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

1.9	Knowledge

Where any representation or warranty is expressly qualified by reference to the knowledge of a Party, it is deemed to refer to the actual knowledge of the Executive Officers of Akerna or Ample, as the case may be, after reasonable inquiry. For purposes of this Section 1.9, “Executive Officers” (a) in the case of the Akerna, means Jessica Billingsley, Ray Thompson and Ruth Ann Kraemer; and (b) in the case of Ample, means John Prentice and Peter Slater.

1.10	Disclosure in Writing

References herein to disclosure in writing shall, in the case of disclosure to Purchaser be references exclusively to the Ample Disclosure Letter or this Agreement.

1.11	Schedules

The following schedules attached hereto are incorporated into and form an integral part of this Agreement:

Schedule “A” – Arrangement Resolution

Schedule “B” – Plan of Arrangement

Schedule “C” – Form of Exchangeable Share Support Agreement
Schedule “D” – Form of Escrow Agreement

Schedule “E” – Form of Voting and Exchange Trust Agreement

Schedule “F” – Form of Rights Indenture

Schedule “G” – Form of Ample Shareholder Support Agreement

Schedule “H” – Form of Akerna Shareholder Support Agreement

Schedule “I” – Exchangeable Share Provisions

Article 2
THE ARRANGEMENT

2.1	Arrangement

Ample and Akerna agree that the Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern.

2.2	Akerna Approval

Akerna represents and warrants to Ample that the Akerna Board has unanimously determined that:

(a)	the Arrangement and entry into this Agreement are, as of the date of this Agreement, in the best interests of Akerna; and

(b)	it will unanimously recommend that the Akerna Shareholders vote in favour of the Akerna Shareholder Matters.

2.3	Ample Approval

Ample represents and warrants to Akerna and Purchaser that the Ample Board has unanimously determined that:

(a)	the Arrangement is fair to the Ample Shareholders (other than Akerna) from a financial point of view;

(b)	the Arrangement and entry into this Agreement are, as of the date of this Agreement, in the best interests of Ample; and

(c)	subject to Section 3.8(e), it will unanimously recommend that the Ample Shareholders vote in favour of the Arrangement Resolution.

2.4	Interim Order

As soon as reasonably practicable following the execution of this Agreement, but in any event no later than February 20, 2020, Ample shall apply to the Court in a manner acceptable to Akerna, acting reasonably, pursuant to the OBCA and prepare, file and diligently pursue an application to the Court of the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Ample Meeting and for the manner in which such notice is to be provided;

(b)	that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Ample Shareholders present in person or represented by proxy at the Ample Meeting voting together as a single class, together with the affirmative vote of the holders holding not less than a majority of the Ample Preferred Shares;

(c)	that it is the intention of Akerna and Purchaser to rely upon Section 3(a)(10) of the U.S. Securities Act in connection with the offer and sale of Consideration Shares and Akerna Shares to be issued pursuant to the exchange of Exchangeable Shares, in each case in accordance with the Arrangement, based on the Court’s approval of the Arrangement, which approval through the issuance of the Final Order will constitute its determination of the fairness of the Arrangement;

(d)	that the Ample Meeting may be adjourned or postponed from time to time by the Ample Board subject to the terms of this Agreement without the need for additional approval of the Court;

(e)	that the record date for Ample Shareholders entitled to notice of and to vote at the Ample Meeting will not change in respect of any adjournment(s) or postponements of the Ample Meeting;

(f)	that, in all other respects, other than as ordered by the Court, the terms, conditions and restrictions of the constating documents of Ample, including quorum requirements and other matters, shall apply in respect of the Ample Meeting;

(g)	for the grant of the Dissent Rights to registered holders of Ample Shares as set forth in the Plan of Arrangement;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(i)	for such other matters as Akerna may reasonably require, subject to obtaining the prior consent of Ample, such consent not to be unreasonably withheld, conditioned or delayed.

2.5	Akerna Shareholder Meeting

Subject to the terms of this Agreement and receipt of the Interim Order, Akerna shall:

(a)	convene and conduct the Akerna Meeting in accordance with its constating documents and Applicable Laws, as soon as reasonably practicable, and in any event on or before February 26, 2020;

(b)	in consultation with Ample, fix and publish a record date for the purposes of determining Akerna Shareholders entitled to receive notice of and vote at the Akerna Meeting and give notice to Ample of the Akerna Meeting;

(c)	allow Ample’s Representatives and counsel to attend the Akerna Meeting;

(d)	not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Akerna Meeting without Ample’s prior written consent (such consent not be unreasonably withheld, conditioned or delayed), except:

(i)	as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Applicable Law or by a Governmental Entity or by valid Akerna Shareholder action (which action is not solicited or proposed by Akerna or the Akerna Board); or

(ii)	as otherwise expressly permitted under this Agreement;

(e)	provide Ample with copies of or access to information regarding the Akerna Meeting generated by any dealer or proxy solicitation firm engaged by Akerna, as requested from time to time by Ample;

(f)	use commercially reasonable efforts to solicit proxies in favour of the Akerna Shareholder Matters;

(g)	promptly advise Ample, at such times as Ample may reasonably request, as to the aggregate tally of the proxies received by Akerna in respect of the Akerna Shareholder Matters;

(h)	unless otherwise agreed to in writing by Ample or this Agreement is terminated in accordance with its terms or except as required by Applicable Law or by a Governmental Entity, Akerna shall continue to take all steps reasonably necessary to hold the Akerna Meeting and to cause the Akerna Shareholder Matters to be voted on at such meeting and shall not propose to adjourn or postpone the Ample Meeting other than as contemplated by Section 2.5(d); and

(i)	not change the record date for the Akerna Shareholders entitled to vote at the Akerna Meeting in connection with any adjournment or postponement of the Akerna Meeting unless required by Applicable Law or with the written consent of Ample, such consent not to be unreasonably withheld, conditioned or delayed.

2.6	Ample Shareholder Meeting

Subject to the terms of this Agreement and receipt of the Interim Order, Ample shall:

(a)	convene and conduct the Ample Meeting in accordance with its constating documents, the Interim Order and Applicable Laws, as soon as reasonably practicable, and in any event on or before February 26, 2020;

(b)	in consultation with Akerna, fix and publish a record date for the purposes of determining Ample Shareholders entitled to receive notice of and vote at the Ample Meeting and give notice to Akerna of the Ample Meeting;

(c)	allow Akerna’s Representatives and counsel to attend the Ample Meeting;

(d)	not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Ample Meeting without Akerna’s prior written consent (such consent not be unreasonably withheld, conditioned or delayed), except:

(i)	as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Applicable Law or by a Governmental Entity or by valid Ample Shareholder action (which action is not solicited or proposed by Ample or the Ample Board); or

(ii)	as otherwise expressly permitted under this Agreement;

(e)	provide Akerna with copies of or access to information regarding the Ample Meeting generated by any dealer or proxy solicitation firm engaged by Ample, as requested from time to time by Akerna;

(f)	use commercially reasonable efforts to solicit proxies in favour of the Arrangement Resolution;

(g)	promptly advise Akerna, at such times as Akerna may reasonably request, as to the aggregate tally of the proxies received by Ample in respect of the Arrangement Resolution;

(h)	promptly advise Akerna of any written communication from any Ample Shareholder in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of Ample to any Ample Shareholder exercising or purporting to exercise Dissent Rights;

(i)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Akerna;

(j)	notwithstanding the receipt of an Acquisition Proposal or an Ample Change in Recommendation, unless otherwise agreed to in writing by Akerna or this Agreement is terminated in accordance with its terms or except as required by Applicable Law or by a Governmental Entity, Ample shall continue to take all steps reasonably necessary to hold the Ample Meeting and to cause the Arrangement Resolution to be voted on at such meeting and shall not propose to adjourn or postpone the Ample Meeting other than as contemplated by Section 2.6(d); and

(k)	not change the record date for the Ample Shareholders entitled to vote at the Ample Meeting in connection with any adjournment or postponement of the Ample Meeting unless required by Applicable Law or with the written consent of Akerna, such consent not to be unreasonably withheld, conditioned or delayed.

2.7	Akerna Circular

(a)	Akerna shall as soon as reasonably practicable following the date of this Agreement (but taking into account the need for Ample to provide the Ample Circular Disclosure) prepare and complete, in consultation with Ample, the Akerna Circular together with any other documents required by Applicable Laws in connection with the Akerna Meeting and the Akerna Shareholder Matters, and Akerna shall, after receipt of Ample of the Interim Order, cause the Akerna Circular and such other documents to be sent to each Akerna Shareholder (if applicable) and any other Person as required by Applicable Laws, in each case so as to permit the Akerna Meeting to be held by the date specified in Section 2.5(a).

(b)	On the date of mailing thereof, Akerna shall ensure that the Akerna Circular complies in all material respects with all Applicable Laws and shall contain sufficient detail to permit Akerna Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Akerna Meeting, and, without limiting the generality of the foregoing, shall ensure that the Akerna Circular will not contain any misrepresentation (except that Akerna shall not be responsible for the accuracy of any Ample Circular Disclosure).

(c)	The Akerna Circular shall contain the unanimous recommendation of the Akerna Board to Akerna Shareholders that they vote in favour of the Akerna Shareholder Matters.

(d)	Ample shall provide to Akerna in writing the Ample Circular Disclosure to be included by Akerna in the Akerna Circular not less than ten Business Days before the mailing date of the Akerna Circular and shall ensure that at the time of the mailing, such information does not contain any misrepresentation and complies in all material respects with Applicable Laws.

(e)	Ample hereby indemnifies and saves harmless Akerna, its Subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which Akerna, any Subsidiary or any of their respective Representatives may be subject or may suffer as a result of, or arising from, any misrepresentation or alleged misrepresentation contained in the Ample Circular Disclosure included in the Akerna Circular that was provided by Ample in writing for inclusion in the Akerna Circular pursuant to Section 2.7(d), including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authority or other Governmental Entity based on such a misrepresentation or alleged misrepresentation.

(f)	Ample and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Akerna Circular and related documents prior to the Akerna Circular being printed and mailed to the Akerna Shareholders, and reasonable consideration shall be given to any comments made by Ample and its legal counsel, provided that all information relating solely to Ample and its Affiliates included in the Akerna Circular shall be in form and content approved in writing by Ample, acting reasonably. Akerna shall provide Ample with final copies of the Akerna Circular prior to the mailing to Akerna Shareholders.

(g)	Each Party shall promptly notify the other Party if it becomes aware that the Akerna Circular contains a misrepresentation or otherwise requires an amendment or supplement and the Parties shall co-operate in the preparation of any amendment or supplement to the Akerna Circular as required or appropriate and Akerna shall promptly mail or otherwise publicly disseminate (if required under Applicable Law) any amendment or supplement to the Akerna Circular to the Akerna Shareholders.

2.8	Ample Circular

(a)	Ample shall as soon as reasonably practicable following the date of this Agreement (but taking into account the need for Akerna to provide the Purchaser Circular Disclosure) prepare and complete, in consultation with Akerna, the Ample Circular together with any other documents required by Applicable Laws in connection with the Ample Meeting and the Arrangement, and Ample shall, after obtaining the Interim Order, cause the Ample Circular and such other documents to be sent to each Ample Shareholder (if applicable) and any other Person as required by the Interim Order and Applicable Laws, in each case so as to permit the Ample Meeting to be held by the date specified in Section 2.6(a).

(b)	On the date of mailing thereof, Ample shall ensure that the Ample Circular complies in all material respects with all Applicable Laws and the Interim Order and shall contain sufficient detail to permit Ample Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Ample Meeting, and, without limiting the generality of the foregoing, shall ensure that the Ample Circular will not contain any misrepresentation (except that Ample shall not be responsible for the accuracy of any Purchaser Circular Disclosure). The Ample Circular shall also contain such information as may be required to allow Akerna and Purchaser to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the offer and sale of the Consideration Shares and the Akerna Shares to be issued pursuant to the exchange of the Exchangeable Shares, in each case pursuant to the Arrangement.

(c)	Subject to Section 3.8(e) and any Ample Change in Recommendation, the Ample Circular shall: (i) state that the Ample Board has unanimously determined that the Arrangement is fair to the Ample Shareholders and that the Arrangement and entry into this Agreement are in the best interests of Ample; and (ii) contain the unanimous recommendation of the Ample Board to Ample Shareholders that they vote in favour of the Arrangement Resolution (the “Ample Board Recommendation”).

(d)	Akerna shall provide to Ample in writing the Purchaser Circular Disclosure to be included by Ample in the Ample Circular not less than ten Business Days before the mailing date of the Ample Circular and shall ensure that at the time of the mailing, such information does not contain any misrepresentation and complies in all material respects with Applicable Laws.

(e)	Akerna hereby indemnifies and saves harmless Ample, its Subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which Ample, any Subsidiary or any of their respective Representatives may be subject or may suffer as a result of, or arising from, any misrepresentation or alleged misrepresentation contained in the Purchaser Circular Disclosure included in the Ample Circular that was provided by Akerna in writing for inclusion in the Ample Circular pursuant to Section 2.8(d), including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authority or other Governmental Entity based on such a misrepresentation or alleged misrepresentation.

(f)	At the reasonable request of Akerna from time to time, Ample shall, or shall direct its registrar and transfer agent to, provide Akerna with a list (in both written and electronic form) of: (i) the registered Ample Shareholders, together with their addresses and respective holdings of Ample Shares; and (ii) the names and addresses and holdings of all Persons having rights issued by Ample to acquire Ample Shares. Ample shall from time to time require that its registrar and transfer agent furnish Akerna with such additional information, including updated or additional lists of Ample Shareholders and lists of holdings and other assistance as Akerna may reasonably request.

(g)	Akerna and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Ample Circular and related documents prior to the Ample Circular being printed and mailed to the Ample Shareholders, and reasonable consideration shall be given to any comments made by Akerna and its legal counsel, provided that all information relating solely to Akerna and its Affiliates included in the Ample Circular shall be in form and content approved in writing by Akerna, acting reasonably. Ample shall provide Akerna with final copies of the Ample Circular prior to the mailing to Ample Shareholders.

(h)	Each Party shall promptly notify the other Party if it becomes aware that the Ample Circular contains a misrepresentation or otherwise requires an amendment or supplement and the Parties shall co-operate in the preparation of any amendment or supplement to the Ample Circular as required or appropriate and Ample shall promptly mail or otherwise publicly disseminate (if required under Applicable Law) any amendment or supplement to the Ample Circular to the Ample Shareholders.

2.9	Final Order

If: (a) the Interim Order is obtained; and (b) the Arrangement Resolution is passed at the Ample Meeting by Ample Shareholders as provided for in the Interim Order and as required by Applicable Law, subject to the terms of this Agreement, Ample shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to the OBCA as soon as reasonably practicable, but in any event not later than three Business Days after the Ample Shareholder Approval is obtained.

2.10	Court Proceedings

Subject to the terms of this Agreement, Akerna shall cooperate with and assist Ample in seeking the Interim Order and the Final Order, including by providing to Ample, on a timely basis, any information reasonably required to be supplied by Akerna in connection therewith. Ample shall provide Akerna’s legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to Applicable Law, Ample shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.10 or with Akerna’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, nothing herein shall require Akerna to agree or consent to any increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases Akerna’s obligations, or diminishes or limits Akerna’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement. Ample shall also provide to Akerna’s legal counsel on a timely basis, copies of any notice of appearance, evidence or other Court documents served on Ample in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Ample indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Ample shall ensure that all materials filed with the Court in connection with the Arrangement are consistent with the terms of this Agreement and the Plan of Arrangement. In addition, Ample shall not object to Akerna’s legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Ample is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. Ample shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Ample is required by the terms of the Final Order or by Applicable Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Akerna.

2.11	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares and Akerna Shares to be issued pursuant to the exchange of Exchangeable Shares, in each case issued under the Arrangement, will be offered and sold by Akerna and Purchaser, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereunder. In order to ensure the availability of the exemption under section 3(a)(10) of the U.S. Securities Act and to facilitate Akerna’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Court will be asked to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(b)	prior to the issuance of the Interim Order, the Court will be advised of the intention of Akerna and Purchaser to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Consideration Shares and Akerna Shares to be issued pursuant to the exchange of Exchangeable Shares, in each case pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)	prior to the issuance of the Interim Order, Ample will file with the Court a draft copy of the proposed text of the Ample Circular together with any other documents required by Applicable Law in connection with the Ample Meeting;

(d)	the Court will be advised that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive Consideration Shares and Akerna Shares to be issued pursuant to the exchange of Exchangeable Shares, in each case pursuant to the Arrangement;

(e)	Ample will ensure that each Ample Shareholder and any other Person entitled to receive Consideration Shares and Akerna Shares to be issued pursuant to the exchange of Exchangeable Shares, in each case pursuant to the Arrangement, will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)	the Final Order will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to all Persons entitled to receive Consideration Shares and Akerna Shares to be issued pursuant to the exchange of Exchangeable Shares, in each case pursuant to the Arrangement;

(g)	the Interim Order will specify that each Person entitled to receive Consideration Shares and Akerna Shares to be issued pursuant to the exchange of Exchangeable Shares, in each case pursuant to the Arrangement, will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement;

(h)	the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(i)	all Consideration Shares and Akerna Shares to be issued pursuant to the exchange of Exchangeable Shares, in each case issued to Persons in the United States, will be registered or qualified under the securities laws of each state, territory or possession of the United States in which any Person receiving such securities is located, unless an exemption from such state securities law registration or qualification requirements is available. In addition, the issuer of any Consideration Shares or Akerna Shares to be issued pursuant to the exchange of Exchangeable Shares, in each case issued to a Person in any state, territory or possession of the United States, shall comply with any issuer broker-dealer registration requirement applicable in that state, territory or possession, unless an exemption from such issuer broker-dealer registration requirement is available.

2.12	Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date. The certificate of arrangement shall be conclusive evidence that the Arrangement has become effective as of the Effective Time. The Parties shall use their commercially reasonable efforts to cause the Effective Date to occur on or about February 28, 2020 or as soon thereafter as reasonably practicable and, in any event, by the Outside Date.

2.13	Closing

The closing of the Arrangement will take place at the offices of legal counsel to Ample, or at such other location as may be agreed upon by the Parties.

2.14	Payment and Allocation of Up-front Consideration

(a)	Akerna and Purchaser will, following receipt by Ample of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) the Effective Time Shares, sufficient funds to satisfy the Closing Cash Amount and CVRs evidencing Akerna’s and Purchaser’s obligations with respect to the Deferred Consideration.

(b)	Akerna and Purchaser will, following receipt by Ample of the Final Order and at or prior to the Effective Time, deposit in escrow with the Escrow Agent (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) the Closing Shares to be held in escrow and distributed in accordance with the terms of this Agreement and the Escrow Agreement.

(c)	Akerna and Purchaser will, following receipt by Ample of the Final Order and at or prior to the Effective Time, deposit in escrow with the Escrow Agent (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) the Escrowed Shares to be held in escrow and distributed in accordance with the terms of this Agreement and the Escrow Agreement.

(d)	The entitlement of each Ample Shareholder to the Up-front Consideration (or any portion thereof) shall be as prescribed by the Ample Articles, as determined by the Shareholder Representative acting reasonably and with reference to the Effective Date Register.

(e)	In no event shall Purchaser be required to issue a fractional Exchangeable Share. Where the aggregate number of Exchangeable Shares to be issued as Up-front Consideration under the Arrangement would result in a fraction of an Exchangeable Share being issuable, the number of Exchangeable Shares to be issued shall be rounded to the nearest whole Exchangeable Share (with fractions equal to or greater than 0.5 being rounded up and fractions less than 0.5 being rounded down).

2.15	Ample Options and Warrants

(a)	Subject to Applicable Laws and to the receipt of the approval of NASDAQ:

(i)	Each Ample Warrant outstanding at the Effective Time shall be continued on the same terms and conditions as were applicable immediately prior to the Effective Time;

(ii)	Each Ample Option outstanding at the Effective Time (whether vested or unvested) will be exchanged for a Replacement Option to acquire, on the same terms and conditions as were applicable under such Ample Option immediately prior to the Effective Time, such number of Akerna Shares as is equal to (A) that number of Ample Shares that were issuable upon exercise of such Ample Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Akerna Shares, at an exercise price per Akerna Share equal to the greater of the quotient determined by dividing (X) the exercise price per Ample Share at which such Ample Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act.

(b)	Pursuant to the terms of the Ample Options, Ample may facilitate the acceleration of the vesting of any unvested Ample Options subject to accelerated vesting on a change of control of Ample as may be necessary or desirable to allow all Optionholders to exercise their respective Ample Options for the purpose of participating in the Arrangement.

2.16	Satisfaction of Closing Indebtedness Amount and Transaction Expenses

(a)	Ample will, following receipt by Ample of the Final Order and prior to the Effective Time, provide or cause to be provided to Akerna and Purchaser payout letters (the “Payout Letters”) with respect to the Closing Indebtedness Amount, and will make arrangements reasonably satisfactory to the Akerna and Purchaser (i) for all lenders and creditors entitled to repayment of any portion of the Closing Indebtedness Amount to provide to Akerna and the Purchaser recordable form lien releases and other documents reasonably requested simultaneously with or promptly following the Effective Time to evidence repayment, extinguishment and discharge of such portion of the Closing Indebtedness Amount, and (ii) to terminate effective as of the Effective Time all obligations Ample and its Subsidiaries under the credit agreements, guarantees, security agreements and other financial instruments and documents relating to such portion of the Closing Indebtedness Amount.

(b)	At the Effective Time, Akerna and Purchaser shall satisfy and pay the Closing Indebtedness Amount on behalf of each applicable debtor by paying directly to the applicable lenders and creditors in immediately available funds all amounts owing in respect of the Closing Indebtedness Amount, if any, in each case, as directed pursuant to the Payout Letters.

(c)	At the Effective Time, Akerna and Purchaser shall pay and satisfy all Transaction Expenses on behalf of Ample by paying directly to the appropriate Persons set forth on Schedule 2.16(c) of the Ample Disclosure Letter in immediately available funds all amounts owing in respect of the Transaction Expenses, in each case as set out on Schedule 2.16(c) of the Ample Disclosure Letter.

2.17	Indemnities and Directors’ and Officers’ Insurance

(a)	Akerna and Purchaser agree that: (i) after the Effective Time, Ample and any successor to Ample will not take any action to terminate or materially adversely affect indemnities provided or available to or in favour of past and present officers and directors of Ample and the Ample Subsidiaries pursuant to the provisions of the articles, by-laws or other constating documents of Ample or any Ample Subsidiary, applicable corporate legislation and any written indemnity agreements which have been entered into between Ample and past and present officers and directors of Ample and the Ample Subsidiaries effective on or prior to the date hereof (the forms of which were provided in the Ample Information); and (ii) immediately prior to the Effective Time, Akerna will make arrangements satisfactory to the Ample Board, acting reasonably, to secure the obligations under such written indemnity agreements.

(b)	Prior to the Effective Date, Ample will secure “run-off” directors’ and officers’ liability insurance for the current and former directors and officers of Ample and the Ample Subsidiaries, covering claims made or reported within six years after the Effective Date, which has a scope and coverage substantially similar in scope and coverage to that provided pursuant to Ample’s current directors and officers insurance policy, including coverage for any claims arising from completion of the Arrangement and related transactions, and Purchaser will not take any action, or cause Ample to take any action, to adversely affect or terminate such directors’ and officers’ liability insurance.

2.18	Withholding Taxes

Akerna, Purchaser, Ample, Callco and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct Akerna, Purchaser, Ample, Callco or the Depositary to deduct and withhold on their behalf, from any consideration otherwise payable or otherwise deliverable to any Ample Shareholders under the Plan of Arrangement such amounts as Akerna, Purchaser, Ample, Callco or the Depositary, as applicable, are required or reasonably believe to be required to deduct and withhold from such consideration under any provision of any Applicable Law in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes under this Agreement as having been paid to Ample Shareholders in respect of which such deduction, withholding and remittance was made.

2.19	Deferred Consideration

(a)	Not later than 45 calendar days after the Deferred Consideration Period, Akerna shall deliver to the Shareholder Representative the Deferred Consideration Statement. The Deferred Consideration Statement shall be prepared in accordance with U.S. GAAP applied consistently with Ample’s past practices (to the extent such past practices are consistent with U.S. GAAP).

(b)	The Deferred Consideration Statement shall be accompanied by all relevant backup materials, in detail reasonably acceptable to the Shareholder Representative and such other material reasonably requested by the Shareholder Representative, and a statement setting forth the amount, if any, of Deferred Consideration payable to holders of the CVRs.

(c)	The Shareholder Representative shall have 20 Business Days to accept or dispute the Deferred Consideration Statement by providing written notice of such acceptance or dispute to Akerna. In the event that Akerna does not receive any written notice of acceptance or dispute of the Deferred Consideration Statement from the Shareholder Representative by the expiry of such 20 Business Day period, the Shareholder Representative will be deemed to have accepted the Deferred Consideration Statement for and on behalf of all holders of CVRs. Notwithstanding the foregoing, the period for the Shareholder Representative to accept or dispute the Deferred Consideration Statement shall be extended by such number of days as is equal to the period from: (i) the date the Shareholder Representative requests other material as contemplated under Section 2.19(b); and (ii) the date all such material is delivered to the Shareholder Representative.

(d)	In the event the Shareholder Representative disputes the Deferred Consideration Statement, the Shareholder Representative shall provide Akerna the nature and basis of such dispute, and Akerna and the Shareholder Representative shall use their commercially reasonable efforts to reach agreement on the disputed amounts in order to determine the amount of the Deferred Consideration payable, if any. If Akerna and the Shareholder Representative are unable to resolve the dispute within 15 Business Days, then any remaining items in dispute shall be submitted to an independent firm of professional accountants selected by Akerna and the Shareholder Representative, and if the Parties fail to or refuse to mutually select a firm within a further five Business Days after written request therefor by Akerna or the Shareholder Representative, as applicable, such independent firm shall be KPMG LLP. All determinations and calculations pursuant to this subsection 2.19(d) shall consider only those Deferred Consideration Statement calculations on which the Parties have disagreed, shall be in writing, and shall be delivered to Akerna and the Shareholder Representative as promptly as practicable. The determination of the independent firm of professional accountants shall be binding and conclusive upon all Parties and will not be subject to appeal, absent manifest error. The fees and expenses of the independent firm of professional accountants shall be for the account of Akerna up to a maximum amount equal to $60,000; provided that all such fees and expenses in excess of such amount shall be shared equally by the Shareholder Representative on the one hand, and Akerna and Purchaser on the other hand.

(e)	If Deferred Consideration is payable in accordance with the Deferred Consideration Statement, then Akerna or Purchaser shall promptly (and in any case within five Business Days of the acceptance or final determination of the Deferred Consideration Statement) (the “Deferred Consideration Payment Date”) deliver to the Paying Agent such number of Exchangeable Shares as is equal to the quotient obtained by dividing: (i) the dollar value of the Deferred Consideration payable, by (ii) the 20 day volume weighted average price of the Akerna Shares (converted to Canadian dollars from US dollars using the Exchange Rate as of the Deferred Consideration Payment Date) as quoted on the NASDAQ on the last trading day immediately preceding the issuance of such Exchangeable Shares, to be held and released by the Paying Agent to the holders of CVRs in accordance with the terms of the Rights Indenture.

(f)	No certificates or other entitlements to fractional Exchangeable Shares shall be issued to any holder of CVRs, and each holder of a CVR otherwise entitled to a fractional interest in an Exchangeable Share will receive the nearest whole number of Exchangeable Shares (with fractions equal to or greater than 0.5 being rounded up and fractions less than 0.5 being rounded down).

(g)	Akerna covenants and agrees that following the Effective Time and until the expiration of the Deferred Consideration Period, Akerna shall cause Ample to make commercially reasonable efforts to preserve and expand the Recurring Revenue recognized by Ample during the Deferred Consideration Period, and Akerna shall not take, or permit Ample to take, any action or series of actions with respect to the business and affairs of Ample that are intended to lower or otherwise frustrate the Ample Shareholders’ entitlement to receive all or any portion of the Deferred Consideration.

2.20	Shareholder Representative

(a)	In order to efficiently administer the transactions contemplated by this Agreement, the Plan of Arrangement, the Escrow Agreement and the Rights Indenture, including: (i) the final determination of the Deferred Consideration and the allocation of the Consideration among the Ample Shareholders in accordance with the Ample Articles; (ii) the exercise on behalf of the Ample Shareholders of any voting rights, consent rights and/or the right to direct any votes with respect to the Special Voting Share, in each case, attaching to Up-front Shares during such time as any such Up-front Shares are held in escrow pursuant to the Escrow Agreement; (iii) the determination from time to time while the Up-front Shares (or any of them) are held in escrow pursuant to this Escrow Agreement, of the number (if any) of Up-front Shares in respect of which each Ample Shareholder shall be entitled to provide instructions with respect to the exercise of any voting rights (including any right to direct the voting of the Special Voting Share) or consent right; (iv) the waiver of any condition to the obligations of Ample or the Ample Shareholders to consummate the transactions contemplated hereby; and (v) the defense and/or settlement of any claims for which the Ample Shareholder may be required to indemnify Akerna or Purchaser pursuant to this Agreement, the Shareholder Representative, by virtue of the entering into of this Agreement by the Parties, is hereby appointed as the true, exclusive and lawful representative, attorney-in-fact and agent for each Ample Shareholder in connection with this Agreement and the Plan of Arrangement.

(b)	The Shareholder Representative is hereby authorized to make all decisions, take all actions or do any and all thing necessary relating to: (i) the final determination of the Deferred Consideration and the allocation of the Consideration among the Ample Shareholders in accordance with the Ample Articles; (ii) the exercise on behalf of the Ample Shareholders of any voting rights, consent rights and/or the right to direct any votes with respect to the Special Voting Share, in each case, attaching to Up-front Shares during such time as any such Up-front Shares are held in escrow pursuant to the Escrow Agreement; (iii) the determination from time to time while the Up-front Shares (or any of them) are held in escrow pursuant to this Escrow Agreement, of the number (if any) of Up-front Shares in respect of which each Ample Shareholder shall be entitled to provide instructions with respect to the exercise of any voting rights (including any right to direct the voting of the Special Voting Share) or consent right; (iv) the waiver of any condition to the obligations of Ample or the Ample Shareholders to consummate the transactions contemplated hereby; (v) the defense and/or settlement of any claims for which the Ample Shareholder may be required to indemnify Akerna or Purchaser pursuant to this Agreement; and (vi) any and all additional actions contemplated to be taken by the Shareholder Representative on behalf of the Ample Shareholders (or any of them) pursuant to this Agreement, the Plan of Arrangement, the Escrow Agreement or the Rights Indenture.

(c)	Akerna and Purchaser shall be able to rely conclusively on the instructions and decision of the Shareholder Representative as to any decision or act of the Shareholder Representative taken in accordance with this Agreement, the Plan of Arrangement, the Escrow Agreement or the Rights Indenture and no party shall have any cause of action against Akerna or Purchaser for any action taken in reliance upon the instructions or decisions of the Shareholder Representative.

(d)	No Ample Shareholder shall have any cause of action against the Shareholder Representative for any action taken, decision made or instruction given by the Shareholder Representative in accordance with this Agreement, the Plan of Arrangement, the Escrow Agreement or the Rights Indenture, except for fraud or wilful breach by the Shareholder Representative of this Agreement, the Plan of Arrangement, the Escrow Agreement or the Rights Indenture. The Shareholder Representative shall not be liable to any Ample Shareholder for any action taken or omitted to be taken by them in connection with this Agreement, the Plan of Arrangement, the Escrow Agreement or the Rights Indenture in good faith and in the exercise of their reasonable judgment.

(e)	The provisions of this Section 2.20 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Ample Shareholder may have in connection with the transactions contemplated by this Agreement, the Plan of Arrangement, the Escrow Agreement or the Rights Indenture.

(f)	Remedies available at law for any breach of this Section 2.20 are inadequate, therefore, Akerna, Purchaser and the Shareholder Representative shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either of them brings an action to enforce the provisions of this Section 2.20.

(g)	The provisions of this Section 2.20 shall be binding upon the executors, heirs, legal representative, personal representatives, successors and permitted assigns of each Ample Shareholder, and any references in this Agreement to an Ample Shareholder or Ample Shareholders shall mean and include the successors to the Ample Shareholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of dissent and distribution or otherwise.

(h)	Notwithstanding any other provision of this Agreement, the appointment of the Shareholder Representative shall be subject to and conditional upon receipt of the Ample Shareholder Approval and the approval by the Court of the Arrangement pursuant to the Interim Order and the Final Order.

(i)	Ample hereby covenants and agrees that on or prior to the Effective Date, Ample shall furnish to the Shareholder Representative a certified copy of the true and complete shareholder register of Ample as of the Effective Date (the “Effective Date Register”).

2.21	Adjustments to Deemed Value Amount

Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Akerna Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding Akerna Shares, then, it being acknowledged by the Parties that the Deemed Value amount set forth herein is intended to reflect the deemed value of one Akerna Share on the Effective Date for the purpose of determining the number of Up-front Shares issuable hereunder, the Deemed Value Amount shall be appropriately adjusted to provide to Ample Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Deemed Value Amount for all purposes hereunder.

Article 3
COVENANTS

3.1	Covenants of Ample Regarding the Conduct of Business

Ample covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement, as required by Applicable Law, Governmental Entity or existing Contract or unless Akerna and Purchaser otherwise agree in writing (such agreement not to be unreasonably withheld, conditioned or delayed):

(a)	other than as set out in Schedule 3.1(a) of the Ample Disclosure Letter, Ample shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct the business of Ample and its Subsidiaries (taken as a whole) only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact the present business organization, goodwill, business relationships and assets of Ample and its Subsidiaries (taken as a whole) and to keep available the services of their officers and employees as a group;

(b)	without limiting the generality of Section 3.1(a), Ample shall not, and shall cause each of its Subsidiaries not to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, directly or indirectly:

(i)	amend or propose to amend its articles, notice of articles or other constating documents, including partnership agreements of its Subsidiaries;

(ii)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Ample Shares;

(iii)	other than as set out in Schedule 3.1(b) of the Ample Disclosure Letter, issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Ample Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Ample Shares or other equity or voting interests or other securities or any shares of its Subsidiaries;

(iv)	split, combine or reclassify any outstanding Ample Shares or the securities of any of its Subsidiaries;

(v)	redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Ample Shares or other securities of Ample or any securities of its Subsidiaries;

(vi)	amend the terms of any securities of Ample or any of its Subsidiaries;

(vii)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Ample or any of its Subsidiaries;

(viii)	reorganize, amalgamate or merge Ample or its Subsidiaries with any other Person;

(ix)	sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Ample or any of its Subsidiaries or any interest in any assets of Ample or any of its Subsidiaries, except in the ordinary course of business consistent with past practice and subject to a maximum (in terms of value of such assets or interests therein) of $100,000 (whether individually or in the aggregate);

(x)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person, other than pursuant to acquisitions in the ordinary course of business consistent with past practice that do not have a purchase or subscription price greater than $100,000 in the aggregate (including any assumed indebtedness);

(xi)	incur any capital expenditures or enter into any agreement obligating Ample or its Subsidiaries to provide for future capital expenditures other than budgeted capital expenditures that (A) have been approved by the Ample Board prior to the date of this Agreement; or (B) do not exceed $100,000 in the aggregate;

(xii)	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by IFRS or by Applicable Laws;

(xiii)	reduce the stated capital of the shares of Ample or any of its Subsidiaries;

(xiv)	other than as set out in Schedule 3.1(b) of the Ample Disclosure Letter or in respect of pre-existing indebtedness of any Person acquired by Ample in acquisitions permitted by Section 3.1(b)(x) or capital expenditures permitted by Section 3.1(b)(xi), incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person or make any loans or advances;

(xv)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, rights, liabilities or obligations (including any litigation, proceeding or investigation by any Governmental Entity) other than:

(A)	the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Ample’s financial statements (or in those of any of its Subsidiaries) or incurred in the ordinary course of business; or

(B)	payment of any fees related to the Arrangement;

(xvi)	other than as set out in Schedule 3.1(b) of the Ample Disclosure Letter, amend or modify in any material respect or terminate or waive any material right under any Ample Material Contract or enter into any contract or agreement that would be an Ample Material Contract if in effect on the date hereof;

(xvii)	enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the ordinary course of business consistent with past practice;

(xviii)	materially change the business carried on by Ample and its Subsidiaries, as a whole;

(xix)	other than as set out in Schedule 3.1(b) of the Ample Disclosure Letter: (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of Ample or any of its Subsidiaries; (B) grant, accelerate, or increase any payment, award (equity or otherwise) or other benefits payable to, or for the benefit of, any director, officer or employee of Ample or any of its Subsidiaries; (C) increase the coverage, contributions, funding requirements or benefits available under any benefit plan or create any new plan which would be considered to be a benefit plan once created; (D) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or consultant of Ample or any of its Subsidiaries or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, except in the ordinary course of business consistent with past practice; (E) make any material determination under any Employee Plan that is not in the ordinary course of business consistent with past practice; or (F) take or propose any action to effect any of the foregoing;

(xx)	make any bonus or profit sharing distribution or similar payment of any kind;

(xxi)	terminate the employment of any officer, except for cause; or

(xxii)	take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material authorizations necessary to conduct its businesses as now conducted, and use its commercially reasonable efforts to maintain such authorizations;

(c)	Ample shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by Ample or any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that neither Ample nor any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(d)	Ample and each of its Subsidiaries shall:

(i)	not take any action inconsistent with past practice relating to the filing of any Tax Return or the withholding, collecting, remitting and payment of any Tax, except as may be required by Applicable Laws;

(ii)	not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income tax return for the taxation year ended December 31, 2018, except as may be required by Applicable Laws;

(iii)	not make or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement;

(iv)	not enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement;

(v)	not settle (or offer to settle) any Tax claim, audit, proceeding or re-assessment that would reasonably be expected to be material to Ample and its Subsidiaries, taken as a whole; and

(vi)	keep Akerna reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax investigation (other than ordinary course communications which could not reasonably be expected to be material to Ample and its Subsidiaries, taken as a whole); and

(e)	Ample shall not authorize, agree to, propose, enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other subsections of this Section 3.1 or resolve to do so.

3.2	Covenants of Akerna Regarding the Conduct of Business

Akerna covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement, as required by Applicable Law, Governmental Entity or existing Contract or unless Ample shall otherwise agree in writing (such agreement not to be unreasonably withheld, conditioned or delayed):

(a)	Akerna shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct the business of Akerna and its Subsidiaries (taken as a whole) only in, and not take any action except in, the ordinary course of business consistent with past practice and in connection with the Akerna Transactions; and (ii) use commercially reasonable efforts to preserve intact the present business organization, goodwill, business relationships and assets of Akerna and its Subsidiaries (taken as a whole) and to keep available the services of their officers and employees as a group;

(b)	without limiting the generality of Section 3.2(a), Akerna shall not, directly or indirectly:

(i)	amend or propose to amend its articles, by-laws or other constating documents, other than to effect a split or consolidation of the issued and outstanding Akerna Shares;

(ii)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Akerna Shares;

(iii)	issue, sell, grant, award or pledge or agree to issue, sell, grant, award or pledge any Akerna Shares or securities convertible into or exchangeable for Akerna Shares, other than in connection with the Arrangement and the Akerna Transactions, Akerna Shares issuable pursuant to the terms of outstanding options and other convertible securities of Akerna, securities granted or issued pursuant to Akerna’s equity compensation plans in the ordinary course of business and consistent with past practice and Akerna Shares issued as part of the purchase price in connection with the acquisition of shares or assets of another business by Akerna, directly or indirectly, by merger or otherwise;

(iv)	redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Akerna Shares or other securities of Akerna, other than ordinary course purchases of Akerna Shares made in the public markets and at then prevailing market price;

(v)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Akerna;

(vi)	other than in connection with the Akerna Transactions, merge Akerna with any other Person that is not a wholly-owned Subsidiary of Akerna;

(vii)	sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer all or substantially all of the assets of Akerna and its Subsidiaries (on a consolidated basis);

(viii)	reduce the stated capital of the shares of Akerna;

(ix)	materially change the business carried on by Akerna and its Subsidiaries, taken as a whole;

(x)	take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material authorizations necessary to conduct its businesses as now conducted, and use its commercially reasonable efforts to maintain such authorizations; or

(xi)	take any action or series of actions that cause or would reasonably be expected to cause the Akerna Shares to cease being traded on the NASDAQ; and

(c)	Akerna shall not authorize, agree to, propose, enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other subsections of this Section 3.2 or resolve to do so.

3.3	Covenants of Akerna Relating to the Exchangeable Shares

Akerna shall and, where appropriate, shall cause Purchaser to:

(a)	create the Exchangeable Shares and the Special Voting Share prior to the Effective Time in a manner reasonably acceptable to Ample and consistent with the Exchangeable Share Provisions attached hereto as Schedule “I”;

(b)	prior to the Effective Time, incorporate and organize Callco under the laws of Ontario;

(c)	at the Effective Time, execute and deliver and cause Purchaser and Callco to execute and deliver the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement, as applicable;

(d)	at the Effective Time, deliver the Special Voting Share in accordance with the Voting and Exchange Trust Agreement;

(e)	ensure that Purchaser is and continues to be at all relevant times a taxable Canadian corporation within the meaning of the Tax Act;

(f)	apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the NASDAQ of the Akerna Shares issuable pursuant to the exchange of the Exchangeable Shares;

(g)	not take any action which could reasonably be expected to prevent the exchange of Ample Shares for consideration that includes Exchangeable Shares under the Arrangement by Eligible Holders who make and file a valid tax election under subsection 85(1) or (2) of the Tax Act as described and on the terms set forth in the Plan of Arrangement from being treated as a tax-deferred transaction for purposes of the Tax Act if such holders are otherwise eligible for such treatment; and

(h)	do all things necessary (as further described in the Exchangeable Share Support Agreement and the Exchangeable Share terms contained in Purchaser’s articles of incorporation) to permit the exchange of the Exchangeable Shares for Akerna Shares.

3.4	Covenants of Akerna Regarding Blue-Sky Laws

Akerna shall use its commercially reasonable efforts ensure that the Exchangeable Shares, and the Akerna Shares to be issued pursuant to the exchange of the Exchangeable Shares, in each case to be issued pursuant to the Arrangement shall, at the Effective Time, either be registered or qualified under all applicable U.S. Securities Laws, or exempt from such registration and qualification requirements.

3.5	Mutual Covenants Regarding the Arrangement

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, during that period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)	it shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use all commercially reasonable efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 5 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all necessary and material waivers, consents and approvals required to be obtained by it from parties to any Contracts; (ii) obtain all necessary and material Authorizations as are required to be obtained by it or any of its Subsidiaries under Applicable Laws; (iii) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement; and (iv) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(b)	it shall not take any action, shall refrain from taking any action, and shall not permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated herein;

(c)	it shall use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other proceedings against itself or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including orders, relating to itself or any of its Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Applicable Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Ample or Akerna from consummating the Arrangement; and

(d)	it shall carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which Applicable Laws may impose on it or its Subsidiaries or Affiliates with respect to the transactions contemplated hereby.

Each Party will use its commercially reasonable efforts to cooperate with the other in connection with the performance by the other of their obligations under this Section 3.5 and this Agreement including continuing to provide reasonable access to information and to maintain ongoing communications as between officers of each Party, subject in all cases to the Confidentiality Agreement.

3.6	Covenants of Akerna and Purchaser

Subject to the other provisions of this Agreement, Akerna and Purchaser jointly covenant and agree that, from the date of this Agreement until the Effective Date or termination of this Agreement, except with the prior written consent of Ample (such consent not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or required by Applicable Laws, they will:

(a)	provide Ample and its legal counsel with reasonable opportunity to review and comment upon drafts of all Purchaser Circular Disclosure and will give reasonable consideration to the comments of Ample and its counsel with respect to any information to be included in such material and any other matters contained therein and ensure that the Purchaser Circular Disclosure provided by it expressly for inclusion in the Ample Circular does not, at the time of the mailing of the Ample Circular, contain any misrepresentation;

(b)	use its commercially reasonable efforts to take all such steps as are necessary to set the record date for the Akerna Meeting as a date not later than January 27, 2020;

(c)	subject to the terms of this Agreement, use their commercially reasonable efforts take all such steps as are necessary to convene and hold the Akerna Meeting in accordance with Applicable Laws not later than February 26, 2020 for the purpose of considering the Akerna Shareholder Matters and, unless this Agreement will have been terminated in accordance with subsection 8.1(a), Akerna will not cancel the Akerna Meeting or fail to put the Akerna Shareholder Matters before the Akerna Shareholders for their consideration without Ample’s prior written consent, other than as may be required under Applicable Laws; and Akerna will not propose to adjourn or postpone the Akerna Meeting without the prior consent of Ample except as required by Applicable Laws or by a Governmental Entity and except as required under subsections 2.5(d) or 5.45.4(b); and Akerna shall, if requested by Ample (acting reasonably), adjourn the Akerna Meeting one or more times for the purposes of obtaining any required quorum or attempting to obtain the requisite approval of the Akerna Shareholder Matters;

(d)	subject to compliance by Ample with its obligations set forth in subsection 3.7(i), as soon as practicable after the execution and delivery of this Agreement, prepare the Akerna Circular together with any other documents required by Applicable Laws in connection with the Akerna Meeting required to be filed or prepared by Akerna and, subject to subsection 3.7(i), as soon as practicable after the execution and delivery of this Agreement, Akerna shall, unless otherwise agreed by Ample, cause the Akerna Circular and other documentation required in connection with the Akerna Meeting to be sent to the Akerna Shareholders and be filed as required by Applicable Laws;

(e)	provide Ample and its legal counsel a reasonable opportunity to review and comment on drafts of the Akerna Circular and other documents to be sent to the Akerna Shareholders in connection with the Akerna Meeting, and will give reasonable consideration to any comments made by Ample and their counsel, provided that all information included in the Akerna Circular and any other documents to be sent to the Akerna Shareholders in connection with the Akerna Meeting relating to Ample will be in form and content satisfactory to Ample, acting reasonably;

(f)	ensure that the Akerna Circular (other than any Ample Circular Disclosure included in the Akerna Circular that was provided to Akerna by, or approved by, Ample expressly for inclusion in the Akerna Circular) complies with Applicable Laws and, without limiting the generality of the foregoing, that the Akerna Circular will not contain a misrepresentation and provides the Akerna Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the Akerna Shareholder Matters and will include: (i) the unanimous determination of the Akerna Board that voting in favour of the Akerna Shareholder Matters is in the best interests of Akerna and the unanimous recommendation that the Akerna Shareholders vote in favour of the Akerna Shareholder Matters; (ii) a statement that each director and officer of Akerna intends to vote all of such Person’s Akerna Shares (including any Akerna Shares issued upon exercise or exchange of any securities convertible or exercisable into Akerna Shares) in favour of the Akerna Shareholder Matters; and (iii) any other disclosure required under Applicable Securities Laws that is required to be included in the Akerna Circular;

(g)	ensure that all Purchaser Circular Disclosure included in the Ample Circular that was provided to Ample by or approved by Akerna or Purchaser complies with Applicable Laws;

(h)	indemnify and save harmless Ample and its directors and officers from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Ample or its directors and officers may be subject or which Ample or its directors or officers may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation contained in: (A) the Akerna Circular (other than in respect of Ample Circular Disclosure); (B) in any Purchaser Circular Disclosure included in the Ample Circular that was provided to Ample by, or approved by, Akerna or Purchaser expressly for inclusion in the Ample Circular; or (C) any material filed by Akerna in connection with the transactions contemplated by this Agreement in compliance or intended compliance with any Applicable Laws;

(ii)	any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any Misrepresentation or alleged Misrepresentation contained in: (A) the Akerna Circular (other than in respect of Ample Circular Disclosure); (B) the Purchaser Circular Disclosure included in the Ample Circular that was provided to Ample by, or approved by, Akerna or Purchaser expressly for inclusion in the Ample Circular; or (C) in any material filed by or on behalf of Akerna or Purchaser in compliance or intended compliance with Applicable Securities Laws; and

(iii)	Akerna or Purchaser not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement,

except that Akerna and/or Purchaser will not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of:

(iv)	any information contained in the Ample Circular other than the Purchaser Circular Disclosure included in the Ample Circular that was provided to Ample by, or approved by, Akerna or Purchaser expressly for inclusion in the Ample Circular;

(v)	any Ample Circular Disclosure included in the Akerna Circular that was provided to Akerna by, or approved by, Ample expressly for inclusion in the Akerna Circular;

(vi)	or the negligence of Ample or the non-compliance by Ample with any requirement of Applicable Laws in connection with the transactions contemplated by this Agreement;

(i)	provide notice to Ample of the Akerna Meeting and allow Ample’s Representatives to attend the Akerna Meeting;

(j)	except for proxies and other non-substantive communications with Akerna Shareholders and communications that Akerna is required to keep confidential pursuant to Applicable Law, furnish promptly to Ample or their counsel: (i) a copy of each notice, report, schedule or other document delivered, filed or received by Akerna from securityholders or Governmental Entities in connection with the Arrangement or the Akerna Meeting; (ii) any filings under Applicable Laws in connection with the transactions contemplated hereby; and (iii) any dealings with stock exchanges, regulatory agencies or other governmental authorities in connection with the transactions contemplated hereby;

(k)	solicit proxies to be voted at the Akerna Meeting in favour of the Akerna Shareholder Matters;

(l)	promptly advise Ample of the number or amount of Ample Shares for which Akerna receives notices of dissent or written objections to the Akerna Shareholder Matters and provide Ample with copies of such notices and written objections and subject to Applicable Laws;

(m)	promptly inform Ample of any requests or comments made by Securities Authorities in connection with the Akerna Circular and any other required filings under Applicable Laws; and each of the Parties will cooperate with the other and will diligently do all such acts and things as may be necessary in the manner contemplated in the context of the preparation of the Akerna Circular and any other required filings under Applicable Laws and use its commercially reasonable efforts to resolve all requests or comments made by Securities Authorities with respect to the Akerna Circular and any other required filings under Applicable Laws as promptly as practicable after receipt thereof;

(n)	advise Ample, as Ample may request, and on a daily basis on each of the last five Business Days prior to the proxy cut-off date for the Akerna Meeting, as to the aggregate tally of the proxies received by Akerna in respect of the Akerna Shareholder Matters and any other matters to be considered at the Akerna Meeting, and provide Ample with copies of any materials, or grant access to information regarding the Akerna Meeting, generated by any proxy solicitation firm;

(o)	keep Ample informed as to discussions between Akerna and any Person holding not less than 10% of the voting rights attached to all of the Akerna Shares with respect to the Akerna Shareholder Matters;

(p)	take or cause to be taken all corporate action to allot and reserve for issuance the Exchangeable Shares to be issued in exchange for the Ample Shares, and the Akerna Shares to be issued in exchange for the Exchangeable Shares;

(q)	take or cause to be taken all corporate action to maintain the listing of the Akerna Shares on the NASDAQ;

(r)	take or cause to be taken all corporate action to enter into the Rights Indenture and to create and issue the CVRs to each former holder of Ample Shares at the Effective Time;

(s)	take or cause to be taken all corporate action, as reasonably requested by Ample or its counsel, to assist Ample in diligently pursuing the application to the Court for the Final Order; and

(t)	make all necessary filings and applications under Applicable Laws, including Applicable Securities Laws, required to be made on the part of Akerna and Purchaser in connection with the transactions contemplated herein, including, without limitation, for all Regulatory Approvals, and shall take all commercially reasonable action necessary to be in compliance with such Applicable Laws.

3.7	Covenants of Ample Regarding the Arrangement

Subject to the other provisions of this Agreement, Ample covenants and agrees that, from the date of this Agreement until the Effective Date or termination of this Agreement, except with the prior written consent of Akerna and Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or required by Applicable Laws, it will:

(a)	provide Akerna and Purchaser and their legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by Akerna and Purchaser for inclusion in such material, prior to the service and filing of such material, and will give reasonable consideration to the comments of Akerna and Purchaser and their counsel with respect to any information to be included in such material and any other matters contained therein;

(b)	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(c)	not object to legal counsel to Akerna and Purchaser making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate (acting reasonably), provided such submissions are in all material respects consistent with this Agreement and the Plan of Arrangement;

(d)	use its commercially reasonable efforts to take all such steps as are necessary to set the record date for the Ample Meeting as a date not later than January 27, 2020;

(e)	subject to the terms of this Agreement and in accordance and compliance with the Interim Order, use its commercially reasonable efforts to take all such steps as are necessary to convene and hold the Ample Meeting in accordance with the Interim Order and Applicable Laws not later than February 26, 2020 for the purpose of considering the Arrangement Resolution and, unless this Agreement will have been terminated in accordance with subsection 8.1(a), Ample will not cancel the Ample Meeting or fail to put the Arrangement Resolution before the Ample Shareholders for their consideration without Akerna and Purchaser’s prior written consent, other than as may be required under the Interim Order or Applicable Laws and Ample will not propose to adjourn or postpone the Ample Meeting without the prior consent of Akerna and Purchaser except as required by Applicable Laws or by a Governmental Entity and except as required under subsections 2.6(d) or 5.4(b); and Ample shall, if requested by Akerna and Purchaser (each acting reasonably), adjourn the Ample Meeting one or more times for the purposes of obtaining any required quorum or attempting to obtain the requisite approval of the Arrangement Resolution;

(f)	subject to compliance by Akerna and Purchaser with their obligations set forth in subsection 3.6(g) as soon as practicable after the execution and delivery of this Agreement, prepare the Ample Circular together with any other documents required by Applicable Laws in connection with the Ample Meeting required to be filed or prepared by Ample and, subject to subsection 3.6(g), as soon as practicable after the execution and delivery of this Agreement, Ample shall, unless otherwise agreed by Akerna and Purchaser, cause the Ample Circular and other documentation required in connection with the Ample Meeting to be sent to the Ample Shareholders and be filed as required by the Interim Order and Applicable Laws;

(g)	provide Akerna and Purchaser and their legal counsel a reasonable opportunity to review and comment on drafts of the Ample Circular and other documents to be sent to the Ample Shareholders in connection with the Ample Meeting or the Arrangement, and will give reasonable consideration to any comments made by Akerna and Purchaser and their counsel, provided that all information included in the Ample Circular and any other documents to be sent to the Ample Shareholders in connection with the Ample Meeting or the Arrangement relating to Akerna and Purchaser will be in form and content satisfactory to Akerna and Purchaser, each acting reasonably;

(h)	ensure that the Ample Circular (other than any Purchaser Circular Disclosure included in the Ample Circular that was provided to Ample by, or approved by, Akerna or Purchaser expressly for inclusion in the Ample Circular) complies with Applicable Laws and, without limiting the generality of the foregoing, that the Ample Circular will not contain a misrepresentation and provides the Ample Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them and will include: (i) the unanimous determination of the Ample Board that the Arrangement is in the best interests of Ample, is fair to the Ample Shareholders, and the unanimous recommendation that the Ample Shareholders vote in favour of the Arrangement Resolution; (ii) a statement that each director and officer of Ample intends to vote all of such Person’s Ample Shares (including any Ample Shares issued upon exercise or exchange of any Ample Options or Ample Warrants) in favour of the Arrangement Resolution; and (iii) any other disclosure required under Applicable Securities Laws that is required to be included in the Ample Circular;

(i)	ensure that all Ample Circular Disclosure included in the Akerna Circular that was provided to Akerna by or approved by Ample complies with Applicable Laws;

(j)	indemnify and save harmless Akerna and Purchaser and their respective directors and officers from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Akerna, Purchaser or their respective directors and officers may be subject or which Akerna, Purchaser or their respective directors or officers may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation contained in: (A) the Ample Circular (other than in respect of the Purchaser Circular Disclosure); (B) in any Ample Circular Disclosure included in the Akerna Circular that was provided to Akerna by, or approved by, Ample expressly for inclusion in the Akerna Circular; or (C) any material filed by Ample in connection with the transactions contemplated by this Agreement in compliance or intended compliance with any Applicable Laws;

(ii)	any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any Misrepresentation or alleged Misrepresentation contained in: (A) the Ample Circular (other than in respect of the Purchaser Circular Disclosure); (B) the Ample Circular Disclosure included in the Akerna Circular that was provided to Akerna by, or approved by, Ample expressly for inclusion in the Akerna Circular; or (C) in any material filed by or on behalf of Ample in compliance or intended compliance with Applicable Securities Laws; and

(iii)	Ample not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement,

except that Ample will not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of:

(iv)	any information contained in the Akerna Circular other than Ample Circular Disclosure included in the Akerna Circular that was provided to Akerna by, or approved by, Ample expressly for inclusion in the Akerna Circular;

(v)	any Purchaser Circular Disclosure included in the Ample Circular that was provided to Ample by, or approved by, Akerna or Purchaser expressly for inclusion in the Ample Circular;

(vi)	or the negligence of Akerna or Purchaser or the non-compliance by Akerna or Purchaser with any requirement of Applicable Laws in connection with the transactions contemplated by this Agreement;

(k)	provide notice to Akerna and Purchaser of the Ample Meeting and allow Akerna’s and Purchaser’s Representatives to attend the Ample Meeting;

(l)	except for proxies and other non-substantive communications with the holders of Ample securityholders and communications that Ample is required to keep confidential pursuant to Applicable Law, furnish promptly to Akerna and Purchaser or their counsel: (i) a copy of each notice, report, schedule or other document delivered, filed or received by Ample from securityholders or Governmental Entities in connection with the Arrangement or the Ample Meeting; (ii) any filings under Applicable Laws in connection with the transactions contemplated hereby; and (iii) any dealings with stock exchanges, regulatory agencies or other governmental authorities in connection with the transactions contemplated hereby;

(m)	solicit proxies to be voted at the Ample Meeting in favour of matters to be considered at the Ample Meeting, including the Arrangement Resolution;

(n)	promptly advise Akerna and Purchaser of the number or amount of Ample Shares for which Ample receives notices of dissent or written objections to the Arrangement and provide Akerna and Purchaser with copies of such notices and written objections and subject to Applicable Laws, will provide Akerna and Purchaser with an opportunity to review and comment upon any written communications proposed to be sent by or on behalf of Ample to any Ample Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and reasonable consideration will be given to any comments made by Akerna and Purchaser and their counsel prior to sending any such written communications; provided that, Ample will not settle any claims with respect to Dissent Rights without the prior written consent of Akerna and Purchaser (such consent not to be unreasonably withheld, conditioned or delayed);

(o)	promptly inform Akerna and Purchaser of any requests or comments made by Securities Authorities in connection with the Ample Circular and any other required filings under Applicable Laws; and each of the Parties will cooperate with the other and will diligently do all such acts and things as may be necessary in the manner contemplated in the context of the preparation of the Ample Circular and any other required filings under Applicable Laws and use its commercially reasonable efforts to resolve all requests or comments made by Securities Authorities with respect to the Ample Circular and any other required filings under Applicable Laws as promptly as practicable after receipt thereof;

(p)	advise Akerna and Purchaser, as Akerna and Purchaser may request, and on a daily basis on each of the last five Business Days prior to the proxy cut-off date for the Ample Meeting, as to the aggregate tally of the proxies received by Ample in respect of the Arrangement Resolution and any other matters to be considered at the Ample Meeting, and provide Akerna and Purchaser with copies of any materials, or grant access to information regarding the Ample Meeting, generated by any proxy solicitation firm;

(q)	subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

(r)	provide Akerna and Purchaser’s legal counsel, on a timely basis, with copies of any notice and evidence served on Ample or its legal counsel in respect of the application for the Final Order or any appeal therefrom;

(s)	keep Akerna and Purchaser informed as to discussions with all Significant Shareholders;

(t)	make all necessary filings and applications under Applicable Laws, including Applicable Securities Laws, required to be made on the part of Ample in connection with the transactions contemplated herein, including, without limitation, for all Regulatory Approvals, and will take all actions necessary to be in compliance with such Applicable Laws;

(u)	use its commercially reasonable efforts to obtain resignations and mutual releases (in a form satisfactory to Akerna), to be effective at the Effective Time, from all directors of Ample on or prior to the Effective Time;

(v)	use its commercially reasonable efforts to obtain Employment Agreements, to be effective at the Effective Time, from all of the Retained Personnel on or prior to the Effective Time; and

3.8	Covenants of Ample Regarding Non-Solicitation

(a)	Except as otherwise expressly provided in this Section 3.8, Ample shall not, directly or indirectly through any Representative:

(i)	solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(ii)	enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than Akerna and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal, it being acknowledged and agreed that, provided Ample is then in compliance with its obligations under this Section 3.8, Ample may: (A) advise a Person who has submitted a written Acquisition Proposal of the restrictions in this Agreement; or (B) advise a Person who has submitted a written Acquisition Proposal that their Acquisition Proposal does not constitute a superior proposal;

(iii)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly announced or publicly proposed Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to any Acquisition Proposal for a period of no more than three Business Days following the formal announcement of such Acquisition Proposal will not be considered to be in violation of this Section 3.8(a)(iii) provided the Ample Board has rejected such Acquisition Proposal and affirmed the Ample Board Recommendation before the end of such three Business Day period);

(iv)	approve, recommend or enter into (other than a confidentiality agreement permitted by and in accordance with this Section 3.8) or publicly propose to enter into any agreement to accept, recommend, approve or enter into any agreement in respect of an Acquisition Proposal; or

(v)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, the Ample Board Recommendation.

(b)	Ample shall, and shall cause its Subsidiaries and Representatives to immediately cease and terminate, and cause to be ceased and terminated, any solicitation, encouragement, discussion or negotiations commenced prior to the date of this Agreement with any Person (other than Akerna) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal and, in connection therewith, Ample will discontinue access to and disclosure of its and its Subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, and exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding Ample and its Subsidiaries previously provided in connection therewith to any Person other than Akerna to the extent such information has not already been returned or destroyed.

(c)	Ample shall as soon as practicable, and in any event, within 24 hours, notify Akerna (orally at first and then in writing) if it receives or otherwise becomes aware of any proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, of such Acquisition Proposal, inquiry, proposal or offer, including the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions thereof and copies of all material or substantive documents received in respect of, from or on behalf of any such Person. Ample shall keep Akerna promptly and fully informed of the status of developments and discussions and negotiations with respect to such Acquisition Proposal, proposal or offer, including any material changes, modifications or other amendments thereto.

(d)	Ample will ensure that the Representatives retained by it are aware of the provisions of this Section 3.8 and will be responsible for any breach of this Section 3.8 by any of them.

(e)	Nothing contained in this Agreement shall prohibit the Ample Board from withdrawing, modifying, qualifying or changing its recommendation to the Ample Shareholders in respect of the transactions contemplated herein prior to the approval of the Arrangement by such Ample Shareholders, if the Ample Board determines, in good faith (after consultation with its financial advisors and after receiving advice of outside counsel), that the failure to make such withdrawal, modification, qualification or change would be inconsistent with its fiduciary duties under Applicable Laws; provided that: (i) prior to making any such withdrawal, modification, qualification or change of recommendation, Ample shall give Akerna not less than 48 hours’ notice of its intention thereof; and (ii) the foregoing shall not relieve Ample from its obligation to proceed to call and hold the Ample Meeting (provided that, except as required under Applicable Laws, Ample shall be relieved from any obligation to actively solicit proxies in favour of the Arrangement in such circumstances), except in circumstances where this Agreement is terminated in accordance with the terms hereof.

(f)	Nothing in this Section 3.8 shall prohibit Ample or its Representatives from complying with Part 2 Division 3 of Multilateral Instrument 62-104 Take-Over Bids and Issuer Bids and similar provisions under Applicable Securities Laws relating to the provision of directors circulars in respect of an Acquisition Proposal.

3.9	Mutual Covenants Regarding Regulatory Approvals

(a)	Each Party, as applicable to that Party, covenants and agrees with respect to obtaining all Regulatory Approvals that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms:

(i)	each Party shall use its commercially reasonable efforts to obtain all Regulatory Approvals and co-operate with the other Party in connection with all Regulatory Approvals sought by the other Party and shall use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities relating to the Arrangement or this Agreement;

(ii)	each Party shall use commercially reasonable efforts to respond promptly to any request or notice from any Governmental Entity requiring that Party to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals sought by either Party and each Party shall co-operate with the other Party and shall furnish to the other Party such information and assistance as a Party may reasonably request in connection with preparing any submission or responding to such notice from a Governmental Entity;

(iii)	subject to compliance with Applicable Laws, each Party shall permit the other Party an opportunity to review in advance any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications (including responses to requests for information and inquiries from any Governmental Entity) in respect of obtaining or concluding the Regulatory Approvals and shall provide the other Party with a reasonable opportunity to comment thereon and agree to consider those comments in good faith and each Party shall provide the other Party with any substantive applications, notices, filings, submissions, undertakings or other substantive correspondence provided to a Governmental Entity or any substantive communications received from a Governmental Entity, in respect of obtaining or concluding the Regulatory Approvals; and

(iv)	subject to compliance with Applicable Laws, each Party shall keep the other Party reasonably informed on a timely basis of the status of discussions relating to obtaining or concluding the Regulatory Approvals sought by each such Party and, for certainty, no Party shall participate in any substantive meeting (whether in person, by telephone or otherwise) with a Governmental Entity in respect of obtaining or concluding the required Regulatory Approvals unless it advises the other Party in advance and gives such other Party an opportunity to attend.

3.10	Covenants Regarding Provision of Information; Access

From and after the date hereof, until the Effective Time or termination of this Agreement, Ample, to the extent it is not restricted from doing so pursuant to confidentiality or other restrictions (in which circumstances it will use its commercially reasonable efforts to obtain a waiver thereof) shall provide Akerna and Purchaser and their Representatives access, upon reasonable notice, during normal business hours and at such other time or times as Akerna and Purchaser may reasonably request, to its and each Ample Subsidiary’s premises, books, contracts, records, computer systems, properties, Employees and management personnel and shall furnish promptly to Akerna and Purchaser all information concerning its and each Ample Subsidiary’s business, properties and personnel as Akerna and Purchaser may reasonably request, which information shall remain subject to the Confidentiality Agreement, including for the purposes to permit Akerna and Purchaser to be in a position to expeditiously and efficiently integrate the operations of Ample and to provide an orderly transition of control immediately upon but not prior to the Effective Time. The Parties shall use all commercially reasonable efforts to ensure that they take no actions, through the exchange of confidential information or otherwise, in breach of the Competition Act or any other applicable competition laws, and notwithstanding anything contained in this Agreement, neither Akerna nor Purchaser shall control or materially influence Ample until following the Effective Time.

3.11	Section 85 Elections

Where an Eligible Holder desires to so elect, Purchaser shall make a joint election with such Ample Shareholder in respect of its disposition of its Ample Shares pursuant to Section 85 of the Tax Act (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. The agreed amount under such joint elections shall be determined by each such Ample Shareholder in his or her sole discretion within the limits set out in the Tax Act.

Article 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Akerna and Purchaser

Each of Akerna and Purchaser jointly and severally hereby represents and warrants to and in favour of Ample and acknowledges that Ample is relying upon such representations and warranties in connection with the matters contemplated by this Agreement and the consummation of the Arrangement:

(a)	Organization, Status and Qualification. Each of Akerna and Purchaser is duly formed and is validly subsisting, under the laws of its jurisdiction of formation and has the requisite power and authority to own, lease and operate its respective properties and assets and to conduct its business as now owned and conducted. Each of Akerna and Purchaser is duly qualified to carry on business in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have an Akerna Material Adverse Effect.

(b)	Authorization. Each of Akerna and Purchaser has all necessary corporate power and authority and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder (subject to approval of the Akerna Board of the Akerna Circular and matters relating to and to be approved at the Akerna Meeting).

(c)	Enforceability. This Agreement has been duly executed and delivered by each of Akerna and Purchaser and (assuming due execution and delivery by Ample) is a legal, valid and binding obligation of Akerna and Purchaser enforceable against each of Akerna and Purchaser in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws of general application relating to or affecting the rights of creditors generally and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction. Each of the Contracts, agreements and instruments required by this Agreement to be delivered by each of Akerna and Purchaser will, at the Effective Time, have been duly executed and delivered by each of Akerna and Purchaser and (assuming due execution and delivery by the other parties thereto) will at the Effective Time be enforceable against each of Akerna and Purchaser in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and other Applicable Laws of general application relating or affecting the rights of creditors generally and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(d)	No Violations. Other than as permitted or contemplated under this Agreement, none of the execution and delivery of this Agreement by Akerna and Purchaser, the consummation by Akerna and Purchaser of the Arrangement or any of the transactions contemplated by this Agreement or compliance by Akerna and Purchaser with any of the provisions hereof will:

(i)	violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which with or without notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of their respective constating or governing documents;

(ii)	allow any Person to exercise any rights, require any consent or notice under or other action by any Person, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Akerna or Purchaser is entitled (including by triggering any rights of first refusal or first offer or other restrictions or limitations) under any Contract to which it is a party, except as would not reasonably be expected to have, individually or in the aggregate, an Akerna Material Adverse Effect or impede the consummation of the Arrangement; or

(iii)	subject to obtaining the Regulatory Approvals and Akerna Shareholder Approval, violate any Applicable Laws.

Other than in connection with obtaining any required Regulatory Approvals, compliance with any Applicable Laws, stock exchange rules and policies, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of Akerna or Purchaser for the consummation by Akerna and Purchaser of their obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not materially impede or delay the ability of Akerna or Purchaser to consummate the Arrangement.

(e)	Compliance with Applicable Laws; No Orders. Akerna and each Akerna Subsidiary has complied with all Applicable Laws in all material respects and is not in violation of any Applicable Laws in any material respect except where the failure to so comply would not reasonably be expected to have an Akerna Material Adverse Effect.

(f)	Regulatory Approvals. As at the date of this Agreement, there are no Regulatory Approvals required to be obtained by Akerna or any Akerna Subsidiary in connection with this Agreement or the Arrangement other than the acceptance of the NASDAQ.

(g)	Capitalization.

(i)	Akerna is authorized to issue (i) 5,000,000 shares of preferred stock, par value USD$0.0001, of which none are issued and outstanding as at the date hereof; and (ii) 75,000,000 shares of common stock, par value USD$0.0001, of which 10,958,656 shares are outstanding as at the date hereof. Prior to the Effective Time, Akerna will reserve for issuance the Akerna Shares to be issued upon exchange of the Exchangeable Shares.

(ii)	As of the date hereof, (A) the authorized capital of the Purchaser consists of an unlimited number of common shares (the “Purchaser Shares”), and no other shares, and (B) all of the outstanding Purchaser Shares are owned, directly or indirectly, by Akerna.

(iii)	Upon completion of the Arrangement, (A) all of the shares in the capital of the Purchaser other than the Exchangeable Shares required to be issued by the Purchaser hereunder will be owned, legally and beneficially, by Akerna, and (B) each of the Exchangeable Shares required to be issued by the Purchaser hereunder shall be, as and when required to be issued hereunder, validly issued, fully paid and non-assessable.

(iv)	The total aggregate number of Akerna Shares that Akerna may be required to issue upon the exchange of all Exchangeable Shares issuable hereunder (including in respect of the Deferred Consideration) will at the Effective Time have been duly authorized and reserved for issuance and will, on such exchange, be validly issued, fully paid and non-assessable.

(h)	Bankruptcy. Neither Akerna nor any Akerna Subsidiary is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Law regarding bankruptcy, insolvency or creditor’s rights generally and nor have any such entity made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. Neither Akerna nor any Akerna Subsidiary has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of Akerna or any Akerna Subsidiary or any of the assets of Akerna and no execution or distress has been levied on any of the assets or Akerna, nor have proceedings been commenced in connection with any of the foregoing.

(i)	Registrant Status and Stock Exchange Compliance. Akerna is an SEC registrant. There is no Order delisting, suspending or cease trading any securities of Akerna. The Akerna Shares are listed and posted for trading on the NASDAQ, and are not listed or quoted on any market other than the NASDAQ, and Akerna is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. No Securities Authority, other competent authority or stock exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of Akerna, no such proceeding is, to the knowledge of Akerna, pending, contemplated or threatened and neither Akerna or any Akerna Subsidiaries is in material default of any requirement of any Applicable Laws.

(j)	U.S. Securities Law Matters.

(i)	The Akerna Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and Akerna is in compliance with its reporting obligation pursuant to Section 13 of the U.S. Exchange Act.

(ii)	Other than the Akerna Shares, Akerna does not have, nor is it required to have, any class of securities registered under the U.S. Exchange Act, nor is Akerna subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act.

(iii)	Akerna is not an investment company registered or required to be registered under the Investment Company Act of 1940, as amended.

(k)	WTO Investor. Akerna is a “WTO investor” within the meaning of the Investment Canada Act.

(l)	Reports. Akerna has timely filed true and correct copies of documents that Akerna is required to file under U.S. Securities Laws, other than such documents that the failure to file would, individually or in the aggregate, not have an Akerna Material Adverse Effect.

(m)	Financial Statements.

(i)	The audited consolidated financial statements for Akerna as of and for each of the fiscal years ended on June 30, 2018 and June 30, 2019 (the “Akerna Financial Statements”) including the notes thereto and the interim consolidated financial statements for the three month period ended September 30, 2019 including the notes thereto have been, and all financial statements of Akerna which are publicly disseminated by Akerna in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods and all Applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Akerna and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto)

(ii)	As of the date of this Agreement, none of the Akerna, any of its Subsidiaries or, to Akerna’s knowledge, any director, officer, auditor, accountant or representative of Akerna or any of its Subsidiaries has received or otherwise obtained knowledge of any complaint, allegation, assertion or claim that Akerna or any of its Subsidiaries has engaged in questionable accounting or auditing practices or any expression of concern from its employees regarding questionable accounting or auditing matters.

(n)	Litigation. To the knowledge of Akerna, there are no investigations by Governmental Entities, actions, suits or proceedings in progress, pending or threatened against Akerna or any of its Subsidiaries, which if successful, would reasonably be expected to have an Akerna Material Adverse Effect or would significantly impede the ability of Akerna to consummate the Arrangement.

(o)	Undisclosed Liabilities. There are no liabilities or obligations of Akerna or Purchaser of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in Akerna’s audited consolidated financial statements as at June 30, 2019; (ii) incurred in the ordinary course of business since June 30, 2019; (iii) incurred in connection with this Agreement or the Akerna Transactions; or (iv) that would not be reasonably expected to have, individually or in the aggregate, an Akerna Material Adverse Effect.

(p)	Intellectual Property. Except as would not be reasonably expected to have, individually or in the aggregate, an Akerna Material Adverse Effect: (i) Akerna and its Subsidiaries, as applicable, own or possess, or have a licence to or otherwise have the right to use, all Intellectual Property which is material and necessary for the conduct of its business as presently conducted; and (ii) to the knowledge of Akerna, neither Akerna nor any of its subsidiaries is infringing on any intellectual property right of any third party.

(q)	Sufficient Funds. Akerna has sufficient funds available to satisfy the aggregate cash consideration payable under the terms of the Plan of Arrangement.

(r)	Public Disclosure. The information and statements set forth in the Akerna Public Record were true, correct and complete, and did not contain any misrepresentation, as of the date of such information or statement.

(s)	No Material Change. Since the date of the Akerna Financial Statements, other than as disclosed in the Akerna Public Record:

(i)	there has not been any Akerna Material Adverse Change (on a consolidated basis) and as of the date of this Agreement, there have been no material facts, transactions, events or occurrences which, to the knowledge of Akerna, would reasonably be expected to have an Akerna Material Adverse Effect (on a consolidated basis);

(ii)	Akerna and its Subsidiaries have not issued, sold, transferred, disposed of, acquired, redeemed, granted options or rights to purchase, rights of first refusal or subscription rights, or sold any securities of Akerna or its Subsidiaries (or securities convertible into or exchangeable for Akerna Shares) or permitted any reclassifications of any securities of Akerna or any of its Subsidiaries;

(iii)	Akerna and its Subsidiaries have not amended or modified their constating documents;

(iv)	Akerna and its Subsidiaries have not declared, paid or otherwise set aside for payment any non-cash dividend or other non-cash distribution with respect to the Akerna Shares or any other equity securities;

(v)	Akerna and its Subsidiaries have not merged or consolidated with, or acquired all or substantially all the assets of, or otherwise acquired, any business, business organization or division thereof, or any other Person;

(vi)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had, or is reasonably likely to have, individually or in the aggregate, an Akerna Material Adverse Effect has been incurred;

(vii)	there has not been any material change to the accounting practices used by Akerna and its Subsidiaries;

(viii)	there has not been any satisfaction or settlement of any material claims or material liabilities, other than the settlement of claims or liabilities in the ordinary course of business; and

(ix)	Akerna and its Subsidiaries have conducted their business only in the ordinary and normal course consistent with past practice, except for the transactions contemplated by this Agreement and the Akerna Transactions.

(t)	Taxes. Akerna and its Subsidiaries have timely filed all material Tax Returns required to be filed in all applicable jurisdictions and such Tax Returns are, in all material respects, true, complete and correct, and have been prepared and filed in all material respects in accordance with Applicable Laws. Akerna and its Subsidiaries have made and remitted all material amounts of required deductions or withholdings of Taxes, and have paid all Taxes payable by Akerna and any of its Subsidiaries as and when due and payable.

(u)	Corporate Records. The corporate records and minute books, books of account and other records of Akerna and each Akerna Subsidiary have (whether of a financial or accounting nature or otherwise) been maintained in accordance with, in all material respects, all Applicable Laws and prudent business practice and are complete and accurate in all material respects. Copies of the constating documents of Akerna and each Akerna Subsidiary, together with all amendments to date, which are included in the Akerna Information, are accurate and complete in all material respects and have not been amended or superseded.

(v)	Anti-Corruption.

(i)	Neither Akerna or Purchaser has, directly or indirectly: (A) made, offered or authorized any contribution, payment, promise, advantage or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction or any official of any public international organization; or (B) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment, promise, advantage or gift would violate, or was or would be prohibited under, Applicable Laws, including the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the Convention’s Commentaries, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder.

(ii)	No action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving Akerna or Purchaser is pending or threatened under any applicable financial recordkeeping and reporting requirements and under all applicable money laundering laws and statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, whether in Canada, the United States or other jurisdictions.

(iii)	None of Akerna, Purchaser, nor any director, officer, agent, employee or any other Person acting on behalf of Akerna or Purchaser, has been or is the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (in this subsection subsection 4.1(v)(iii), “OFAC”) (including but not limited to the designation as a “specially designated national or blocked person” thereunder), the Government of Canada, Her Majesty’s Treasury, the European Union or any other relevant sanctions authority; and neither Akerna nor Purchaser is in violation of any of the economic sanctions of the United States administered by OFAC or economic sanctions of any other relevant sanctions authority or any law or executive order relating thereto (in this subsection 4.1(o), the “Economic Sanctions”) or is conducting business with any Person subject to any Economic Sanctions (a “Sanctioned Person”); and neither Akerna nor Purchaser nor any of their affiliates are owned by or affiliated with a Sanctioned Person.

(w)	Freely Tradeable Shares. The Exchangeable Shares, and the Akerna Shares to be issued pursuant to the exchange of the Exchangeable Shares, in each case to be issued pursuant to the Arrangement, shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under Applicable Securities Laws. Such securities shall not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act or under any other U.S. federal or state securities laws.

(x)	Non-Reliance. Ample acknowledges that none of Akerna, Purchaser, any Akerna Subsidiary, nor any Akerna Shareholder makes any representation or warranty with respect to Akerna, Purchaser, any Akerna Subsidiary or the Arrangement other than those expressly set forth in this Section 4.1 or any other agreement or instrument entered into by Akerna, Purchaser or Callco pursuant to this Agreement, and Ample has not relied on any statement of any Person in entering into this Agreement other than such express representations and warranties.

4.2	Representations and Warranties of Ample

Ample hereby represents and warrants to and in favour of Akerna and Purchaser as follows and acknowledges that Akerna and Purchaser are relying on these representations and warranties in connection with the matters contemplated by this Agreement and the consummation of the Arrangement:

(a)	Organization, Status and Qualification. Each of Ample and each Ample Subsidiary is a corporation duly incorporated, amalgamated or continued, or organized, as the case may be, and is validly subsisting, under the laws of the jurisdiction of its formation and has the requisite power and authority to own, lease and operate its respective properties and assets and to conduct its business as now owned and conducted. Each of Ample and each Ample Subsidiary is duly qualified to carry on business in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have an Ample Material Adverse Effect.

(b)	Authorization. Ample has all necessary corporate power and authority and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder (subject to approval of the Ample Board of the Ample Circular and matters relating to and to be approved at the Ample Meeting).

(c)	Enforceability. This Agreement has been duly executed and delivered by Ample and (assuming due execution and delivery by Akerna and Purchaser) is a legal, valid and binding obligation of Ample enforceable against it in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws of general application relating to or affecting the rights of creditors generally and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction. Each of the Contracts, agreements and instruments required by this Agreement to be delivered by it will, at the Effective Time, have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will at the Effective Time be enforceable against it in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and other Applicable Laws of general application relating or affecting the rights of creditors generally and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(d)	No Violations. Other than as permitted or contemplated under this Agreement and subject to obtaining the consents and delivery of the notices set forth in Schedule 4.2(d) of the Ample Disclosure Letter, none of the execution and delivery of this Agreement by Ample, the consummation by Ample of the Arrangement or any of the transactions contemplated by this Agreement or compliance by Ample with any of the provisions hereof will:

(i)	violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which with or without notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of its constating or governing documents;

(ii)	allow any Person to exercise any rights, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Ample is entitled (including by triggering any rights of first refusal or first offer or other restrictions or limitations) under any Ample Material Contract;

(iii)	subject to obtaining the Regulatory Approvals and the Ample Shareholder Approval in respect of the Arrangement, violate any Applicable Laws; and

(iv)	result in any restriction on Ample or any Ample Subsidiary from engaging in its business, as now conduced, or from competing with any Person or in any geographical area and does not and will not trigger or cause to arise any rights of any Person under any contract or arrangement to restrict Ample or any Ample Subsidiary from engaging in its business, as now conducted.

Other than in connection with obtaining any required Regulatory Approvals, compliance with any Applicable Laws, stock exchange rules and policies, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of Ample for the consummation by Ample of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not materially impede or delay the ability of Ample to consummate the Arrangement.

(e)	Subsidiaries. Other than as disclosed in Schedule 4.2(e) of the Ample Disclosure Letter and the Ample Subsidiaries, Ample does not have any material Subsidiaries or own, directly or indirectly, any shares, partnership interest, limited liability company interest or joint venture interest in, or any security issued by, any other Person. All of the issued and outstanding equity interests of Ample’s Subsidiaries are owned beneficially and of record by Ample and are fully paid and non-assessable.

(f)	Compliance with Applicable Laws; No Orders. Ample and each Ample Subsidiary has complied with all Applicable Laws in all material respects and is not in violation of any Applicable Laws in any material respect except where the failure to so comply would not reasonably be expected to have an Ample Material Adverse Effect.

(g)	Regulatory Approvals. As at the date of this Agreement, there are no Regulatory Approvals required to be obtained by Ample or the Ample Subsidiaries in connection with this Agreement or the Arrangement other than the Interim Order and the Final Order.

(h)	Authorized and Issued Capital. The authorized capital of Ample consists of an unlimited number of Ample Common Shares and 5,304,000 Ample Preferred Shares. As of the date of this Agreement, there are issued and outstanding 37,447,622 Ample Common Shares and 4,061,358 Ample Preferred Shares and no other shares are issued and outstanding. Other than: (i) Ample Options to acquire up to 1,309,750 Ample Common Shares; (ii) Ample Common Warrants to acquire up to 2,217,161 Ample Common Shares; and (iii) Ample Preferred Warrants to acquire up to 312,000 Ample Preferred Shares, there are no options, warrants or other rights, plans, agreements or commitments of any nature whatsoever requiring the issuance, sale or transfer by Ample of any securities of Ample (including Ample Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Ample (including Ample Shares). All outstanding Ample Shares and Ample Preferred Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. Other than the Ample Shares and Ample Preferred Shares, there are no securities of Ample outstanding which have the right to vote generally with the shareholders of Ample on any matter.

(i)	Significant Shareholders. Other than as set out in Schedule 4.2(i) of the Disclosure Letter, to the knowledge of Ample, no Person beneficially owns, directly or indirectly, or exercises control or direction over, Ample Shares representing more than 10% of the issued and outstanding Ample Shares (each, a “Significant Shareholder”).

(j)	Bankruptcy. Neither Ample nor any Ample Subsidiary is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Law regarding bankruptcy, insolvency or creditor’s rights generally and nor have any such entity made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. Neither Ample nor any Ample Subsidiary has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of Ample or any Ample Subsidiary or any of the assets of Ample and no execution or distress has been levied on any of the assets of Ample, nor have proceedings been commenced in connection with any of the foregoing.

(k)	Securities Laws Matters. No Securities Authority, other competent authority or stock exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of Ample, no such proceeding is, to the knowledge of Ample, pending, contemplated or threatened and neither Ample or Ample Subsidiaries is in material default of any requirement of any Applicable Laws.

(l)	U.S. Securities Law Matters.

(i)	There is no class of securities of Ample which is registered pursuant to Section 12 of the U.S. Exchange Act, nor is Ample subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act. Ample is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the U.S. Exchange Act.

(ii)	Ample is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940.

(iii)	Ample is not, has not previously been and on the Effective Date will not be a “shell company” (as defined in Rule 405 under the U.S. Securities Act).

(m)	Financial Statements.

(i)	The Ample Financial Statements fairly present, in accordance with IFRS, consistently applied, the financial position and condition of Ample at the dates thereof and the results of the operations of Ample for the periods then ended and reflect, in accordance with IFRS, consistently applied, all material assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of Ample, as at the dates thereof.

(ii)	Neither Ample nor, to Ample’s knowledge, any director, officer, Employee, auditor, accountant or representative of Ample, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, expression of concern or claim from any source, whether written or oral, regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Ample or the Ample Subsidiaries, including any material complaint, allegation, assertion, expression of concern or claim from any source that Ample has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the Ample Board.

(n)	Litigation. To the knowledge of Ample, there are no investigations by Governmental Entities, actions, suits or proceedings in progress, pending or threatened against Ample or any of its Subsidiaries, which if successful, would reasonably be expected to have an Ample Material Adverse Effect or would significantly impede the ability of Ample to consummate the Arrangement.

(o)	Undisclosed Liabilities. Other than as disclosed in Schedule 4.2(o) of the Ample Disclosure Letter, there are no liabilities or obligations of Ample of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in Ample’s audited consolidated financial statements as at December 31, 2018; (ii) incurred in the ordinary course of business since December 31, 2018; (iii) incurred in connection with this Agreement; or (iv) that would not be reasonably expected to have, individually or in the aggregate, an Ample Material Adverse Effect.

(p)	No Restrictions on Business. Other than as disclosed in Schedule 4.2(p) of the Ample Disclosure Letter, neither Ample nor any Ample Subsidiary is a party to or bound or affected by any commitment, agreement, judgment, injunction, order, decree or document binding upon Ample or such Ample Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing its business, or individually or in the aggregate, having an Ample Material Adverse Effect or containing any covenant expressly prohibiting, restricting or limiting its freedom or ability to: (i) compete in any line of business or geographic region; (ii) transfer or move any of the assets or operations; (iii) conduct any business practice of Ample or such Ample Subsidiary as now conducted; or (iv) effect any acquisition of property by Ample or such Ample Subsidiary (including following the transactions contemplated by this Agreement).

(q)	Real Property.

(i)	Except as would not be reasonably expected to have, individually or in the aggregate, an Ample Material Adverse Effect: (A) Ample and the Ample Subsidiaries, as applicable, have valid, good and marketable title to all of the real or immovable property owned by them (the “Ample Owned Properties”) free and clear of any Liens, except for Permitted Liens; and (B) there are no outstanding options or rights of first refusal to purchase the Ample Owned Properties or any portion thereof or interest therein.

(ii)	Except as would not be reasonably expected to have, individually or in the aggregate, an Ample Material Adverse Effect: (A) each lease or sublease for real and immovable property leased or subleased by Ample or any Ample Subsidiaries creates a good and valid leasehold estate in the premises thereby demised and is in full force and effect; (B) none of Ample or any Ample Subsidiaries is in breach of, or default under, such lease or sublease and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by Ample or any Ample Subsidiaries or permit termination, modification or acceleration by any third party thereunder; and (C) to the knowledge of Ample, no third party has repudiated or has the right to terminate or repudiate any such lease or sublease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof.

(r)	Personal Property. Ample and its Subsidiaries have valid, good and marketable title to all personal property owned by them, except as would not, individually or in the aggregate, be reasonably expected to have an Ample Material Adverse Effect.

(s)	Intellectual Property. Except as would not be reasonably expected to have, individually or in the aggregate, an Ample Material Adverse Effect: (i) Ample and its Subsidiaries, as applicable, own or possess, or have a licence to or otherwise have the right to use, all Intellectual Property which is material and necessary for the conduct of its business as presently conducted (collectively, the “Ample Intellectual Property Rights”); (ii) to the knowledge of Ample, all such Ample Intellectual Property Rights that are owned by Ample and its Subsidiaries are valid and enforceable subject only to any limitation under bankruptcy, insolvency or other Applicable Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction and does not infringe in any material way upon the rights of others; and (iii) to the knowledge of Ample, no third party is infringing upon the Ample Intellectual Property Rights owned or licensed by Ample or its Subsidiaries.

(t)	Employment Matters.

(i)	No Ample Employee has any agreement as to length of notice or severance payment required to terminate his or her employment other than such as results from Applicable Law from the employment of an employee without an agreement as to notice or severance.

(ii)	Other than as set out in Schedule 4.2(t)(ii) of the Ample Disclosure Letter and except as provided in this Agreement, there are no change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former Ample Employees providing for cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement, including a change of control of Ample or any of its Subsidiaries.

(iii)	Ample and its Subsidiaries are in material compliance with all terms and conditions of employment and all Applicable Laws respecting employment, including pay equity, wages, hours of work, overtime, vacation, human rights and work safety and health.

(iv)	There are no charges pending under applicable occupational health and safety legislation. Ample has complied in all material respects with any orders issued under applicable occupational health and safety legislation and there are no appeals of any orders under applicable occupational health and safety legislation currently outstanding.

(v)	There are no material Ample Employee related claims, complaints, investigations or orders under all Applicable Laws respecting employment now pending or, to the knowledge of Ample, threatened against Ample and its Subsidiaries by or before any Governmental Entity as of the date of this Agreement and, as of the date of this Agreement, no such claims, complaints, investigations or orders could reasonably be expected to have an Ample Material Adverse Effect.

(vi)	None of Ample or its Subsidiaries is: (A) a party to any collective bargaining agreement with respect to any Ample Employees or any contract with any employee association; or (B) is subject to any application for certification or, to the knowledge of Ample, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any employees of Ample by way of certification, voluntary recognition or succession rights. There is no labour strike, dispute, work slowdown or stoppage pending or involving, or to the knowledge of Ample threatened against Ample or any of its Subsidiaries.

(u)	Material Contracts and Other Contracts. True and correct copies of all Ample Material Contracts entered into by Ample and the Ample Subsidiaries have been included in the Ample Information and:

(i)	such Ample Material Contracts are valid and binding obligations of Ample or the applicable Ample Subsidiary, and Ample has no reason to believe that such Ample Material Contracts are not, valid and binding obligations of each other party thereto;

(ii)	neither Ample nor, to the knowledge of Ample, any of the other parties thereto (including any Ample Subsidiary), is in breach or violation of, or default under (in each case, with or without notice or lapse of time or both) any such Ample Material Contract and Ample has not received or given any notice of a default under any such Ample Material Contract which remains uncured; and

(iii)	to the knowledge of Ample, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of any Ample Material Contract or entitle any party to terminate, accelerate, modify or cause a default under, or trigger any pre-emptive rights or rights of first refusal under, any such Ample Material Contracts.

(v)	No Material Change. Since the date of the latest Ample Financial Statements:

(i)	there has not been any Ample Material Adverse Change (on a consolidated basis) and as of the date of this Agreement, there have been no material facts, transactions, events or occurrences which, to the knowledge of Ample, would reasonably be expected to have an Ample Material Adverse Effect (on a consolidated basis);

(ii)	other than as set out in Schedule 4.2(v) of the Ample Disclosure Letter, Ample and its Subsidiaries have not issued, sold, transferred, disposed of, acquired, redeemed, granted options or rights to purchase, rights of first refusal or subscription rights, or sold any securities of Ample or its Subsidiaries (or securities convertible into or exchangeable for Ample Shares) or permitted any reclassifications of any securities of Ample or any of its Subsidiaries;

(iii)	other than as set out in Schedule 4.2(v) of the Ample Disclosure Letter, Ample and its Subsidiaries have not amended or modified their constating documents;

(iv)	Ample and its Subsidiaries have not declared, paid or otherwise set aside for payment any non-cash dividend or other non-cash distribution with respect to the Ample Shares or any other equity securities;

(v)	Ample and its Subsidiaries have not merged or consolidated with, or acquired all or substantially all the assets of, or otherwise acquired, any business, business organization or division thereof, or any other Person;

(vi)	other than as set out in Schedule 4.2(v) of the Ample Disclosure Letter, there has not been any material increase in the salary, bonus or other remuneration payable by Ample or any of its Subsidiaries to any of their respective directors, officers, employees or consultants, and there has not been any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, deferred compensation or other compensation award or any grant to such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors, officers, employees or consultants;

(vii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had, or is reasonably likely to have, individually or in the aggregate, an Ample Material Adverse Effect has been incurred;

(viii)	there has not been any material change to the accounting practices used by Ample and its Subsidiaries;

(ix)	other than as set out in Schedule 4.2(v) of the Ample Disclosure Letter, there has not been any entering into, or any amendment of, any Ample Material Contract other than in the ordinary course of business consistent with past practice;

(x)	there has not been any satisfaction or settlement of any material claims or material liabilities, other than the settlement of claims or liabilities in the ordinary course of business; and

(xi)	Ample and its Subsidiaries have conducted their business only in the ordinary and normal course consistent with past practice, except for the transactions contemplated by this Agreement.

(w)	Taxes.

(i)	Ample and its Subsidiaries have timely filed, all material Tax Returns prior to the date hereof, other than those which have been administratively waived, and all such Tax Returns are true, complete and correct and are in accordance with Applicable Laws in all material respects;

(ii)	Ample and its Subsidiaries have paid on a timely basis all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes which are being or have been contested in good faith and for which adequate accruals have been provided in the Ample Financial Statements. Ample and its Subsidiaries have provided adequate accruals in accordance with IFRS in the most recent Ample Financial Statements for any Taxes of Ample and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due in any Tax Returns. Since the date of the most recent Ample Financial Statements, no material liability in respect of Taxes not reflected in such financial statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(iii)	Ample and its Subsidiaries have duly and timely withheld, or caused to be withheld, all material amounts of Taxes required by Applicable Laws to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any Person, including any present or former employees, officers or directors and any Persons who are non-residents of Canada for the purpose of the Tax Act) and duly and timely remitted, or caused to be remitted, to the appropriate Taxing Authority such Taxes required by Applicable Laws to be remitted by it;

(iv)	Ample and its Subsidiaries have duly and timely collected, or caused to be collected, all material amounts of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Applicable Laws to be collected by it and duly and timely remitted to the appropriate Taxing Authority any such amounts required by Applicable Laws to be remitted by it;

(v)	there are no audits or investigations in progress, or to the knowledge of Ample, pending or threatened by any Governmental Entity with respect to Taxes against Ample or any Ample Subsidiary or any of the assets of Ample or any Ample Subsidiary; and to the knowledge of Ample, no deficiencies, litigation, proposed adjustments or matters in controversy with respect to any amount of Taxes of Ample or any Ample Subsidiary have been asserted or have been raised by any Governmental Entity which remain unresolved at the date hereof, except, in each case, as are being contested in good faith and for which adequate accruals have been provided in the Ample Financial Statements;

(vi)	there are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any amount of Taxes of, or the filing of any Tax Return or any payment of any amount of Taxes by, Ample or any Ample Subsidiary;

(vii)	Ample is, and has been since incorporation, a “taxable Canadian corporation” as defined in the Tax Act;

(viii)	there are no circumstances existing which could result in additional Taxes owing as a result of the application of section 17, subsection 18(4), section 78, section 79, sections 80 to 80.04 or section 245 of the Tax Act to each of Ample and the Ample Subsidiaries;

(ix)	there are no Liens for Taxes upon any of the assets of Ample or any of its Subsidiaries; and

(x)	Ample has not either directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

(x)	Corporate Records. Other than as set out in Schedule 4.2(x) of the Ample Disclosure Letter, the corporate records and minute books, books of account and other records of Ample and each Ample Subsidiary have (whether of a financial or accounting nature or otherwise) been maintained in accordance with, in all material respects, all Applicable Laws and prudent business practice and are complete and accurate in all material respects. Copies of the constating documents of Ample and each Ample Subsidiary, together with all amendments to date, which are included in the Ample Information, are accurate and complete in all material respects and have not been amended or superseded.

(y)	Insurance. Policies of insurance are in force naming Ample as an insured that adequately cover all risks as are customarily covered by businesses in the industry in which Ample operates and Ample and its Subsidiaries are in compliance in all material respects with all requirements with respect to such policies. All such policies shall remain in force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and shall not be cancelled or otherwise terminated as a result of the Arrangement. To the knowledge of Ample, each material insurance policy currently in effect that insures the physical properties, business, operations and assets of Ample and its Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. There is no material claim pending under any insurance policy of Ample or any Subsidiary that has been denied, rejected, questioned, or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims.

(z)	Employee Plans.

(i)	Except as would not be reasonably expected to have, individually or in the aggregate, an Ample Material Adverse Effect, all of the Employee Plans are and have been established, registered, qualified and administered in accordance with all Applicable Laws and in accordance with their terms, the terms of the material documents that support such Employee Plans and the terms of agreements between Ample and its Subsidiaries and Ample Employees (present and former) who are members of, or beneficiaries under, the Employee Plans. To the knowledge of Ample, no fact or circumstance exists which could adversely affect the registered status of any such Employee Plan. Neither Ample nor, to the knowledge of Ample, any of its agents or delegates, has breached any fiduciary obligation with respect to the administration or investment of any Employee Plan.

(ii)	Except as would not be reasonably expected to have, individually or in the aggregate, an Ample Material Adverse Effect: (A) all current obligations of Ample regarding the Employee Plans have been satisfied; and (B) all contributions, premiums or Taxes required to be made or paid by Ample by Applicable Laws or under the terms of each Employee Plan have been made in a timely fashion in accordance with Applicable Laws and the terms of the applicable Employee Plan.

(iii)	There are no material pension or retirement income plans of Ample.

(iv)	To the knowledge of Ample, no Employee Plan is subject to any pending investigation, examination, action, claim (including claims for Taxes, interest, penalties or fines) or any other proceeding initiated by any Person (other than routine claims for benefits) which, if adversely determined, would be reasonably expected to have, individually or in the aggregate, an Ample Material Adverse Effect and, to the knowledge of Ample, there exists no state of facts which could reasonably be expected to give rise to any such investigation, examination, action, claim or other proceeding.

(v)	Other than as set out in Schedule 4.2(z)(v) of the Ample Disclosure Letter and except as provided in this Agreement, the execution, delivery and performance of this Agreement and the consummation of the Arrangement will not: (A) result in any material payment (including bonus, golden parachutes, retirement, severance, unemployment compensation or other benefit or enhanced benefit) becoming due or payable to any of the Ample Employees (present or former); (B) materially increase the compensation or benefits otherwise payable to any Ample Employee (present or former); or (C) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any Employee Plan.

(vi)	None of the Employee Plans provide for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependants of retired or terminated employees.

(vii)	All current obligations of Ample regarding the Employee Plans have been satisfied, and all contributions, premiums or Taxes required to be made or paid by Ample by Applicable Laws or under the terms of each Employee Plan have been made in a timely fashion in accordance with Applicable Laws and the terms of the applicable Employee Plan.

(aa)	Environmental Matters. Except as would not be reasonably expected to have, individually or in the aggregate, an Ample Material Adverse Effect: (i) no written notice, order, complaint or penalty has been received by Ample or any of its Subsidiaries alleging that Ample or any of its Subsidiaries is in violation of, or has any liability or potential liability under, any Environmental Laws and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of Ample, threatened against Ample or any of its Subsidiaries which alleges a violation of, or any liability or potential liability under, any Environmental Laws; (ii) Ample and each of its Subsidiaries has all environmental permits necessary for the operation of their respective businesses and to comply with all Environmental Laws; and (iii) the operations of Ample and each of its Subsidiaries are in compliance with Environmental Laws.

(bb)	No Dividends. Since December 31, 2018, Ample has not declared, paid or resolved to declare or pay any dividends or distributions.

(cc)	Related Party Transactions. No officer, director or Employee of Ample, or any Affiliate of such officer, director or Employee: (i) is a party to any contract or transaction with Ample (other than for legal services and services as Employees, officers or directors); (ii) has any ownership interest in any property, real or personal or mixed, tangible or intangible, used by Ample or any Ample Subsidiary in its business; or (iii) is indebted to Ample or any Ample Subsidiary.

(dd)	Brokers. Other than as set out in Schedule 4.2(dd) of the Ample Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from, or to the reimbursement of any of its expenses by, Ample in connection with this Agreement or the Arrangement.

(ee)	Anti-Corruption.

(i)	Neither Ample nor any Ample Subsidiary has, directly or indirectly: (A) made, offered or authorized any contribution, payment, promise, advantage or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction or any official of any public international organization; or (B) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment, promise, advantage or gift would violate, or was or would be prohibited under, Applicable Laws, including the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the Convention’s Commentaries, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder.

(ii)	No action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving Ample or any Ample Subsidiary is pending or threatened under any applicable financial recordkeeping and reporting requirements and under all applicable money laundering laws and statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, whether in Canada or other jurisdictions.

(iii)	None of Ample, any Ample Subsidiary, nor any director, officer, agent, Employee or any other Person acting on behalf of Ample, or any Ample Subsidiary has been or is the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (in this subsection 4.2(ee)(iii) only, “OFAC”) (including but not limited to the designation as a “specially designated national or blocked person” thereunder), the Government of Canada, Her Majesty’s Treasury, the European Union or any other relevant sanctions authority; and none of Ample or any Ample Subsidiary is in violation of any of the economic sanctions of the United States administered by OFAC or economic sanctions of any other relevant sanctions authority or any law or executive order relating thereto (in this subsection 4.2(ee)(iii) only, the “Economic Sanctions”) or is conducting business with any Person subject to any Economic Sanctions.

(ff)	Equity Monetization Plans. There are no outstanding stock appreciation rights, phantom equity, profit sharing plan or similar rights, agreements, arrangements or commitments payable to any Employee and which are based upon the revenue, value, income or any other attribute of Ample or any Ample Subsidiary.

(gg)	Rights Plans. Ample does not have any similar type of shareholder rights plan. Ample will not adopt any shareholder rights plan or any other similar form of plan, agreement, Contract or instrument that will trigger any rights to acquire Ample Shares or other securities of Ample or any Ample Subsidiary upon the entering into of this Agreement or in connection with the Arrangement.

(hh)	Place of Principal Offices. None of Ample or any Ample Subsidiary is incorporated or formed in the United States, is not organized under the laws of the United States and does not have its principal office within the United States.

(ii)	Investment Company. None of Ample or any Ample Subsidiary is registered or required to be registered as an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

(jj)	Shareholder Agreements. Other than as set out in Schedule 4.2(jj) and existing agreements with Akerna, there are no shareholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements, or commitments to which Ample is a party or, to the knowledge of Ample, with respect to any shares or other equity interests of Ample or any other Contract relating to disposition, voting or dividends with respect of any equity securities of Ample.

(kk)	Competition Act. Ample, together with its affiliates, as such term is defined under the Competition Act, neither have assets in Canada with an aggregate value in excess of $96,000,000 nor aggregate gross revenues from sales in, from or into Canada in excess of $96,000,000, as determined in accordance with the Competition Act.

(ll)	Disclosure. The representations and warranties set forth in this Section 4.2 do not contain any untrue statement of a material fact or omit to state a material fact which is necessary in order to make the statements contained in those representations and warranties, taken as a whole, not misleading in any material respect.

(mm)	Non-Reliance. Each of Akerna and Purchaser acknowledge that none of Ample, any Ample Subsidiary, nor any Ample Shareholder makes any representation or warranty with respect to Ample, any Ample Subsidiary or the Arrangement other than those expressly set forth in this Section 4.2 or any other agreement or instrument entered into by Ample pursuant to this Agreement, and each of Akerna and Purchaser have not relied on any statement of any Person in entering into this Agreement other than such express representations and warranties.

Article 5

CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction or mutual waiver, on or before the Effective Date or such other time specified, of the following conditions:

(a)	the Interim Order will have been granted in form and substance satisfactory to Akerna, Purchaser and Ample, acting reasonably, and such order will not have been set aside or modified in a manner unacceptable to Akerna, Purchaser and Ample, each acting reasonably, on appeal or otherwise;

(b)	the Arrangement Resolution will have been passed by the Ample Shareholders by the Outside Date in accordance with the Interim Order;

(c)	the Akerna Shareholder Matters will have been passed by the Akerna Shareholders by the Outside Date;

(d)	the Final Order will have been granted by the Outside Date in form and substance satisfactory to Akerna, Purchaser and Ample, acting reasonably, and such order will not have been set aside or modified in a manner unacceptable to Akerna, Purchaser and Ample, each acting reasonably, on appeal or otherwise;

(e)	no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order or law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(f)	all Regulatory Approvals will have been obtained on terms and conditions satisfactory to each of Akerna, Purchaser and Ample, each acting reasonably;

(g)	the Akerna Shares to be issued upon the exchange of Exchangeable Shares shall, subject to customary conditions, have been approved for listing on the NASDAQ; and

(h)	the Exchangeable Shares, and the Akerna Shares to be issued pursuant to the exchange of the Exchangeable Shares, in each case to be issued pursuant to the Arrangement, shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

5.2	Additional Conditions to Obligations of Akerna and Purchaser

The obligation of Akerna and Purchaser to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Akerna and Purchaser and may be waived by Akerna and Purchaser, in whole or in part at any time, each in its sole discretion, without prejudice to any other rights which Akerna may have):

(a)	the representations and warranties of Ample set forth in this Agreement will be: (i) for the representations and warranties qualified as to materiality, true and correct in all respects; and (ii) for all other representations and warranties, true and correct in all material respects, as of the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, the accuracy of which will be determined as of that specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not or would not be reasonably expected to have an Ample Material Adverse Effect or materially impede completion of the Arrangement, and Ample will have provided to Akerna and Purchaser a certificate of two senior officers or authorized signatories certifying such accuracy;

(b)	Ample will have complied in all material respects with its covenants herein, and Ample will have provided to Akerna and Purchaser a certificate of two senior officers or authorized signatories certifying compliance with such covenants;

(c)	there shall be no action or proceeding (whether by a Governmental Entity or any other Person) pending or threatened in any jurisdiction to:

(i)	cease trade, enjoin or prohibit or impose any limitations, damages or conditions on, Akerna’s ability to acquire, hold or exercise full rights of ownership over, any Ample Shares, including the right to vote the Ample Shares;

(ii)	impose terms or conditions on the completion of the Arrangement or on the ownership or operation by Akerna of the business or assets of Akerna, Ample and any Ample Subsidiaries, affiliates and related entities; or

(iii)	prevent or materially delay the consummation of the Arrangement;

(d)	between the date hereof and the Effective Time, there will not have occurred any Ample Material Adverse Effect;

(e)	the Shareholder Representative shall have duly executed and delivered copies of each of the Escrow Agreement and the Rights Indenture;

(f)	on the date hereof, Akerna and Purchaser shall have received the Ample Shareholder Support Agreements duly executed by each of the directors and officers of Ample;

(g)	as of the Effective Time, the Ample Supporting Securityholders shall not have breached their obligations or covenants under the Ample Shareholder Support Agreements in any material respect; and

(h)	Ample Shareholders have not validly exercised and not withdrawn Dissent Rights with respect to more than 5% of the Ample Shares then outstanding.

5.3	Additional Conditions to Obligations of Ample

The obligation of Ample to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Ample and may be waived by Ample, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which Ample may have):

(a)	Akerna and the Purchaser shall have delivered the Up-front Consideration and CVRs in accordance with Section 2.14;

(b)	the representations and warranties of Akerna and Purchaser set forth in this Agreement will be: (i) for the representations and warranties qualified as to materiality, true and correct in all respects; and (ii) for all other representations and warranties, true and correct in all material respects, as of the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, the accuracy of which will be determined as of that specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not or would not be reasonably expected to have a material adverse effect on the ability of Purchaser to complete the Arrangement or materially impede completion of the Arrangement, and Akerna and Purchaser will have provided to Ample a certificate of two senior officers or authorized signatories certifying such accuracy;

(c)	Akerna and Purchaser will have complied in all material respects with its covenants herein, and Akerna and Purchaser will have provided to Ample a certificate of two senior officers or authorized signatories certifying compliance with such covenants; and

(d)	between the date hereof and the Effective Time, there will not have occurred any Akerna Material Adverse Effect;

(e)	on the date hereof, Ample shall have received the Akerna Shareholder Support Agreements duly executed by each of the directors and officers of Akerna;

(f)	Akerna shall have delivered copies of each of the Exchangeable Share Support Agreement, the Voting and Exchange Trust Agreement, the Escrow Agreement and the Rights Indenture, in each case, duly executed by each party thereto other than the Shareholder Representative; and

(g)	as of the Effective Time, the directors and officers of Akerna shall not have breached their obligations or covenants under the Akerna Shareholder Support Agreements in any material respect.

5.4	Notice and Effect of Failure to Comply with Conditions

(a)	Each Party shall give prompt notice to the other Parties of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to: (i) cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect; or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder; provided that, that no such notification will affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

(b)	If any of the conditions precedents set forth in Sections 5.1, 5.2 or 5.3 hereof shall not be complied with or waived by the Party or Parties for whose benefit such conditions are provided on or before the date required for the performance thereof, then a Party for whose benefit the condition precedent is provided may, in addition to any other remedies they may have at law or equity, rescind and terminate this Agreement provided that the Party intending to rely thereon has delivered a written notice to the other Parties, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition or the availability of a termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure any such matter capable of being cured, and that has not occurred as a result of a willful breach, to the satisfaction of the other Parties, acting reasonably, no Party may terminate this Agreement if such matter capable of being cured has been cured to the satisfaction of the Parties seeking termination of this Agreement, acting reasonably, prior to the expiration of a period of five Business Days from the date of receipt of such notice (provided that no such cure period shall extend beyond the Outside Date and no such cure period shall be provided for a breach which by its nature cannot be cured). More than one such notice may be delivered by a Party. If a Party seeking termination of this Agreement hereunder delivers a notice of such termination within five Business Days of the scheduled date of the Akerna Meeting or Ample Meeting, as applicable, unless the Parties agree otherwise and subject to compliance with Applicable Law, the respective Party shall postpone or adjourn its shareholders’ meeting to the earlier of: (i) the date that is ten Business Days from receipt of the termination notice; and (ii) five Business Days prior to the Outside Date.

5.5	Satisfaction of Conditions

The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released at the Effective Time. For certainty, and notwithstanding the terms of any escrow arrangement entered into between the Parties and the Depositary other than the Escrow Agreement, all funds and CVRs held in escrow by the Depositary pursuant to Section 2.14(a) hereof shall be released from escrow at the Effective Time without any further act or formality required on the part of any Person, and the Exchangeable Shares deposited with the Escrow Agent will be held and released at the times and in accordance with the terms and conditions of the Escrow Agreement.

Article 6

INDEMNIFICATION

6.1	Indemnification by Ample Shareholders

From and after the Effective Time, the Ample Shareholders shall, jointly and severally indemnify Akerna and Purchaser (each a “Purchaser Indemnified Person”) in respect of, and hold each Purchaser Indemnified Person harmless against any and all Damages incurred or suffered by such Purchaser Indemnified Person resulting from, relating to or constituting:

(a)	any breach or inaccuracy, as of the date of this Agreement or as of the Effective Date, of any representation or warranty of Ample contained in this Agreement or any other agreement or instrument furnished by Ample to Akerna pursuant to this Agreement; or

(b)	any failure to perform any covenant or agreement of Ample contained in this Agreement or any other agreement or instrument furnished by Ample to Akerna pursuant to this Agreement.

6.2	Indemnification by Akerna and Purchaser

From and after the Effective Time, Akerna and Purchaser shall, jointly and severally indemnify each Ample Shareholder (each an “Ample Indemnified Person”) in respect of, and hold it harmless against any and all Damages incurred or suffered by any Ample Shareholder resulting from, relating to or constituting:

(a)	any breach or inaccuracy, as of the date of this Agreement or as of the Effective Date, of any representation or warranty of Akerna or Purchaser contained in this Agreement or any other agreement or instrument furnished by Akerna or Purchaser to Ample pursuant to this Agreement; or

(a)	any failure to perform any covenant or agreement of Akerna or Purchaser contained in this Agreement or any other agreement or instrument furnished by Akerna or Purchaser to Ample pursuant to this Agreement.

6.3	Indemnification Claims

(a)	A Party that may be entitled to make a Claim for indemnification under this Agreement (the “Indemnified Party”) shall provide a Claim Notice to the other Party or Parties (the “Indemnifying Party”) promptly upon the Indemnified Party becoming aware of the Claim and in no event later than the relevant date, if any, specified in Section 6.4. Each Claim Notice shall describe in reasonable detail (to the extent then known to the Indemnified Party) the facts constituting the basis for such Claim, the amount of the claimed Damages, and whether such Claim arises in respect of a Third Party Action or whether such Claim does not so arise. No delay or failure on the part of an Indemnified Party in so delivering a Claim Notice shall relieve any Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure.

(b)	Within 15 Business Days after delivery of a Claim Notice respecting a Third Party Action, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that: (i) the Indemnifying Party may only assume control of such defense if: (A) they acknowledge in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which such Indemnified Party shall be indemnified pursuant to this Article 6; and (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the value of the unused portion of the maximum liability each applicable Indemnifying Party is liable for as contemplated hereunder; and (ii) an Indemnifying Party may not assume control of the defense of any Third Party Action involving Taxes or criminal liability or in which equitable relief is sought against an Indemnifying Party. If the Indemnifying Party does not, or is not permitted under the terms of this Agreement to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Party which is not controlling the defense of the Third Party Action (the “Non-Controlling Party”) may participate in such defense at its own expense. The party controlling the defence of the Third Party Action (the “Controlling Party”) Party shall keep the Non-Controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party, agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. Except as provided in subsection 6.3(d) below, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)	Within 15 Business Days after delivery of a Claim Notice, an Indemnifying Party shall deliver to each Indemnified Party a written response in which the Indemnifying Party, shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount; (ii) agree that the Indemnified Party is entitled to receive an Agreed Amount; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Party is entitled to indemnification under this Article 6. If no written response is delivered by the Indemnifying Party within such 15 Business Day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount.

(d)	During the 20 Business Day period following the delivery of a written response from the Indemnifying Party that reflects a Dispute, the Indemnifying Party and Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 20 Business Day period, any party may commence an action to resolve such Dispute in a court of competent jurisdiction in the Province of Ontario in accordance with this Agreement. If the Indemnified Party is seeking to enforce the Claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both the Indemnifying Party and Indemnified Party instructing the Escrow Agent as to what (if any) portion of the Escrowed Shares shall be distributed to the Indemnified Party (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)	Notwithstanding the other provision of this Section 6.3, if a third party asserts (other than by means of a lawsuit or a tax reassessment) that the Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Indemnified Party may be entitled to indemnification pursuant to this Article 6, and the Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then: (i) the Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party; (ii) the Indemnified Party may subsequently make a claim for indemnification in accordance with this Article 6; (iii) the Indemnified Party shall be reimbursed, in accordance with this Article 6, for any such Damages for which it is entitled to indemnification (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article 6).

(f)	The Shareholder Representative shall have full power and authority on behalf of each Ample Shareholder, to take any and all actions on behalf of, execute any and all instrument on behalf of, and execute or waive any and all rights of, the Ample Shareholders under this Article 6. The Shareholder Representative shall have no liability to any Ample Shareholders for any action taken or omitted on behalf of the Ample Shareholders pursuant to this Article 6.

6.4	Survival of Representations and Warranties

(a)	Unless otherwise specified in this Section 6.4(a) or elsewhere in this Agreement, the representations and warranties contained in this Agreement shall survive the Effective Date and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the date that is 12 months from the Effective Date.

(b)	If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty, covenant or agreement, a Claim Notice or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for the purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favour of the Indemnified Party, then the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article 6 shall not be affected by: (i) any investigation conducted by or on behalf of the Indemnified Party or any knowledge acquired (or capable of being acquired) by the Indemnified Party whether before or after the date of this Agreement or the Effective Date with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder; or (ii) any waiver by the Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.5	Limitations

(a)	With respect to Claims for Damages arising under Section 6.1 or 6.2, no Ample Shareholders, on one hand, and neither of Akerna nor the Purchaser, on the other hand, shall be liable for any such Damages until the aggregate amount of all such Damages for which such Party(ies) may be liable, exceeds $350,000 (at which point the applicable Indemnifying Party(ies) shall become liable for all Damages under Section 6.1 or 6.2, as applicable, from first dollar, and in excess of such amount); provided that the limitation set forth in this sentence shall not apply to claims based on: (i) fraud; or (ii) any claim pursuant to an Akerna Fundamental Representation and Warranty or an Ample Fundamental Representation and Warranty, (iii) any failure of Akerna to satisfy its obligations with respect to the Deferred Consideration under Section 2.19 or the Rights Indenture, or (iv) any Ample Shareholder’s entitlement following the Effective Time to receive Akerna Shares in exchange for Exchangeable Shares held by such Ample Shareholder or any alleged breach of the Voting and Exchange Trust Agreement, the Exchangeable Share Support Agreement or the rights and entitlements of any holder of Exchangeable Shares under the articles of incorporation of Purchaser.

(b)	Except for Claims based on fraud, the total aggregate liability of the Ample Shareholders for all Claims shall not exceed the aggregate value of the Escrowed Shares.

(c)	The total liability of the Ample Shareholders for all Claims (inclusive of Claims based on fraud) shall not exceed the aggregate value of the Escrowed Shares and the Closing Shares.

(d)	The recovery of Escrowed Shares and Closing Shares pursuant to Section 6.6 shall be the exclusive means for a Purchaser Indemnified Person to collect Damages for which it is entitled to indemnification under this Article 6 from the Ample Shareholders.

(e)	Except for Claims based on (i) fraud, (ii) with respect to any failure of Akerna to satisfy its obligations with respect to the Deferred Consideration under Section 2.19 or the Rights Indenture, or (iii) any Ample Shareholder’s entitlement following the Effective Time to receive Akerna Shares in exchange for Exchangeable Shares held by such Ample Shareholder or any alleged breach of the Voting and Exchange Trust Agreement, the Exchangeable Share Support Agreement or the rights and entitlements of any holder of Exchangeable Shares under the articles of incorporation of Purchaser, the total liability of Akerna and Purchaser shall not exceed the amount determined by multiplying the aggregate number of Escrowed Shares by the Deemed Value Amount.

(f)	The total liability of Akerna and Purchaser for all Claims (inclusive of Claims based on fraud), except for Claims based on (i) any failure of Akerna to satisfy its obligations with respect to the Deferred Consideration under Section 2.19 or the Rights Indenture, or (ii) any Ample Shareholder’s entitlement following the Effective Time to receive Akerna Shares in exchange for Exchangeable Shares held by such Ample Shareholder or any alleged breach of the Voting and Exchange Trust Agreement, the Exchangeable Share Support Agreement or the rights and entitlements of any holder of Exchangeable Shares under the articles of incorporation of Purchaser, shall not exceed the amount determined by multiplying the aggregate number of Escrowed Shares and Closing Shares by the Deemed Value Amount.

(g)	An Indemnifying Party shall have no liability to an Indemnified Party for any punitive or exemplary damages except in connection with a Third Party Action.

(h)	An Indemnifying Party shall have no liability to an Indemnified Party hereunder for any Damages that arise as a result of any proposed or actual promulgation or change of any Applicable Laws which occurs after the Effective Date, whether or not the same takes effect retroactively.

(i)	An Indemnifying Party shall not have duplicate liability to an Indemnified Party hereunder by virtue of more than one representation, warranty or covenant relating to the same matter or thing.

(j)	No Ample Shareholder shall have any right of contribution against Ample with respect to any breach by Ample of any of its representations, warranties, covenants or agreements.

(k)	Any payments made to a Party pursuant to this Article 6 or pursuant to the Escrow Agreement shall be treated as an adjustment to the Consideration for tax purposes to the extent permitted by Applicable Law.

(l)	Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision, or in respect of any Claim Notice, and the sum is subject to a charge to Taxes in the hands of the recipient (other than Taxes attributable to a payment being properly treated as an adjustment to the Consideration) the sum payable shall be increased to such sum as will ensure that after payment of such Taxes (and after giving credit for any relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that would have been received in the absence of such a charge to Taxes.

6.6	Recourse to Escrowed Shares

(a)	Except with respect to Claims based on fraud, recovery of Escrowed Shares pursuant to this Section 6.6(a) shall be the exclusive means for a Purchaser Indemnified Person to collect any Damages for which it is entitled to indemnification under this Article 6 from the Ample Shareholders. During the term of the Escrow Agreement (exclusive of any extension thereof past its regular term which occurs solely as a result of a Claim being made thereunder, other than with respect to such Claim), if the Ample Shareholders (or any of them) are determined to owe a Claim amount under this Article 6, then the amount due to any Purchaser Indemnified Person shall be made by the delivery of Escrowed Shares to each applicable Purchaser Indemnified Person pursuant to the Escrow Agreement. The Parties hereby agree that the number of Escrowed Shares that shall be released from escrow in satisfaction of any liability for Damages that a Purchaser Indemnified Person is entitled to recover from an Ample Shareholder in connection with any claim for indemnification under this Article 6 shall, subject to the other limitations on liability set forth in this Article 6, be equal to the amount of Damages that such Purchaser Indemnified Person is entitled to recover from such Ample Shareholder, divided by the 20 day volume weighted average price of the Akerna Shares (converted to Canadian dollars from US dollars using the Exchange Rate as of the last trading day immediately preceding the date on which such Claim is Determined) as quoted on the NASDAQ on the last trading day immediately preceding the date on which such Claim is Determined (the “Deemed Escrow Value”). A Claim shall be deemed to be “Determined” for the purposes of this Section 6.6(a), (a) in the case of any Third Party Action which the Shareholder Representative, on behalf of the Ample Shareholders (or any of them), elected to defend, by any settlement agreement between the Shareholder Representative and the applicable Persons asserting such Third Party Action, or otherwise by order of a court, tribunal or arbitrator of competent jurisdiction; or (b) in the case of all other Claims for indemnification, by written acknowledgement of liability by the Shareholder Representative, on behalf of the Ample Shareholders (or any of them), by settlement agreement between the Shareholder Representative and the applicable Purchaser Indemnified Person(s), or otherwise by order of a court, tribunal or arbitrator of competent jurisdiction.

(b)	With respect to Claims based on fraud, if the aggregated Deemed Escrow Value of the Escrowed Shares that are then available to be claimed against pursuant to the Escrow Agreement is insufficient to satisfy any Ample Shareholder’s liability for Damages in respecting of fraud, then during the term of the Escrow Agreement (exclusive of any extension thereof past its regular term which occurs solely as a result of a Claim being made thereunder, other than with respect to such Claim), the amount due to the applicable Purchaser Indemnified Persons that cannot be satisfied out of the Escrowed Shares shall be made by the delivery to the applicable Purchaser Indemnified Persons of Closing Shares that then remain in escrow and available to be claimed against pursuant to the Escrow Agreement. The Parties hereby agree that the number of Closing Shares that shall be released from escrow in satisfaction of any liability for Damages based on fraud that a Purchaser Indemnified Person is entitled to recover from an Ample Shareholder in connection with any claim for indemnification under this Article 6 shall, subject to all other limitations on liability set forth in this Article 6, be equal to the amount of Damages that such Purchaser Indemnified Person is entitled to recover from such Ample Shareholder (minus the amount of any such Damages recovered against the Escrowed Shares), divided by the applicable Deemed Escrow Value.

6.7	Satisfaction of Damages with Akerna Shares

If Akerna and Purchaser (or either of them) are determined to owe a Claim amount under this Article 6, then the amount due to any Ample Indemnified Person may, in the sole discretion of Akerna and the Purchaser, be made by the issuance of additional Akerna Shares to such Ample Indemnified Person. The Parties hereby agree that the number of additional Akerna Shares to be issued in satisfaction of any liability for Damages that an Ample Indemnified Person is entitled to recover from Akerna and/or Purchaser in connection with any claim for indemnification under this Article 6 shall, subject to the other limitations on liability set forth in this Article 6, be equal to the amount of Damages that such Ample Indemnified Person is entitled to recover from Akerna and/or Purchaser, divided by the 20 day volume weighted average price of the Akerna Shares (converted to Canadian dollars from US dollars using the Exchange Rate as of the last trading day immediately preceding the date on which such Claim is Determined) as quoted on the NASDAQ on the last trading day immediately preceding the date on which such Claim is Determined. A Claim shall be deemed to be “Determined” for the purposes of this Section 6.7, (a) in the case of any Third Party Action which Akerna and/or Purchaser elected to defend, by any settlement agreement between Akerna and/or Purchaser and the applicable Persons asserting such Third Party Action, or otherwise by order of a court, tribunal or arbitrator of competent jurisdiction; or (b) in the case of all other Claims for indemnification, by written acknowledgement of liability by Akerna and/or Purchaser, by settlement agreement between Akerna and/or Purchaser and the applicable Ample Indemnified Person(s), or otherwise by order of a court, tribunal or arbitrator of competent jurisdiction.

6.8	Exclusive Remedy

Following the Effective Date, no Party may make any claim for Damages in respect of this Agreement, including for certainty, in respect of the Arrangement and each other transaction contemplated hereby, or in respect of any breach hereof, against any other Party except by making a Claim pursuant to and in accordance with this Article 6. The indemnities provided for in Sections 6.1 and 6.2 shall constitute the only remedy of Akerna, Purchaser and the Shareholder Representative (on behalf of the Ample Shareholders) against any Party for any inaccuracy in or breach of any representation, warranty, covenant or agreement of such Party contained in this Agreement and each of the Parties hereto expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against a Party.

6.9	Mitigation

Nothing in this Article 6 shall eliminate or reduce an Indemnified Party’s obligation to mitigation Damage as required by Applicable Laws.

Article 7

AMENDMENT

7.1	Amendment

This Agreement may at any time and from time to time before or after the holding of the Ample Meeting be amended by written agreement of the Parties without, subject to Applicable Laws, further notice to or authorization on the part of the Ample Shareholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any other conditions precedent contained herein,

provided that no such amendment reduces or materially adversely affects the consideration to be received by Ample Shareholders without approval by the affected Ample Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

7.2	Amendment of Plan of Arrangement

(a)	Ample, Akerna and Purchaser reserve the right to amend, modify and/or supplement the Plan of Arrangement at any time and from time to time prior to the Effective Time by written agreement of the Parties, provided that any amendment, modification or supplement must be contained in a written document which is: (i) filed with the Court and, if made following the Ample Meeting, approved by the Court; and (ii) communicated to Ample Shareholders in the manner required by the Court (if so required).

(b)	Other than as may be required under the Interim Order, any amendment, modification or supplement to the Plan of Arrangement may be proposed by Ample, Akerna and Purchaser (if consented to by all of the Parties, each acting reasonably) at any time prior to or at the Ample Meeting with or without any other prior notice or communication and, if so proposed and accepted, in the manner contemplated and to the extent required by this Agreement, by the Ample Shareholders, shall become part of the Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to the Plan of Arrangement which is approved or directed by the Court following the Ample Meeting shall be effective only: (i) if it is consented to by Ample, Akerna and Purchaser (each acting reasonably); and (ii) is not adverse to the financial interests of any former holder of Ample Shares and, if required by the Court or Applicable Laws, it is consented to by the Ample Shareholders.

(d)	Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Effective Time shall be effective only if it is consented to in writing by Purchaser, Akerna and Ample, and provided that it concerns a matter which, in the reasonable opinion of each of Purchaser, Akerna and Ample, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial interests of any former holder of Ample Shares, Ample Options or Ample Warrants.

Article 8

TERMINATION AND AMENDMENT

8.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Date:

(i)	by mutual written consent of the Parties;

(ii)	by either Akerna and Purchaser or Ample, if the Arrangement Resolution shall have failed to receive the Ample Shareholder Approval at the Ample Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order;

(iii)	by either Akerna and Purchaser or Ample, if the Akerna Shareholder Matters shall have failed to receive the Akerna Shareholder Approval at the Akerna Meeting (including any adjournment or postponement thereof);

(iv)	by either Akerna and Purchaser or Ample, if the Effective Time shall not have occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this subsection 8.1(a)(iii) shall not be available to any Party whose failure to fulfill any of its obligations has been the cause of, or resulted in, the failure of the Effective Time to occur by such date;

(v)	as provided in Section 5.4; provided that the Party seeking termination is not then in breach of this Agreement so as to cause any of the conditions set forth in Sections 5.1, 5.2 and 5.3, as applicable, not to be satisfied;

(vi)	by Akerna if:

(A)	prior to the Effective Time: (1) the Ample Board or any committee thereof: (i) fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Akerna or fails to reaffirm (without qualification) the Ample Board Recommendation, or its recommendation of the Arrangement within five Business Days (and in any case prior to the Ample Meeting) after having been requested in writing by Akerna to do so (acting reasonably); or (ii) takes no position or a neutral position with respect to an Acquisition Proposal for more than five Business Days after the public announcement of such Acquisition Proposal; or (2) the Ample Board or a committee thereof shall have resolved or proposed to take any of the foregoing actions ((1) or (2) each a “Ample Change in Recommendations”); or (3) Ample shall have breached Section 3.8 in any material respect;

(B)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Ample set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by Akerna and provided that Akerna is not then in breach of this Agreement so as to cause any condition in Section 5.3(a) or Section 5.3(c) not to be satisfied; or

(C)	there has occurred an Ample Material Adverse Effect which is not capable of being cured on or before the Outside Date; and

(vii)	by Ample if:

(A)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Akerna or Purchaser set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 5.3(a) or Section 5.3(c) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by Ample and provided that Ample is not then in breach of this Agreement so as to cause any condition in Section 5.2(a) or Section 5.2(b) not to be satisfied; or

(B)	there has occurred an Akerna Material Adverse Effect which is not capable of being cured on or before the Outside Date;

(b)	The Party desiring to terminate this Agreement pursuant to this Section 8.1 shall deliver written notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)	If this Agreement is terminated in accordance with the foregoing provisions of this Section 8.1, this Agreement will forthwith become void and no Party will have any further liability or obligation to the other Parties hereunder except as provided this subsection 8.1(b), subsection 3.6(h), subsection 3.7(j), Section 10.1, Section 10.5, Section 10.9, Section 10.10 and Section 10.12, which will survive such termination. Notwithstanding the foregoing, nothing contained in this subsection 8.1(c) shall relieve any Party from liability for any fraud or wilful or intentional breach of any provision of this Agreement.

Article 9

NOTICES

9.1	Notices

All notices that may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by email (with confirmation of transmission) or delivered by registered mail (return receipt requested, postage prepaid), addressed as follows:

(a)	in the case of Akerna to:

Akerna Corp.

1601 Arapahoe Street

Denver, CO 80202

Attention:	Scott Sozio, President
Email:	scott.sozio@akerna.com

with a copy to:

Dentons Canada LLP

15th Floor, Bankers Court, 850 – 2nd Street S.W.

Calgary, Alberta T2P 0R8

Attention:	Courtney Burton
Email:	courtney.burton@dentons.com

(b)	in the case of Purchaser, to:

2732805 Ontario Inc.

c/o Akerna Corp.

1601 Arapahoe Street

Denver, CO 80202

Attention:	Scott Sozio, President
Email:	scott.sozio@akerna.com

(c)	in the case of Ample, to:

Ample Organics Inc.

629 Eastern Avenue, Building B

Toronto, Ontario M4M 1E4

Attention:	John Prentice
Email:	john.prentice@ampleorganics.com

with a copy to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, Ontario M5K 0A1

Attention:	Eric Foster
Email:	eric.foster@dentons.com

(d)	in the case of the Shareholder Representative, to:

John Prentice

629 Eastern Avenue, Building B

Toronto, Ontario M4M 1E4

Email:	john.prentice@ampleorganics.com

or at such other address or email of which the addressee may from time to time may notify the addressor. Any notice shall be deemed to have been validly and effectively given and received (a) if sent by personal delivery or by courier on the date of actual receipt by the receiving party; (b) if sent by email on the date of transmission if a Business Day or if not a Business Day or after 5:00 p.m. (Eastern Standard Time) on the date of transmission, on the next following Business Day; or (c) if sent by certified or registered mail (postage prepaid) on the date indicated in the return receipt.

Article 10

GENERAL

10.1	Assignment, Binding Effect and Entire Agreement

(a)	Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto. The above notwithstanding, Akerna and/or Purchaser may assign all or any part of its rights or obligations under this Agreement and any agreements ancillary hereto to one or more of Akerna’s or Purchaser’s Affiliates, and provided further that if such assignment takes place, Akerna will continue to be fully liable as primary obligor, on a joint and several basis with any such entity, to Ample or the Ample Shareholders, as applicable, for any default in performance by the assignee of any of Akerna’s or Purchaser’s obligations hereunder.

(b)	This Agreement will be binding on and will inure to the benefit of the Parties and their respective successors and permitted assigns.

(c)	This Agreement (including the schedules attached hereto), the Akerna Disclosure Letter and the Ample Disclosure Letter constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

10.2	Adjustments to Calculation

Notwithstanding anything in this Agreement to the contrary, in respect of each calculation hereunder based upon the 20 day volume weighted average price of the Akerna Shares as quoted on the NASDAQ, if during the referenced 20 day period there shall be any split or consolidation of the issued and outstanding Akerna Shares, then such calculation shall be appropriately adjusted to take into account for the purposes of such calculation, only the portion of such 20 day period following the completion of such split or consolidation.

10.3	Public Communications

Each Party agrees to consult with the other Parties prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press releases or otherwise make public statements with respect to this Agreement or the Arrangement. Without limiting the generality of the foregoing, no Party will issue any press release regarding the Arrangement, this Agreement or any transaction relating to this Agreement without first providing a draft of such press release to the other Parties and reasonable opportunity for comment and obtaining their consent to issue (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing will be subject to each Party’s overriding obligation to make any such disclosure required in accordance with Applicable Laws. If such disclosure is required and the other Party has not reviewed or commented on or consented to the disclosure, the Party making such disclosure will use all commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice promptly following such disclosure.

10.4	Costs

Except as otherwise expressly provided for herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such cost or expense, whether or not the Arrangement is completed.

10.5	No Liability

No director or officer of Akerna shall have any personal liability whatsoever to Ample under this Agreement, or any other document delivered in connection with the transaction contemplated hereby on behalf of Akerna. No director or officer of Ample shall have any personal liability whatsoever to Akerna under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Ample.

10.6	Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the remaining provisions or parts thereof contained herein will be and will be conclusively deemed to be severable therefrom and the validity, legality or enforceability of such remaining provisions or parts thereof will not in any way be affected or impaired by the severance of the provisions or parts thereof severed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.7	Further Assurances

Each Party hereto will, from time to time and at all times hereafter, at the request of the another Party hereto, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments and provide all such further assurances as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.8	Time of Essence

Time will be of the essence of this Agreement.

10.9	Applicable Laws and Enforcement

This Agreement will be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and will be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement. Each Party hereby waives any right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement.

10.10	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to equitable remedies, including specific performance, a restraining order and interlocutory, preliminary and permanent injunctive relief and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

10.11	Waiver

Any Party may, on its own behalf only: (a) extend the time for the performance of any of the obligations or acts of another Party; (b) waive compliance with another Party’s agreements or the fulfillment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in another Party’s representations or warranties contained herein or in any document delivered by such other Party; provided, however, that any such extension or waiver (with respect only to the Party delivering such extension or waiver) will be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

10.12	Third Party Beneficiaries

Except as provided in subsection 3.6(h) and subsection 3.7(j), and except for the rights of the Ample Shareholders to receive the Consideration for their Ample Shares pursuant to the Arrangement following the Effective Time, which rights are hereby acknowledged and agreed by Akerna and Purchaser to be for the benefit of, and enforceable by, the Third Party Beneficiaries or the Ample Shareholders (as applicable), or on their behalf, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Agreement. The provisions of subsection 3.6(h) are intended for the benefit of all present and former directors and officers of Ample, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors, administrators and other legal representatives, and the provisions of subsection 3.7(j) are intended for the benefit of all present and former directors and officers of Akerna and Purchaser, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”), and each of Akerna, Purchaser and Ample, as applicable, shall hold the rights and benefits of subsection 3.6(h) and subsection 3.7(j) in trust for and on behalf of the Third Party Beneficiaries and each of Akerna, Purchaser and Ample hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

10.13	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The Parties will be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page left blank intentionally – signatures follow]

Each of Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

2732805 ONTARIO INC.		AKERNA CORP.

Per:		Per:
	Name:		Name:
	Title:		Title:

Signature Page – Arrangement Agreement

AMPLE ORGANICS INC.

Per:
Name:
Title:

JOHN PRENTICE

Signature Page – Arrangement Agreement

SCHEDULE “A”
Arrangement Resolution

1.	The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Ample Organics Inc. (“Ample”), pursuant to the arrangement agreement between Ample, Akerna Corp., 2732805 Ontario Inc. and John Prentice dated December 18, 2019, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the information circular of Ample dated [●] (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.	The plan of arrangement of Ample, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as [Appendix ●] to the Circular, is hereby authorized, approved and adopted.

3.	The: (i) Arrangement Agreement and all the transactions contemplated thereby; (ii) actions of the directors of Ample in approving the Arrangement and the Arrangement Agreement; and (iii) actions of the directors and officers of Ample in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by Ample of its obligations thereunder, are hereby ratified, authorized and approved.

4.	The Corporation is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement.

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of [Common Shares and Class A Preferred Shares of Ample] (collectively, the “Shareholders”) or that the Arrangement has been approved by the Court, the directors of Ample are hereby authorized and empowered, at their discretion and without further notice to or approval of Shareholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

6.	Any officer or director of Ample is hereby authorized and directed for and on behalf of Ample to execute, under corporate seal or otherwise, and to deliver or cause to be delivered, for filing with the Director under the OBCA, articles of arrangement and such other documents as are necessary or desirable to the Director to give effect to the Arrangement and the Plan of Arrangement and the transactions contemplated thereby in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.	Any officer or director of Ample is hereby authorized and directed, for and on behalf of Ample, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

A-1

SCHEDULE “B”

PLAN OF ARRANGEMENT
UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:

“Affected Person” has the meaning set forth in Section 6.3;

“Affiliate” has the meaning ascribed thereto under the Securities Act;

“Akerna” means Akerna Corp., a corporation existing under the laws of Delaware;

“Akerna Bridge Loan” means any loan provided by Akerna to Ample prior to the Effective Time on such terms and conditions as may be agreed between Akerna and Ample, each acting reasonably;

“Akerna Control Transaction” has the meaning set forth in the Exchangeable Share Provisions;

“Akerna Shares” means the shares of common stock in the authorized share capital of Akerna;

“Ample” means Ample Organics Inc., a corporation existing under the laws of the Province of Ontario;

“Ample Articles” means the certificate and articles of amendment of Ample dated October 1, 2019;

“Ample Common Shares” means the common shares in the authorized capital of Ample;

“Ample Common Warrants” means all outstanding and unexpired warrants to acquire Ample Common Shares;

“Ample Meeting” means the special meeting of the Ample Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Arrangement Agreement and the Interim Order to consider, among other matters, the Arrangement Resolution;

“Ample Options” means the outstanding stock options of Ample, whether or not vested, to acquire Ample Common Shares from treasury pursuant to the Option Plan;

“Ample Preferred Shares” means each issued and outstanding series of Class A Preferred Shares in the capital of Ample, being the Class A-1 Preferred Shares, Class A-2 Preferred Shares and Class A-3 Preferred Shares;

“Ample Preferred Warrants” means all outstanding and unexpired warrants to acquire Ample Preferred Shares;

“Ample Shareholders” means the holders of Ample Shares immediately prior to the Effective Time;

“Ample Shareholders Agreement” means that certain second amended and restated unanimous shareholders’ agreement dated June 25, 2018, as amended, respecting the business and affairs of Ample;

“Ample Shares” means the Ample Common Shares and the Ample Preferred Shares;

“Ample Voting Agreement” means the voting trust agreement between John Prentice (as voting trustee), Ample and certain Ample Shareholders dated July 13, 2017;

“Ample Warrants” means collectively the Ample Common Warrants and the Ample Preferred Warrants;

“Applicable Laws” (in the context that refers to one or more Persons) means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise, and including Applicable Securities Laws), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, that is binding upon or applicable to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities, as the same may be amended from time to time prior to the Effective Date;

“Applicable Securities Laws” means, collectively, and as the context may require: (a) the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders and policies published and/or promulgated thereunder; (b) the polices and rules of the NASDAQ; and (b) U.S. Securities Laws, as the foregoing may be amended from time to time prior to the Effective Date;

“Arrangement” means the arrangement under the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of this Plan of Arrangement and the Arrangement Agreement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated December 18, 2019 to which this Plan of Arrangement is attached as Schedule “C”, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of the Ample Shareholders approving the Arrangement which is to be considered at the Ample Meeting, substantially in the form of Schedule “B” to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 183(1) of the OBCA to be filed with the Director after the Final Order has been granted, giving effect to the Arrangement, which shall include this Plan of Arrangement and otherwise be in form and content satisfactory to the Parties, each acting reasonably;

“Automatic Exchange Right” has the meaning set forth in the Voting and Exchange Trust Agreement;

“Broker” has the meaning set forth in Section 6.3(a);

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario or in the State of Colorado;

“Callco” means a direct or indirect wholly-owned Subsidiary of Akerna to be incorporated under the laws of the Province of Ontario prior to the Effective Time;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

“Change of Law” means any amendment to the Tax Act and other applicable provincial income tax laws that permits a resident of Canada for the purposes of the Tax Act who holds Exchangeable Shares as capital property and deals at arm’s length with Akerna and Purchaser (all for the purposes of the Tax Act and other applicable provincial income tax laws), to exchange their Exchangeable Shares for Akerna Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax laws;

“Change of Law Call Date” has the meaning ascribed thereto in Section 7.3(b);

“Change of Law Call Purchase Price” has the meaning ascribed thereto in Section 7.3(a);

“Change of Law Call Right” has the meaning ascribed thereto in Section 7.3(a);

“Closing Cash Amount” means an amount equal to $7,500,000, minus the Closing Indebtedness Amount and the amount of the Transaction Expenses;

“Closing Indebtedness Agreements” has the meaning ascribed thereto in the Arrangement Agreement;

“Closing Indebtedness Amount” means an amount equal to the aggregate indebtedness of Ample at the Effective Time pursuant to the Closing Indebtedness Agreements and the Akerna Bridge Loan (if any);

“Closing Shares” means the Up-front Shares, less the Effective Time Shares, and less the Escrowed Shares;

“Consideration” means the Up-front Consideration, plus the Deferred Consideration;

“Court” means the Ontario Superior Court of Justice;

“CVR” means a contingent value right of Akerna issued pursuant to the Rights Indenture and entitling the holder thereof to the Deferred Consideration, if any, on the Deferred Consideration Payment Date;

“Deemed Value Amount” means an amount equal to $12.90;

“Deferred Consideration” means $10,000,000, payable in Exchangeable Shares; provided that in the event the Recurring Revenue realized during the Deferred Consideration Period is less than $9,000,000, the Deferred Consideration amount of $10,000,000 shall be reduced by an amount equal to the product of $6.67 multiplied by the difference between $9,000,000 and the amount of Recurring Revenue realized during the Deferred Consideration Period (up to a maximum reduction of $10,000,000), as calculated in the Deferred Consideration Statement;

“Deferred Consideration Payment Date” has the meaning ascribed thereto in Section 2.19(e) of the Arrangement Agreement;

“Deferred Consideration Period” means the period of time beginning on the Effective Date, and ending on the date that is 12 months after the Effective Date;

“Deferred Consideration Statement” means a statement prepared by Akerna setting forth in reasonable detail the:

(a)	amount of Recurring Revenue;

(b)	the amount Deferred Consideration payable to the holders of the CVRs; and

(c)	the expected Deferred Consideration Payment Date;

“Depositary” means any Person that Ample may appoint to act as depositary for the Ample Shares in relation to the Arrangement, with the approval of Akerna, acting reasonably;

“Director” means the Director appointed under section 278 of the OBCA;

“Dissent Rights” has the meaning set forth in Section 5.1(a);

“Dissent Shares” means Ample Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights and which Dissent Rights remain valid immediately prior to the Effective Time;

“Dissenting Shareholder” means a registered Ample Shareholder who has duly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Ample Shares in respect of which Dissent Rights are validly exercised by such Ample Shareholder;

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Date Register” means the true and complete shareholder register of Ample as of the Effective Date delivered by Ample pursuant to the Arrangement Agreement;

“Effective Time” means the time at which the Arrangement becomes effective on the Effective Date pursuant to the OBCA;

“Effective Time Shares” means that number of Exchangeable Shares that is equal to ten percent (10%) of the total aggregate number of Up-front Shares that are to be delivered by Akerna and Purchaser to the Ample Shareholders pursuant to the Arrangement Agreement;

“Eligible Holder” means an Ample Shareholder that is: (a) a resident of Canada for the purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is a resident of Canada for the purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

“Escrow Agent” means Continental Stock Transfer & Trust Company, Inc.;

“Escrow Agreement” means the Escrow Agreement to be entered into among Akerna, the Purchaser, the Shareholder Representative and the Escrow Agent, in the form substantially in the form as set out in Schedule “E” to the Arrangement Agreement;

“Escrowed Shares” means [●] Exchangeable Shares, which number of Exchangeable Shares is equal to ten percent (10%) of the total aggregate number of Up-front Shares that are to be delivered by Akerna and Purchaser to the Ample Shareholders pursuant to the Arrangement Agreement;

“Exchange Rate” means, on any date of determination, the CAD/USD daily exchange rate quoted by the Bank of Canada three (3) Business Days prior to such date;

“Exchange Ratio” means 0.0524 of an Akerna Share;

“Exchangeable Share Consideration” has the meaning set forth in the Exchangeable Share Provisions;

“Exchangeable Share Price” has the meaning set forth in the Exchangeable Share Provisions;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be in substantially the form set out in Annex “A” to this Plan of Arrangement;

“Exchangeable Share Support Agreement” means an agreement to be made between Akerna, Purchaser and Callco substantially in the form of Schedule “D” to the Arrangement Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Exchangeable Share Voting Event” has the meaning set forth in the Exchangeable Share Provisions;

“Exchangeable Shares” means the redeemable preferred shares in the capital of Purchaser, having the rights, privileges, restrictions and conditions set forth the Exchangeable Share Provisions;

“Exempt Exchangeable Share Voting Event” has the meaning set forth in the Exchangeable Share Provisions;

“Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 182(5) of the OBCA, in a form acceptable to both Ample and Akerna, each acting reasonably, as such order may be amended by the Court (with the consent of both Ample and Akerna, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Ample and Akerna, each acting reasonably) on appeal;

“Governmental Entity” means any:

(a)	national, international, multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau ministry or agency, domestic or foreign, including the Securities Authorities;

(b)	any subdivision, agent, commission, board or authority of any of the foregoing; or

(c)	any quasi-governmental or private body exercising any regulatory, expropriation or Taxing Authority under or for the account of any of the foregoing;

“Interim Order” means an interim order of the Court concerning the Arrangement pursuant to the OBCA in a form acceptable to both Ample and Akerna, each acting reasonably, containing declarations and directions with respect to the Arrangement and the holding of the Ample Meeting, as such order may be affirmed, amended or modified by the Court;

“Letter of Transmittal” means the letter of transmittal to be delivered by Ample to each Ample Shareholder as at the date for use in connection with the Arrangement providing for, among other things, delivery of the certificates representing such Ample Shareholder’s Ample Shares to the Depositary;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Applicable Laws, contract or otherwise) capable of becoming any of the foregoing;

“Liquidation Amount” has the meaning set forth in the Exchangeable Share Provisions;

“Liquidation Call Purchase Price” has the meaning set forth in Section 7.1(a);

“Liquidation Call Right” has the meaning set forth in Section 7.1(a);

“Liquidation Date” has the meaning set forth in the Exchangeable Share Provisions;

“NASDAQ” means the National Association of Securities Dealers Automated Quotations exchange;

“OBCA” means the Business Corporations Act, R.S.O. 1990, c. B.16, as amended, including the regulations promulgated thereunder;

“Option Plan” means the stock option plan of Ample, in effect as at the date hereof;

“Optionholders” means the holders of Ample Options;

“Out-of-Money Option” means each Ample Option having an aggregate exercise price for any Ample Share(s) in excess of the total value of all Up-front Consideration that would be payable hereunder in respect of such Ample Share if such Ample Share were issued and outstanding at the Effective Time;

“Out-of-Money Warrant” means each Ample Warrant having an aggregate exercise price for any Ample Share(s) in excess of the total value of all Up-front Consideration that would be payable hereunder in respect of such Ample Share if such Ample Share were issued and outstanding at the Effective Time;

“Parties” means, collectively, the parties to the Arrangement Agreement, and “Party” means any one of them;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.2 of the Arrangement Agreement and this plan of arrangement or upon the direction of the Court in the Final Order;

“Purchaser” means 2732805 Ontario Inc., a company existing under the laws of the Province of Ontario;

“Recurring Revenue” means all recurring revenue that is derived from or that is associated with license revenue from Ample’s core seed-to-sale, AmpleCentral and “Last Call Analytics” products;

“Redemption Call Purchase Price” has the meaning set forth in Section 7.2(a);

“Redemption Call Right” has the meaning set forth in Section 7.2(a);

“Redemption Date” has the meaning set forth in the Exchangeable Share Provisions;

“Replacement Options” has the meaning set forth in the Arrangement Agreement;

“Retraction Call Right” has the meaning set forth in the Exchangeable Share Provisions;

“Rights Agent” means the rights agent appointed pursuant to the Rights Indenture;

“Rights Indenture” means the rights indenture to be entered into between Akerna, Purchaser, the Shareholder Representative and a trust company acceptable to Ample and Purchaser, as rights agent, providing for the creation and issuance of the CVRs, in the form or substantially in the form attached as Schedule “G” to the Arrangement Agreement;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Securities Authorities” means, collectively, the securities commissions or similar securities regulatory authorities in each of the provinces of Canada;

“Shareholder Representative” means John Prentice;

“Special Voting Share” means the special voting share in the capital of Akerna to be issued by Akerna and deposited with the Trustee in accordance with the Voting and Exchange Trust Agreement, which, at any time entitles the holder of record to that number of votes at meetings of holders of Akerna Shares equal to the number of Exchangeable Shares outstanding at such time (excluding any Exchangeable Shares held by Akerna or any Affiliate);

“Subsidiary” has the meaning ascribed thereto in the Securities Act, which for certainty shall include any indirect subsidiaries;

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder;

“Taxing Authority” means any Governmental Entity responsible for the imposition of any tax (domestic or foreign);

“Transaction Expenses” means all legal, advisory, accounting fees and expenses of Ample arising as a result of the Arrangement that are incurred prior to, and remain unpaid as of, the Effective Time;

“Transfer Agent” has the meaning set forth in the Exchangeable Share Provisions;

“Trustee” means the trustee to be chosen by Akerna and Ample, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement;

“U.S. Exchange Act” means the United States Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and applicable state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time;

“Up-front Consideration” means the Up-front Shares to be issued and the Closing Cash Amount to be delivered by Akerna and Purchaser at the Effective Time in accordance with the Arrangement Agreement;

“Up-front Consideration Amount” means an amount equal to $42,500,000, plus the aggregate exercise prices of all Replacement Options to be granted in exchange for Ample Options (other than Out-of-Money Options) pursuant to the Arrangement and Ample Warrants (other than Out-of-Money Warrants);

“Up-front Shares” means an aggregate number of Exchangeable Shares that is equal to the Up-front Consideration Amount, divided by the Deemed Value Amount, less (i) the aggregate number of Exchangeable Shares and/or Akerna Shares that the Optionholders would be entitled to receive exclusively as a result of the exercise immediately following the Effective Time of all Replacement Options granted in exchange for Ample Options (other than Out-of-Money Options) pursuant to the Arrangement, and less (ii) the aggregate number of Exchangeable Shares and/or Akerna Shares that the Warrantholders would be entitled to receive exclusively as a result of the exercise of all Ample Warrants (other than Out-of-Money Warrants) immediately following to the Effective Time;

“Voting and Exchange Trust Agreement” means an agreement to be made between Ample, Purchaser, Callco and the Trustee in connection with this Plan of Arrangement substantially in the form attached as Schedule “G” to the Arrangement Agreement;

“Warrantholders” means holder of Ample Warrants; and

“Withholding Obligation” has the meaning set forth in Section 6.3.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or Annex by number or letter or both refer to the Article, Section or Annex, respectively, bearing that designation in this Plan of Arrangement.

1.3	Date for any Action

If the date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.4	Number and Gender; Derivatives

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders. If a word is defined in this Plan of Arrangement a grammatical derivative of that word will have a corresponding meaning. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.5	References to Persons and Statutes

A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.7	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal refer to the local time of Ample (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein.

1.8	Annexes

The following annex is attached to this Plan of Arrangement and is incorporated by reference into this Plan of Arrangement and forms a part hereof:

Annex “A” – Exchangeable Share Provisions

ARTICLE 2
SHAREHOLDER REPRESENTATIVE

2.1	Shareholder Representative

(i)	In order to efficiently administer the transactions contemplated by this Plan of Arrangement, the Arrangement Agreement, the Escrow Agreement and the Rights Indenture, including: (i) the final determination of the Deferred Consideration and the allocation of the Consideration among the Ample Shareholders in accordance with the terms of this Plan of Arrangement, the Arrangement Agreement and the Ample Articles; (ii) the exercise on behalf of the Ample Shareholders of any voting rights, consent rights and/or the right to direct any votes with respect to the Special Voting Share, in each case, attaching to Up-front Shares during such time as any such Up-front Shares are held in escrow pursuant to the Escrow Agreement; (iii) the determination from time to time while the Up-front Shares (or any of them) are held in escrow pursuant to this Escrow Agreement, of the number (if any) of Up-front Shares in respect of which each Ample Shareholder shall be entitled to provide instructions with respect to the exercise of any voting rights (including any right to direct the voting of the Special Voting Share) or consent right; (iv) the waiver of any condition to the obligations of Ample or the Ample Shareholders to consummate the transactions contemplated hereby; and (v) the defense and/or settlement of any claims for which the Ample Shareholder may be required to indemnify Akerna or Purchaser pursuant to the Arrangement Agreement, the Shareholder Representative is hereby appointed as the true, exclusive and lawful representative, attorney-in-fact and agent for each Ample Shareholder in accordance with, and to the extent provided for, in the Arrangement Agreement and this Plan of Arrangement.

(ii)	The Shareholder Representative is hereby authorized to make all decisions, take all actions or do any and all thing necessary relating to: (i) the final determination of the Deferred Consideration and the allocation of the Consideration among the Ample Shareholders in accordance with the terms of this Plan of Arrangement, the Arrangement Agreement and the Ample Articles; (ii) the exercise on behalf of the Ample Shareholders of any voting rights, consent rights and/or the right to direct any votes with respect to the Special Voting Share, in each case, attaching to Up-front Shares during such time as any such Up-front Shares are held in escrow pursuant to the Escrow Agreement, (iii) the determination from time to time while the Up-front Shares (or any of them) are held in escrow pursuant to this Escrow Agreement, of the number (if any) of Up-front Shares in respect of which each Ample Shareholder shall be entitled to provide instructions with respect to the exercise of any voting rights (including any right to direct the voting of the Special Voting Share) or consent right; (iv) the waiver of any condition to the obligations of Ample or the Ample Shareholders to consummate the transactions contemplated hereby; (v) the defense and/or settlement of any claims for which the Ample Shareholder may be required to indemnify Akerna or Purchaser pursuant to the Arrangement Agreement; and (vi) any and all additional actions contemplated to be taken by the Shareholder Representative on behalf of the Ample Shareholders (or any of them) pursuant to the Arrangement Agreement, this Plan of Arrangement, the Escrow Agreement or the Rights Indenture.

(iii)	Akerna and Purchaser shall be able to rely conclusively on the instructions and decision of the Shareholder Representative as to any decision or act of the Shareholder Representative taken in accordance with the Arrangement Agreement, this Plan of Arrangement, the Escrow Agreement or the Rights Indenture and no Party shall have any cause of action against Akerna or Purchaser for any action taken in reliance upon the instructions or decisions of the Shareholder Representative.

(iv)	No Ample Shareholder shall have any cause of action against the Shareholder Representative for any action taken, decision made or instruction given by the Shareholder Representative in accordance with the Arrangement Agreement, this Plan of Arrangement, the Escrow Agreement or the Rights Indenture, except for fraud or wilful breach by the Shareholder Representative of the Arrangement Agreement, this Plan of Arrangement, the Escrow Agreement or the Rights Indenture. The Shareholder Representative shall not be liable to any Ample Shareholder for any action taken or omitted to be taken by them in connection with the Arrangement Agreement, this Plan of Arrangement, the Escrow Agreement or the Rights Indenture in good faith and in the exercise of their reasonable judgment.

ARTICLE 3
EFFECT OF ARRANGEMENT

3.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. If there is any conflict or inconsistency between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement regarding the Arrangement, the provisions of this Plan of Arrangement shall govern. This Plan of Arrangement constitutes an arrangement for the purposes of the OBCA.

3.2	Binding Effect

(a)	At the Effective Time, this Plan of Arrangement will become effective and shall be binding upon Akerna, Purchaser, Callco, Ample, the Depositary, the Trustee, the Rights Agent, the Escrow Agent, all registered and beneficial Ample Shareholders, including Dissenting Shareholders, the Optionholders and the Warrantholders, in each case without any further authorization, act or formality on the part of the Court, except as expressly provided herein.

(b)	The Articles of Arrangement shall be filed with the Director with the purpose and intent that none of the provisions of this Plan of Arrangement shall become effective unless all of the provisions of this Plan of Arrangement become effective. The Certificate of Arrangement shall be conclusive evidence that this Plan of Arrangement has become effective and that each of the provisions of Section 4.1 has become effective in the sequence set out therein.

(c)	Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any Party or Person until the Effective Time.

ARTICLE 4
ARRANGEMENT

4.1	Arrangement

Commencing at the Effective Time, each of the following events shall occur and shall be deemed to occur consecutively in the following order, except where noted, without any further authorization, act or formality:

(a)	the Ample Shareholders Agreement and the Ample Voting Agreement shall each be deemed to be terminated and of no further force or effect;

(b)	each Ample Shareholder (other than Dissenting Shareholders) shall be deemed to have irrevocably appointed the Shareholder Representative to act on its behalf in accordance with Section 2.1, and to have authorized the Shareholder Representative to enter into the Escrow Agreement and the Rights Indenture on behalf of such Ample Shareholder and, upon the execution and delivery of the Escrow Agreement and the Rights Indenture, the Escrow Agreement and the Rights Indenture shall each be binding upon each Ample Shareholder (other than Dissenting Shareholders) as if it had been entered into by each such Ample Shareholder directly;

(c)	each Dissent Share shall, as of the Effective Time, be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to Purchaser (free and clear of all Liens) in accordance with, and for the consideration contemplated in, ARTICLE 5 and:

(i)	the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the central securities register maintained by or on behalf of Ample in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have the rights set out in Section 5.1;

(ii)	the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

(iii)	Purchaser shall be and shall be deemed to be the holder of all of the outstanding Dissent Shares and the central securities register of Purchaser shall be, and shall be deemed to be, revised accordingly;

(d)	each Ample Share (other than any Ample Share held by Akerna, Purchaser or any of their respective Affiliates and any Dissent Share) shall be transferred and assigned, without any further act or formality on its part, to Purchaser (free and clear of all Liens) in exchange for the Up-front Consideration, which shall, subject Section 4.4, be delivered pursuant to Section 6.1, and:

(i)	the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Ample Share and the name of such registered holder shall be, and shall be deemed to be, removed from the central securities register maintained by or on behalf of Ample;

(ii)	the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Ample Share; and

(iii)	Purchaser shall be and shall be deemed to be the holder of all of the outstanding Ample Shares and the central securities register maintained by or on behalf of Ample shall be, and shall be deemed to be, revised accordingly; and

(e)	concurrently with the preceding step: (i) Akerna, Callco, Purchaser and the Shareholder Representative shall execute the Exchangeable Share Support Agreement; and (ii) Akerna, Purchaser, Callco, the Trustee and the Shareholder Representative shall execute the Voting and Exchange Trust Agreement;

it being expressly provided that the events provided for in this Section 4.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

4.2	Tax Election

Each beneficial owner of Ample Shares who is an Eligible Holder shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such beneficial owner is a partnership (and in each case, where applicable, the analogous provisions of provincial income tax law), with respect to the transfer of its Ample Shares to Purchaser and the receipt of Consideration in respect thereof by providing two (2) signed copies of the necessary prescribed election form(s) (or equivalent information through an alternative document or platform, at Akerna’s discretion) to the Depositary within sixty (60) days following the Effective Date, duly completed with the details of the number of Ample Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax law), the forms will be signed by Purchaser and returned to such former beneficial owner of Ample Shares within sixty (60) days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial Taxing Authority) by such former beneficial owner. Purchaser will not be responsible for the proper completion of any election form and, except for Purchaser’s obligation to return (within sixty (60) days after the receipt thereof by the Depositary) duly completed election forms which are received by the Depositary within sixty (60) days of the Effective Date, Purchaser will not be responsible for any taxes, interest or penalties resulting from the failure by a former beneficial owner of Ample Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation).

4.3	Entitlement to Cash Consideration

In any case where the aggregate cash consideration payable to a particular Ample Shareholder under the Arrangement would, but for this provision, include a fraction of a cent, the consideration payable shall be rounded down to the nearest whole cent.

4.4	No Fractional Shares

In no event shall Akerna or Purchaser be required to issue a fractional Akerna Share or a fractional Exchangeable Share. Where the aggregate number of Exchangeable Shares to be issued pursuant to the Arrangement (or Akerna Shares exchangeable for Exchangeable Shares) would result in a fraction of an Akerna Share or an Exchangeable Share being issuable, the number of Akerna Shares or Exchangeable Shares, as the case may be, to be issued shall be rounded to the nearest whole Akerna Share or Exchangeable Share, as the case may be (with fractions equal to or greater than 0.5 being rounded up and fractions less than 0.5 being rounded down).

ARTICLE 5
DISSENT RIGHTS

5.1	Dissent Rights

(a)	In connection with the Arrangement, each registered Ample Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to the Ample Shares held by such Ample Shareholder pursuant to section 185 of the OBCA, as modified by the Interim Order and this Section 5.1; provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by Ample not later than 5:00 p.m. (Toronto time) two (2) Business Days immediately preceding the date of the Ample Meeting. Dissenting Shareholders who:

(i)	are ultimately entitled to be paid fair value for their Dissent Shares: (1) shall be deemed to not to have participated in the transactions in ARTICLE 4 (other than Section 4.1(c)); (2) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of all Liens) to Purchaser in accordance with Section 4.1(c); (3) will be entitled to be paid the fair value of such Dissent Shares by Purchaser, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Ample Meeting; and (4) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Ample Shares; or

(ii)	are ultimately not entitled, for any reason, to be paid by Purchaser fair value for their Dissent Shares, shall not be reinstated as a holder of Ample Shares and shall be deemed to have participated in the Arrangement in respect of those Ample Shares on the same basis as a non-Dissenting Shareholder who did not deposit with the Depositary a duly completed and executed Letter of Transmittal and shall be entitled to receive only the Consideration set forth in Section 4.1(d), notwithstanding the provisions of section 185 of the OBCA.

(b)	In no event shall Purchaser, Akerna, Ample or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Ample Shares or any interest therein (other than the rights set out in this Section 5.1) at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register maintained by or on behalf of Ample as at the Effective Time.

(c)	For greater certainty, in addition to any other restrictions in the Interim Order or in section 185 of the OBCA, any Person who has voted in favour of the Arrangement Resolution shall not be entitled to dissent with respect to the Arrangement. In addition, a Dissenting Shareholder may only exercise Dissent Rights in respect of all, and not less than all, of its Ample Shares.

ARTICLE 6
EXCHANGE OF CERTIFICATES AND DELIVERY OF CONSIDERATION

6.1	Certificates and Payments

(a)	Following receipt of the Final Order and prior to the Effective Time, Akerna or Purchaser shall deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, each acting reasonably) the Effective Time Shares, sufficient funds to satisfy the aggregate Closing Cash Amount and CVRs evidencing Akerna’s and Purchaser’s obligations with respect to the Deferred Consideration, in each case to the Ample Shareholders (other than Dissenting Shareholders), which Closing Cash Amount, Effective Time Shares and CVRs shall be held by the Depositary as agent for and nominee of such former Ample Shareholders for distribution to such former Ample Shareholders in accordance with the terms of the Arrangement Agreement and the provisions of this ARTICLE 6.

(b)	Following receipt of the Final Order and at or prior to the Effective Time, Akerna or Purchaser shall deposit in escrow with the Escrow Agent (the terms and conditions of such escrow to be satisfactory to the Parties, each acting reasonably) the Closing Shares to be held in escrow and distributed in accordance with the terms of the Arrangement Agreement and the Escrow Agreement.

(c)	Following receipt of the Final Order and at or prior to the Effective Time, Akerna or Purchaser shall deposit in escrow with the Escrow Agent (the terms and conditions of such escrow to be satisfactory to the Parties, each acting reasonably) the Escrowed Shares to be held in escrow and distributed in accordance with the terms of the Arrangement Agreement and the Escrow Agreement.

(d)	At the Effective Time, Akerna or Purchaser shall deliver the Special Voting Share to the Trustee in accordance with the Voting and Exchange Trust Agreement.

(e)	Upon surrender to the Depositary for cancellation of a certificate or certificates which immediately prior to the Effective Time represented outstanding Ample Shares that were transferred pursuant to Section 4.1(d), together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require or as would have been required to effect such transfer under applicable securities transfer legislation, the OBCA and the Ample Articles after giving effect to Section 4.1(c), the former registered holder of the Ample Shares represented by such surrendered certificate (other than Dissenting Shareholders) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to each Ample Shareholder in accordance with the Arrangement Agreement and the written instructions of the Shareholder Representative, the Up-front Consideration and CVRs that each Ample Shareholder has the right to receive under the Arrangement at the Effective Time for such Ample Shares, less any amounts withheld pursuant to Section 6.3, and any certificate so surrendered shall forthwith be cancelled.

(f)	From and after the Effective Time and until surrendered for cancellation as contemplated by this ARTICLE 6, each certificate that immediately prior to the Effective Time represented one or more Ample Shares (other than Ample Shares held by Akerna, Purchaser or any of their respective Affiliates) shall be deemed at all times to represent only the right to receive in exchange therefor the Up-front Consideration that the holder of such certificate is entitled to receive in accordance with Section 4.1 and this ARTICLE 6, less any amounts withheld pursuant to Section 6.3.

(g)	The entitlement of each Ample Shareholder to the Consideration (or any portion thereof) shall be as prescribed by the Ample Articles, as determined by the Shareholder Representative acting reasonably and with reference to the Effective Date Register. In accordance with the Ample Articles and in furtherance of the foregoing sentence, the Consideration (or any portion thereof) shall be allocated as and when it is payable to the Ample Shareholders without regard for, and without taking into account, any portion of the Consideration that has not yet been paid to the Ample Shareholders at such time and/or which remains subject to any escrow. For the purposes of allocating the Consideration (or any portion thereof) as and when it is due and payable to the Ample Shareholders, (i) the fair market value of each Exchangeable Share or Akerna Share released from escrow pursuant to the Escrow Agreement shall be equal to the five (5) day volume weighted average price of an Akerna Share (converted to Canadian dollars from US dollars using the Exchange Rate as of the date that such Exchangeable Share and/or Akerna Share is released from escrow in accordance with the Escrow Agreement) as quoted on the NASDAQ on the last trading day immediately preceding the date that such Exchangeable Share and/or Akerna Share is released from escrow in accordance with the Escrow Agreement; and (ii) the fair market value of each Exchangeable Share issued in respect of the Deferred Consideration shall be equal to the five (5) day volume weighted average price of an Akerna Share (converted to Canadian dollars from US dollars using the Exchange Rate as of the Deferred Consideration Payment Date) as quoted on the NASDAQ on the last trading day immediately preceding the Deferred Consideration Payment Date.

6.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Ample Shares that were transferred pursuant to Section 4.1(c) was lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s duly completed and executed Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Akerna and the Depositary (each acting reasonably) in such sum as Akerna may direct, or otherwise indemnify Akerna, Purchaser and Ample in a manner satisfactory to Akerna, Purchaser and Ample, each acting reasonably, against any claim that may be made against Akerna, Purchaser or Ample with respect to the certificate alleged to have been lost, stolen or destroyed.

6.3	Withholding Rights

Akerna, Purchaser, Callco, Ample, the Depositary, the Escrow Agent or the Trustee shall be entitled to deduct and withhold, or direct Akerna, Purchaser, Callco, Ample, the Depositary, the Escrow Agent, the Trustee or the Rights Agent to deduct and withhold on their behalf, from any amount payable to any Person under this Plan of Arrangement (an “Affected Person”), such amounts as Akerna, Purchaser, Callco, Ample, the Depositary, the Escrow Agent, the Trustee or the Rights Agent determines, each acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code or any provision of any other Applicable Laws (a “Withholding Obligation”). To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person in respect of which such deduction and withholding was made. Akerna, Purchaser, Callco, Ample, the Depositary, the Escrow Agent, the Trustee and the Rights Agent shall also have the right to:

(a)	deduct, withhold and sell, or direct Akerna, Purchaser, Callco, Ample, the Depositary, the Escrow Agent, the Trustee or the Rights Agent to deduct, withhold and sell on their behalf, on their own account or through a broker (a “Broker”), and on behalf of any Affected Person; or

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to Akerna, Purchaser, Callco, Ample, the Depositary, the Escrow Agent or the Trustee as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of Exchangeable Shares (or the Akerna Shares exchanged therefor) delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement or the Exchangeable Share Provisions as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any Exchangeable Shares to be sold in accordance with this Section 6.3 shall first be exchanged for Akerna Shares in accordance with their terms and the Akerna Shares delivered in respect of such shares shall be sold. Any such sale of Akerna Shares shall be affected on a public market and as soon as practicable following the Effective Date. None of Akerna, Purchaser, Callco, Ample, the Depositary, the Escrow Agent, the Trustee, the Rights Agent or the Broker will be liable for any loss arising out of any sale of such Akerna Shares, including any loss relating to the manner or timing of such sales, the prices at which the Akerna Shares are sold or otherwise.

6.4	Distributions with respect to Unsurrendered Share Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Exchangeable Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Ample Shares unless and until the holder of such certificate shall have complied with the provisions of Section 6.1 or Section 6.2. Subject to Applicable Laws and to Section 6.3, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Exchangeable Shares.

6.5	Limitation and Proscription

To the extent that a former Ample Shareholder shall not have complied with the provisions of Section 6.1 or Section 6.2 on or before the date that is six (6) years after the Effective Date (the “final proscription date”), then the Consideration that such former Ample Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such former Ample Shareholder was entitled, shall be delivered to Akerna or Purchaser, as applicable, by the Depositary and the Exchangeable Shares forming part of the Consideration shall be deemed to be cancelled, and the interest of the former Ample Shareholder in such Exchangeable Shares (and any dividend or other distribution referred to in Section 6.4) to which it was entitled shall be terminated as of such final proscription date, and the certificates formerly representing Ample Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date. Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the final proscription date shall cease to represent a right or claim of any kind or nature and the right of any Ample Shareholder to receive the Consideration for Ample Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Purchaser.

6.6	No Liens

Any exchange or transfer of Ample Shares pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

6.7	Ample Options and Warrants

(a)	Subject to Applicable Laws and to the receipt of the approval of NASDAQ:

(i)	Each Ample Warrant outstanding at the Effective Time shall be continued on the same terms and conditions as were applicable immediately prior to the Effective Time;

(ii)	Each Ample Option outstanding at the Effective Time (whether vested or unvested) shall be exchanged for a Replacement Option to acquire, on the same terms and conditions as were applicable under such Ample Option immediately prior to the Effective Time, such number of Akerna Shares as is equal to (A) that number of Ample Shares that were issuable upon the exercise of such Ample Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Akerna Shares, at an exercise price per Akerna Share equal to the greater of the quotient determined by dividing (X) the exercise price per Ample Share at which such Ample Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act.

(b)	Pursuant to the terms of the Ample Options, Ample may facilitate the acceleration of the vesting of any unvested Ample Options subject to accelerated vesting on a change of control of Ample as may be necessary or desirable to allow all Optionholders to exercise their respective Ample Options for the purpose of participating in the Arrangement.

6.8	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Ample Shares issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Ample Shares (other than Akerna, Purchaser or any of their respective Affiliates), and of Ample, Akerna, Purchaser, the Depositary, the Escrow Agent, the Trustee, the Rights Agent and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Ample Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 7
CERTAIN RIGHTS OF AKERNA AND CALLCO TO ACQUIRE EXCHANGEABLE SHARES

7.1	Liquidation Call Right

In addition to the rights contained in the Exchangeable Share Provisions (including, without limitation, the Retraction Call Right), Akerna and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)	Subject to the proviso in Section 7.1(b) that Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which Akerna has not exercised the Liquidation Call Right, Akerna and Callco shall each have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs, pursuant to Section 5 of the Exchangeable Share Provisions, and subject to the sale and purchase contemplated by the Automatic Exchange Right, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Akerna or any of its Affiliates) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Akerna or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Section 7.1(c). In the event of the exercise of the Liquidation Call Right by Akerna or Callco, as the case may be, each such holder of Exchangeable Shares (other than Akerna and its Affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to Akerna or Callco, as the case may be, on the Liquidation Date upon payment by Akerna or Callco, as the case may be, to such holder of the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and Purchaser shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.

(b)	Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which Akerna has not exercised the Liquidation Call Right. To exercise the Liquidation Call Right, Akerna or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and Purchaser of its intention to exercise such right: (i) in the case of a voluntary liquidation, dissolution or winding-up of Purchaser or any other voluntary distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs, at least thirty (30) days before the Liquidation Date; or (ii) in the case of an involuntary liquidation, dissolution or winding-up of Purchaser or any other involuntary distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs, at least five (5) Business Days before the Liquidation Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Akerna and/or Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which Akerna or Callco may exercise the Liquidation Call Right. If Akerna and/or Callco exercises the Liquidation Call Right, then on the Liquidation Date, Akerna and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Akerna or any of its Affiliates) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)	For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, Akerna and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the aggregate Liquidation Call Purchase Price for all holders of the Exchangeable Shares (other than Akerna and its Affiliates), less any amounts withheld pursuant to Section 6.3. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than Akerna and its Affiliates) shall cease to be holders of the Exchangeable Shares on and after the Liquidation Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Akerna Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of Purchaser, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of Akerna and/or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive. If neither Akerna nor Callco exercises the Liquidation Call Right in the manner described above, each holder of Exchangeable Shares will be entitled to receive, on the Liquidation Date, the Liquidation Amount otherwise payable by Purchaser in respect of the Exchangeable Shares held by such holder in connection with the liquidation, dissolution or winding-up of Purchaser or any distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions.

7.2	Redemption Call Right

In addition to the rights contained in the Exchangeable Share Provisions (including, without limitation, the Retraction Call Right), Akerna and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)	Subject to the proviso in Section 7.2(b) that Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which Akerna has not exercised the Redemption Call Right, and notwithstanding the proposed redemption of the Exchangeable Shares by Purchaser pursuant to Section 7 of the Exchangeable Share Provisions, Akerna and Callco shall each have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Akerna or any of its Affiliates) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Akerna or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Section 7.2(c). In the event of the exercise of the Redemption Call Right by Akerna or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to Akerna or Callco, as the case may be, on the Redemption Date upon payment by Akerna or Callco, as the case may be, to such holder of the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration), and Purchaser shall have no obligation to redeem, or to pay the Redemption Price (as defined in the Exchangeable Share Provisions) in respect of, such shares so purchased.

(b)	Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which Akerna has not exercised the Redemption Call Right. To exercise the Redemption Call Right, Akerna or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and Purchaser of its intention to exercise such right: (i) in the case of a redemption occurring as a result of an Akerna Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, on or before the Redemption Date; and (ii) in any other case, at least thirty (30) days before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Akerna and/or Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which Akerna or Callco may exercise the Redemption Call Right. If Akerna and/or Callco exercises the Redemption Call Right, Akerna and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Akerna or any of its Affiliates) will sell, on the Redemption Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)	For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Akerna and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the aggregate Redemption Call Purchase Price less any amounts withheld pursuant to Section 6.3. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than Akerna and its Affiliates) shall cease to be holders of the Exchangeable Shares on and after the Redemption Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Akerna Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of Purchaser, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of Akerna and/or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive. If neither Akerna nor Callco exercises the Redemption Call Right in the manner described above, each holder of Exchangeable Shares will be entitled to receive, on the Redemption Date, the Redemption Price otherwise payable by Callco in respect of the Exchangeable Shares held by such holder in connection with the redemption of the Exchangeable Shares pursuant to Section 7 of the Exchangeable Share Provisions.

7.3	Change of Law Call Right

In addition to the rights contained in the Exchangeable Share Provisions (including, without limitation, the Retraction Call Right), Akerna and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)	Subject to the proviso in Section 7.3(b) that Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which Akerna has not exercised the Change of Law Call Right, Akerna and Callco shall each have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Akerna or any of its Affiliates) on the Change of Law Call Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Akerna or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Change of Law Call Date (the “Change of Law Call Purchase Price”) in accordance with Section 7.3(c). In the event of the exercise of the Change of Law Call Right by Akerna or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to Akerna or Callco, as the case may be, on the Change of Law Call Date upon payment by Akerna or Callco, as the case may be, to such holder of the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(b)	Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which Akerna has not exercised the Change of Law Call Right. To exercise the Change of Law Call Right, Akerna or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and Callco of its intention to exercise such right at least thirty (30) days before the date (the “Change of Law Call Date”) on which Akerna or Callco, as the case may be, shall acquire the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Akerna and/or Callco has exercised the Change of Law Call Right forthwith after receiving notice of such exercise from Akerna and/or Callco. If Akerna and/or Callco exercises the Change of Law Call Right, Akerna and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Akerna or any of its Affiliates) will sell, on the Change of Law Call Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)	For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Akerna and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the aggregate Change of Law Call Purchase Price less any amounts withheld pursuant to Section 6.3. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than Akerna and its Affiliates) shall cease to be holders of the Exchangeable Shares on and after the Change of Law Call Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate Change of Law Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of the Akerna Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of Purchaser, as applicable and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of Akerna and/or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.

ARTICLE 8
AMENDMENTS

8.1	Amendments

(a)	The Parties reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Parties and filed with the Court, and, if made following the Ample Meeting, then: (i) approved by the Court; and (ii) if the Court directs, approved by the Ample Shareholders and communicated to the Ample Shareholders if and as required by the Court, and in either case in the manner required by the Court.

(b)	Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by the Parties, may be proposed by Ample and Akerna at any time prior to or at the Ample Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Ample Meeting shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Ample Meeting will be effective only if it is agreed to in writing by each of the Parties and, if required by the Court, by some or all of the Ample Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made by the Parties without the approval of or communication to the Court or the Ample Shareholders, provided that it concerns a matter which, in the reasonable opinion of Ample and Akerna is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Ample Shareholders.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.

ARTICLE 9
FURTHER ASSURANCES

9.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ANNEX “A”
TO THE PLAN OF ARRANGEMENT

EXCHANGEABLE SHARE PROVISIONS

Please see attached.

SCHEDULE “C”

FORM OF

EXCHANGEABLE SHARE SUPPORT AGREEMENT

THIS EXCHANGEABLE SHARE SUPPORT AGREEMENT made as of ● among Akerna Corp., a corporation existing under the laws of the State of Delaware (“Akerna”), 2732804 Ontario Inc., a corporation existing under the laws of the Province of Ontario (“Callco”), and 2732805 Ontario Inc., a corporation existing under the laws of the Province of Ontario (“Exchangeco”).

RECITALS:

A.	In connection with an arrangement agreement (the “Arrangement Agreement”) dated December 18, 2019 among Akerna, Exchangeco and Ample Organics Inc. (“Ample”), Exchangeco is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of common shares of Ample pursuant to an arrangement under the Business Corporations Act (Ontario) (the “Arrangement”) on the terms and conditions set out in the Plan of Arrangement (as defined in the Arrangement Agreement).

B.	Pursuant to the Arrangement Agreement, Akerna, Callco and Exchangeco are required to enter into an exchangeable share support agreement (the “Agreement”) substantially in the form of this Agreement.

In consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties hereby agree as follows:

Article 1

AND INTERPRETATION

1.1	Defined Terms

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Exchangeco, unless the context requires otherwise.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4	Date of any Action

If the date on which any action is required to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Statutes

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

Article 2

COVENANTS OF AKERNA AND EXCHANGECO

2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by Akerna or its affiliates are outstanding, Akerna shall:

(a)	not take any action that will result in the declaration or payment of any dividend or make any other distribution on the Akerna Shares unless:

(i)	Exchangeco shall: (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”); and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend; or

(ii)	if the dividend or other distribution is a stock or share dividend or distribution of stock or shares, and if Exchangeco so chooses as an alternative to taking the action described in (i), in lieu of such dividend or other distribution on the Akerna Shares, Exchangeco shall:

(A)	effect a corresponding, contemporaneous and economically equivalent subdivision of the outstanding Exchangeable Shares (as determined in accordance with the Exchangeable Share Provisions) (an “Equivalent Stock Subdivision”); and

(B)	have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)	advise Exchangeco sufficiently in advance of the declaration by Akerna of any dividend or other distribution on the Akerna Shares and take all such other actions as are reasonably necessary or desirable, in co-operation with Exchangeco, to ensure that:

(i)	the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the Akerna Shares; or

(ii)	the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock or share dividend or distribution of stock or shares, in lieu of such a dividend or other distribution on the Akerna Shares and that such Equivalent Stock Subdivision shall comply with the requirements of the stock exchange on which the Exchangeable Shares are then listed;

(c)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to deliver or cause to be delivered Akerna Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of Sections 5,6 or 7, as the case may be, of the Exchangeable Share Provisions;

(d)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Trustee in accordance with applicable law to perform its obligations under the Voting and Exchange Trust Agreement, including, without limitation, all such actions and all such things as are reasonably necessary or desirable to enable and permit the Trustee in its capacity as trustee under the Voting and Exchange Trust Agreement to exercise such number of votes in respect of an Akerna Meeting or an Akerna Consent (as such terms are defined in the Voting and Exchange Trust Agreement) as is equal to the aggregate number of Exchangeable Shares outstanding at the relevant time other than those held by Akerna and its affiliates;

(e)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Akerna or Callco, as the case may be, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right (as defined in the Plan of Arrangement) or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Akerna or Callco, as the case may be, to deliver or cause to be delivered Akerna Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be; and

(f)	not exercise its vote as a shareholder of Exchangeco to initiate the voluntary liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs.

2.2	Segregation of Funds

Akerna will cause Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Exchangeco to pay or otherwise satisfy its obligations with respect to the applicable dividend, Liquidation Amount, Retraction Price or Redemption Price, in each case once such amounts become payable under the terms of this Agreement or the Exchangeable Share Provisions. Exchangeco will use such funds, assets and property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

2.3	Reservation of Akerna Shares

Akerna hereby represents, warrants and covenants in favour of Exchangeco and Callco that Akerna has reserved for issuance and shall, at all times while any Exchangeable Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Akerna Shares (or other shares or securities into which Akerna Shares may be reclassified or changed as contemplated by Section 2.7):

(a)	as is equal to the sum of: (i) the number of Exchangeable Shares issued and outstanding from time to time; and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and

(b)	as are now and may hereafter be required to enable and permit each of Akerna, Callco and Exchangeco to meet its obligations under the Voting and Exchange Trust Agreement, the Exchangeable Share Provisions and any other security or commitment relating to the Arrangement pursuant to which Akerna may now or hereafter be required to issue or cause to be issued Akerna Shares.

2.4	Notification of Certain Events

In order to assist Akerna to comply with its obligations hereunder and to permit Akerna or Callco to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as applicable, Exchangeco shall notify Akerna and Callco of each of the following events at the time set forth below:

(a)	in the event of any determination by the board of directors of Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly upon the earlier of: (i) receipt by Exchangeco of notice of; and (ii) Exchangeco otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by Exchangeco of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions;

(e)	as soon as practicable upon the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law (as such term is defined in the Plan of Arrangement).

2.5	Delivery of Akerna Shares

Upon notice from Callco or Exchangeco of any event that requires Callco or Exchangeco to deliver or cause to be delivered Akerna Shares to any holder of Exchangeable Shares, Akerna shall forthwith issue and deliver or cause to be delivered the requisite number of shares of Akerna Shares for the benefit of Callco or Exchangeco, as appropriate, and Callco or Exchangeco, as the case may be, shall forthwith cause to be delivered the requisite number of Akerna Shares to be received by or for the benefit of the former holder of the surrendered Exchangeable Shares. All such Akerna Shares shall be duly authorized and validly issued as fully paid, non-assessable, free of preemptive rights and shall be free and clear of any lien, claim or encumbrance.

2.6	Qualification of Akerna Shares

(1)	Akerna covenants and agrees that it shall: (a) file a registration statement (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “1933 Act”) to register any and all of the Akerna Shares to be issued or delivered to holders of the Exchangeable Shares by Akerna or Callco (including, for greater certainty, pursuant to the Exchange Right or the Automatic Exchange Right); (b) cause the Registration Statement to become effective prior to the time that any Exchangeable Shares are first issued; and (c) cause the Registration Statement (or a successor registration statement) to remain effective at all times that any Exchangeable Shares remain outstanding, in each case unless the issuance of such securities is exempt from any requirement for registration under the 1933 Act and all applicable state securities laws. Without limiting the generality of the foregoing, Akerna and Callco each covenant and agree that it will to make such filings and seek such regulatory consents and approvals as are necessary so that the Akerna Shares to be issued or delivered to holders of Exchangeable Shares by Akerna or Callco pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement will be offered, sold, issued and delivered in compliance with the 1933 Act and all applicable state securities laws, and applicable securities laws in Canada and shall ensure that the Akerna Shares will not be “restricted securities” within the meaning of Rule 144 under the 1933 Act. Akerna will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Akerna Shares to be delivered to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding Akerna Shares have been listed by Akerna and remain listed and are quoted or posted for trading at such time.

(2)	Notwithstanding any other provision of the Exchangeable Share Provisions, or any term of this Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Akerna Shares shall be issued (and Akerna will not be required to issue any Akerna Shares) in connection with any liquidation, dissolution or winding-up of Exchangeco, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Akerna Shares would not be permitted by applicable laws.

2.7	Economic Equivalence

(1)	So long as any Exchangeable Shares not owned by Akerna or its affiliates are outstanding:

(a)	Akerna shall not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) of the Exchangeable Share Provisions:

(i)	issue or distribute Akerna Shares (or securities exchangeable for or convertible into or carrying rights to acquire Akerna Shares) to the holders of all or substantially all of the then outstanding Akerna Shares by way of stock or share dividend or other distribution, other than an issue of Akerna Shares (or securities exchangeable for or convertible into or carrying rights to acquire Akerna Shares) to holders of Akerna Shares: (A) who exercise an option to receive dividends in Akerna Shares (or securities exchangeable for or convertible into or carrying rights to acquire Akerna Shares) in lieu of receiving cash dividends; or (B) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Akerna Shares entitling them to subscribe for or to purchase Akerna Shares (or securities exchangeable for or convertible into or carrying rights to acquire Akerna Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Akerna Shares: (A) shares or securities of Akerna of any class other than Akerna Shares (or securities convertible into or exchangeable for or carrying rights to acquire Akerna Shares); (B) rights, options, warrants or other assets other than those referred to in Section 2.7(1)(a)(ii); (C) evidence of indebtedness of Akerna; or (D) assets of Akerna;

unless, in each case, Exchangeco issues or distributes the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Akerna in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement and the Plan of Arrangement.

(b)	Akerna shall not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) of the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding Akerna Shares into a greater number of Akerna Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Akerna Shares into a lesser number of Akerna Shares; or

(iii)	reclassify or otherwise change the Akerna Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Akerna Shares;

unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Akerna in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Arrangement Agreement and the Plan of Arrangement.

(2)	The board of directors of Exchangeco shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of may determine), “economic equivalence” for the purposes of any event referred to in Section 2.7(1)(a) or Section 2.7(1)(b) and each such determination shall be conclusive and binding on Akerna. In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of Exchangeco to be relevant, be considered by the board of directors of Exchangeco:

(a)	in the case of any stock or share dividend or other distribution payable in Akerna Shares, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of Akerna Shares previously outstanding;

(b)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Akerna Shares (or securities exchangeable for or convertible into or carrying rights to acquire Akerna Shares), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Akerna Share and the Current Market Price of an Akerna Share, the price volatility of the Akerna Shares and the terms of any such instrument;

(c)	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Akerna of any class other than Akerna Shares, any rights, options or warrants other than those referred to in Section 2.7(2)(b), any evidences of indebtedness of Akerna or any assets of Akerna), the relationship between the fair market value (as determined by the board of directors of Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Akerna Share and the Current Market Price of an Akerna Share;

(d)	in the case of any subdivision, redivision or change of the then outstanding Akerna Shares into a greater number of Akerna Shares or the reduction, combination, consolidation or change of the then outstanding Akerna Shares into a lesser number of Akerna Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting Akerna Shares, the effect thereof upon the then outstanding Akerna Shares; and

(e)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Akerna Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(3)	Exchangeco agrees that, to the extent required, upon due notice from Akerna, Exchangeco shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Akerna Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8	Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Akerna Shares (an “Offer”) is proposed by Akerna or is proposed to Akerna or its shareholders and is recommended by the board of directors of Akerna, or is otherwise effected or to be effected with the consent or approval of the board of directors of Akerna, and the Exchangeable Shares are not redeemed by Exchangeco or purchased by Akerna or Callco pursuant to the Redemption Call Right, Akerna and Exchangeco will use reasonable efforts to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Akerna and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Akerna Shares, without discrimination. Without limiting the generality of the foregoing, Akerna and Exchangeco will use reasonable efforts in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Exchangeco to redeem, or Akerna or Callco to purchase pursuant to the Redemption Call Right, Exchangeable Shares in the event of an Akerna Control Transaction.

2.9	Akerna and Affiliates Not to Vote Exchangeable Shares

Each of Akerna and Callco covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of Akerna and Callco further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (Ontario) (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares; provided however, for further clarity, that this Section 2.9 shall not in any way restrict the right of Akerna or any of its affiliates to vote their common shares of Exchangeco in accordance with the Exchangeable Share Provisions.

2.10	Ordinary Market Purchases

For greater certainty, nothing contained in this Agreement, including without limitation the obligations of Akerna contained in Section 2.8, shall limit the ability of Akerna (or any of its affiliates) to make ordinary market or other voluntary purchases of Akerna Shares in accordance with applicable laws and regulatory or stock exchange requirements.

2.11	Ownership of Outstanding Shares

Without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) of the Exchangeable Share Provisions, Akerna covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares not owned by Akerna or its affiliates are outstanding, Akerna will be and remain the direct or indirect beneficial owner of all issued and outstanding common shares in the capital of Exchangeco and Callco. Notwithstanding the foregoing, Akerna shall not be in violation of this Section 2.11 if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Akerna or the Akerna Shares pursuant to any merger or similar transaction involving Akerna pursuant to which Akerna is not the surviving corporation.

Article 3

AKERNA SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by Akerna or its affiliates are outstanding, Akerna shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of an amalgamation or merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “Akerna Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Akerna Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Akerna Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Akerna under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as to preserve and not to impair any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Akerna Successor and such other person that may then be the issuer of the Akerna Shares shall possess and from time to time may exercise each and every right and power of Akerna under this Agreement in the name of Akerna or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Akerna or any officers of Akerna may be done and performed with like force and effect by the directors or officers of such Akerna Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing: (a) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Akerna (other than Exchangeco or Callco) with or into Akerna; (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Akerna (other than Exchangeco or Callco), provided that all of the assets of such subsidiary are transferred to Akerna or another wholly-owned direct or indirect subsidiary of Akerna; (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Akerna among the shareholders of such subsidiary for the purpose of winding up its affairs; and (d) any such transactions are expressly permitted by this Article 3.

3.4	Successorship Transaction

Notwithstanding the foregoing provisions of this Article 3, in the event of an Akerna Control Transaction:

(a)	in which Akerna merges or amalgamates with, or in which all or substantially all of the then outstanding Akerna Shares are acquired by, one or more other corporations to which Akerna is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and

(c)	in which all or substantially all of the then outstanding Akerna Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) or another corporation (the “Other Corporation”) that, immediately after such Akerna Control Transaction, owns or controls, directly or indirectly, Akerna;

then all references herein to “Akerna” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Akerna Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Akerna Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement, or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Akerna Control Transaction and the Akerna Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

Article 4

GENERAL

4.1	Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than Akerna and any of its affiliates.

4.2	Changes in Capital of Akerna and Exchangeco

Notwithstanding the provisions of Section 4.4, at all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either Akerna Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Akerna Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4	Amendments, Modifications

Subject to Section 4.2, Section 4.3 and Section 4.5 this Agreement may not be amended or modified except by an agreement in writing executed by Akerna, Callco and Exchangeco and approved by the holders of the Exchangeable Shares in accordance with Section 11(b) of the Exchangeable Share Provisions. No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5	Ministerial Amendments

Notwithstanding the provisions of Section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all of the parties hereto if the board of directors of each of Akerna, Callco and Exchangeco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	evidencing the succession of Akerna Successors and the covenants of and obligations assumed by each such Akerna Successor in accordance with the provisions of Article 3;

(c)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Akerna, Callco and Exchangeco, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(d)	making such changes or corrections hereto which, on the advice of counsel to Akerna, Callco and Exchangeco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein, provided that the boards of directors of each of Akerna, Callco and Exchangeco shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6	Meeting to Consider Amendments

Exchangeco, at the request of Akerna, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the articles of Exchangeco, the Exchangeable Share Provisions and all applicable laws.

4.7	Escrow Agreement

Notwithstanding any other provision hereof, the parties hereto acknowledge and agree that the Exchangeable Shares and Akerna Shares are, as at the date hereof, subject to the terms and conditions of the Escrow Agreement (as defined in the Arrangement Agreement), and for so long as such shares continue to be subject to the Escrow Agreement, any transfer or exchange of Exchangeable Shares pursuant to this Agreement will be made subject to the Escrow Agreement and any Exchangeable Share consideration issued in respect of Exchangeable Shares will be subject to the Escrow Agreement.

4.8	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.9	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)	In the case of Akerna, at the following address:

Akerna Corp.

1601 Arapahoe Street

Denver, CO 80202

Attention:	Scott Sozio, President
Email:	scott.sozio@akerna.com

with copies (which shall not constitute notice) to:

Dentons Canada LLP

15th Floor, Bankers Court, 850 – 2nd Street S.W.

Calgary, Alberta T2P 0R8

Attention:	Courtney Burton
Email:	courtney.burton@dentons.com

(b)	In the case of Callco or Exchangeco, at the following address:

Akerna Corp.

1601 Arapahoe Street

Denver, CO 80202

Attention:	Scott Sozio, President
Email:	scott.sozio@akerna.com

with copies (which shall not constitute notice) to:

Dentons Canada LLP

15th Floor, Bankers Court, 850 – 2nd Street S.W.

Calgary, Alberta T2P 0R8

Attention:	Courtney Burton
Email:	courtney.burton@dentons.com

and such notice or other communication shall be deemed to have been given and received: (x) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery; or (y) otherwise, on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

4.10	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11	Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AKERNA CORP.

By:
Name:
Title:

2732804 ONTARIO INC.

By:
Name:
Title:

2732805 ONTARIO INC.

By:
Name:
Title:

SCHEDULE “D”

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made as of [●], 2020,

AMONG:

AKERNA CORP., a company existing under the laws of the State of Delaware (“Akerna”);

AND

2732805 ONTARIO INC., a company existing under the laws of the Province of Ontario (“Exchangeco”);

AND

JOHN PRENTICE, an individual resident in the Province of Ontario (hereinafter referred to as the “Shareholder Representative”);

AND

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, INC., a trust company licensed to carry on business in all Provinces of Canada (the “Escrow Agent”).

WHEREAS pursuant to an arrangement agreement dated December 18, 2019 (the “Arrangement Agreement”) entered into among Akerna, Exchangeco, Ample Organics Inc. (“Ample”) and the Shareholder Representative, the parties thereto have agreed that Akerna will purchase, through its wholly-owned subsidiary, Exchangeco, all of the issued and outstanding common and preferred shares in the capital of Ample (the “Ample Shares”) by way of an arrangement under section 182 of the OBCA;

AND WHEREAS pursuant to the Arrangement Agreement, Akerna and Exchangeco have agreed to pay to the shareholders of Ample as a portion of the consideration for the Ample Shares, redeemable preferred shares in the capital of Exchangeco (“Exchangeable Shares”);

AND WHEREAS pursuant to the Arrangement, the Shareholder Representative has been appointed as the true, exclusive and lawful representative, attorney-in-fact and agent for the Ample Shareholders in connection with this Agreement and is thereby authorized to make all decisions, take all actions or do any and all thing necessary on their behalf relating to the matters contained herein;

AND WHEREAS the Arrangement Agreement contemplates that Akerna and Exchangeco will deposit in escrow certain Exchangeable Shares with the Escrow Agent, to be contributed, held and distributed by the Escrow Agent subject to the terms and conditions hereof;

AND WHEREAS the foregoing recitals are representations and statements of fact made by the parties hereto and not by the Escrow Agent.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the foregoing recitals, the covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Affiliate” has the meaning ascribed thereto under the Securities Act (Ontario) and the rules, regulations and published policies made thereunder.

(b)	“Akerna Shares” means the shares in the common stock in the share capital of Akerna.

(c)	“Ample Shareholders” means the holders of issued and outstanding shares in the capital of Ample immediately prior to the Closing Time that are entitled to receive Exchangeable Shares in accordance with the Arrangement Agreement and the Plan of Arrangement.

(d)	“Arrangement” means an arrangement under the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or any variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement.

(e)	“Business Day” means a day on which banks are generally open for the transaction of commercial business in Toronto, Ontario, or Denver, Colorado but does not in any event include a Saturday or Sunday or statutory holiday in Ontario or Colorado.

(f)	“Callco” means 2732804 Ontario Inc..

(g)	“Claim Notice” means written notification of a Claim pursuant to the Arrangement Agreement containing:

(i)	a description and the amount of Damages incurred or reasonably expected to be incurred by Akerna or Exchangeco, as applicable; and

(ii)	a statement that Akerna or Exchangeco, as applicable, is entitled to indemnification under Article 6 of the Arrangement Agreement for such Damages and a reasonable explanation of the basis therefor.

(h)	“Claims” means any claim by Akerna or Exchangeco for indemnification in accordance with the Arrangement Agreement.

(i)	“Closing Date” means [●], 2020.

(j)	“Closing Shares” means [●] Exchangeable Shares deposited into escrow pursuant to this Agreement on the date hereof.

(k)	“Closing Time” means the time at which the Arrangement becomes effective on the Closing Date pursuant to the OBCA.

(l)	“Court” means the Ontario Superior Court of Justice.

(m)	“Damages” means any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable fees and expenses of attorneys, accountants, financial advisors, investigators, and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution procedures).

(n)	“Deposited Shares” means, collectively, the Closing Shares and the Escrowed Shares.

(o)	“Escrowed Shares” means [●] Exchangeable Shares deposited into escrow pursuant to this Agreement on the date hereof.

(p)	“Exchangeco Articles” means the articles of incorporation of Exchangeco, as may be amended by any articles of amendment.

(q)	“Final Order” means an order issued by a court of competent jurisdiction, accompanied by a written certification from counsel for the instructing party attesting that such order is final and not subject to further proceedings or appeal along with a written instruction from an authorized representative of such instructing party given to effectuate such order and the Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the order to which such certification and instruction refers or to make any determination as to whether such order is final;

(r)	“Final Release Date” has the meaning specified in Section 7(b);

(s)	“Joint Instructions” means joint, written instructions executed by each of Akerna and the Shareholder Representative substantially in the formed attached as Schedule “A”.

(t)	“OBCA” means the Business Corporations Act, R.S.O. 1900, c. B.16, as amended, including the regulations promulgated thereunder.

(u)	“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status.

(v)	“Plan of Arrangement” means the plan of arrangement set forth in Schedule “B” to the Arrangement Agreement, as such plan of arrangement may be amended or supplemented from time to time.

(w)	“Resignation Date” has the meaning specified in Section 16(a).

(x)	“Shareholder Correspondence” has the meaning specified in Section 6(b).

(y)	“Trustee” means Continental Stock Transfer & Trust Company, Inc., acting in its capacity as trustee pursuant to the Voting and Exchange Trust Agreement.

(z)	“Unresolved Claims” means all Claims asserted against an Ample Shareholder pursuant to the delivery of a Claim Notice in accordance with this Agreement and the Arrangement Agreement prior to the Final Release Date and that are not resolved as of the Final Release Date.

(aa)	“Voting and Exchange Trust Agreement” means the Voting and Exchange Trust Agreement entered into by Akerna, Exchangeco, Callco, the Trustee and the Shareholder Representative as of the date hereof.

2.	Appointment of Escrow Agent. Akerna, Exchangeco and the Shareholder Representative hereby appoint the Escrow Agent to act as agent on their behalf pursuant to this Agreement, and the Escrow Agent hereby accepts such appointment on the terms and conditions of this Agreement.

3.	Delivery of the Escrowed Shares. Akerna and Exchangeco hereby deposit with the Escrow Agent a total of [•] Exchangeable Shares, representing in the aggregate the Deposited Shares. The Deposited Shares shall be registered in the name of the Escrow Agent and shall be held and retained by the Escrow Agent until released from escrow solely in accordance with the terms and conditions of this Agreement.

4.	Retention in Escrow. The Deposited Shares and all cash and all other securities and property as may be held by the Escrow Agent from time to time in accordance with the terms hereof, including, any securities or other property that may be issued in connection with share splits, share dividends, distributions, combinations, exchanges and like transactions affecting the Deposited Shares (or any of them) shall be held by the Escrow Agent in escrow pursuant to the terms hereof and for the limited purposes specified herein. Unless otherwise expressly stated herein, the Deposited Shares shall not be sold, assigned, hypothecated, alienated, released from escrow, transferred within escrow, or otherwise in any manner dealt with, without the prior written consent of the Shareholder Representative and Akerna being given to the Escrow Agent.

5.	Reorganizations, Dividends etc.

(a)	If, during the period in which any of the Deposited Shares are held in escrow pursuant to this Agreement, a share split or consolidation, share dividend, recapitalization, exchange or similar transaction affecting the share capital of Exchangeco occurs, then in each such event, the Deposited Shares so affected and that are then held in escrow pursuant to this Agreement shall be released and remitted by the Escrow Agent to such Person(s) in order to give effect to such share split or consolidation, share dividend, recapitalization, exchange or similar transaction.

(b)	Subject to Section 10, any cash, securities or other property that is issued from time to time with respect to any Deposited Shares or other property then held in escrow pursuant to this Agreement shall be deposited in escrow with the Escrow Agent and shall be held on the same terms as the Deposited Shares or other property with respect to which such cash, securities or other property shall have been delivered.

6.	Voting of Deposited Shares

(a)	Grant of Power of Attorney and Proxy. The Escrow Agent, as holder of record of the Deposited Shares, to the extent that such shares are held in escrow pursuant to this Agreement, hereby irrevocably appoints the Shareholder Representative as its true, exclusive and lawful representative, attorney-in-fact, agent and proxy:

(i)	to exercise any and all voting rights held by the Escrow Agent in its capacity as a Beneficiary (as such term is defined in the Voting and Exchange Trust Agreement) under the Voting and Exchange Trust Agreement, including, without limitation, to direct and instruct the Trustee with respect to the voting of the Special Voting Share (as such term is defined in the Voting and Exchange Trust Agreement) in accordance with the Voting and Exchange Trust Agreement and with respect to all rights granted to Beneficiaries under the Voting and Exchange Trust Agreement respecting (A) the attendance at meetings of the shareholders of Akerna and the voting of the Special Voting Share thereat, and (B) the provision of any consents in writing that are sought by Akerna from holders of Akerna Shares; and

(ii)	to attend any meeting of the holders of Exchangeable Shares, including any adjournment or postponement thereof, on behalf of the Escrow Agent, and to exercise any and all rights with respect to the voting of the Deposited Shares registered in the name of the Escrow Agent and held in escrow pursuant to this Agreement, including the right to vote the Deposited Shares in respect of any matter, question, proposal or proposition whatsoever that may properly come before the holders of Exchangeable Shares at any meeting of Exchangeco or in any consent sought by Exchangeco, as applicable, for such time as any Deposited Shares remain in escrow pursuant to this Agreement.

(b)	Delivery of Meeting Materials. Akerna and Exchangeco shall deliver to the Shareholder Representative and each Ample Shareholder any notice or correspondence (“Shareholder Correspondence”) required to be delivered to the registered holders of Exchangeable Shares at the same time, in the same form and on the same basis as Akerna, Exchangeco or the Trustee are required under applicable law, by contract, or otherwise, to deliver such notice or other correspondence to registered holders of Exchangeable Shares. Concurrently with the delivery of any Shareholder Correspondence in respect of which any voting rights (including any right to direct the voting of the Special Voting Share) or consent rights attaching to the Exchangeable Shares shall arise, Akerna and Exchangeco shall deliver to each Ample Shareholder:

(i)	a statement that such Ample Shareholder is entitled to instruct the Shareholder Representative as to the exercise of voting rights (including any right to direct the voting of the Special Voting Share) or consent rights attaching to such portion of the Deposited Shares as the Shareholder Representative shall determine in accordance with the Arrangement Agreement and Plan of Arrangement;

(ii)	a form of direction whereby the Ample Shareholder may so direct and instruct the Shareholder Representative; and

(iii)	a statement of the time by which such instructions must be received by the Shareholder Representative in order to be binding upon them and the method for revoking or amending any such instructions.

(c)	Exercise of Voting Rights. The Shareholder Representative has been granted the authority under the Arrangement Agreement and the Plan of Arrangement, in its capacity as the representative, attorney-in-fact and agent for each Ample Shareholder, to determine from time to time while the Deposited Shares (or any of them) are held in escrow pursuant to this Agreement, the number (if any) of all Deposited Shares in respect of which each Ample Shareholder shall be entitled to provide instructions with respect to the exercise of any voting rights (including any right to direct the voting of the Special Voting Share) or any consent rights. The Shareholder Representative hereby agrees and covenants that it shall exercise any voting rights (including any right to direct the voting of the Special Voting Share) or consent rights attaching to each Deposited Shares exclusively in accordance with the written instructions of the Ample Shareholder that the Shareholder Representative has determined, in accordance with the Arrangement Agreement and the Plan of Arrangement, is entitled to provide instructions with respect to such Deposited Share.

7.	Release of Deposited Shares.

(a)	On the Business Day that is six (6) months following the Closing Date, provided that any Closing Shares remain subject to escrow at such times, Akerna and the Shareholder Representative shall deliver Joint Instructions to the Escrow Agent directing the release from escrow to the Ample Shareholders of that number of Closing Shares equal to the lesser of (i) fifty percent (50%) of the Closing Shares first deposited into escrow pursuant to this Agreement, and (ii) the number of Closing Shares then held in escrow pursuant to this Agreement and are not then subject to an Unresolved Claim in respect of fraud.

(b)	On the Business Day that is nine (9) months following the Closing Date, provided that any Closing Shares remain subject to escrow at such times, Akerna and the Shareholder Representative shall deliver Joint Instructions to the Escrow Agent directing the release from escrow to the Ample Shareholders of that number of Closing Shares equal to the lesser of (i) thirty percent (30%) of the Closing Shares first deposited into escrow pursuant to this Agreement, and (ii) the number of Closing Shares then held in escrow pursuant to this Agreement and are not then subject to an Unresolved Claim in respect of fraud.

(c)	On the Business Day that is twelve (12) months following the Closing Date (the “Final Release Date”), provided that any Closing Shares or Escrowed Shares, as the case may be, remain subject to escrow at such time, Akerna and the Shareholder Representative shall deliver Joint Instructions to the Escrow Agent directing the release from escrow to the Ample Shareholders of:

(i)	All, but not less than all, of the Closing Shares that are held in escrow pursuant to this Agreement and are not then subject to an Unresolved Claim in respect of fraud; and

(ii)	all, but not less than all, of the Escrowed Shares held in escrow pursuant to this Agreement and are not then subject to an Unresolved Claim.

(d)	Upon receipt by the Escrow Agent of Joint Instructions from time to time directing the release from escrow of Deposited Shares in accordance with Sections 7(a), 7(b) or 7(c), the Escrow Agent is hereby irrevocably authorized and directed, in each case, to release, transfer and deliver such Deposited Shares in accordance with Section 9(a).

8.	Indemnification Claims.

(a)	If Akerna or Exchangeco provides to the Shareholder Representative a Claim Notice on or before the Final Release Date and otherwise in accordance with Section 6.3(a) of the Arrangement Agreement, Akerna or Exchangeco, as applicable, shall concurrently provide a copy of the same Claim Notice to the Escrow Agent.

(b)	If in respect of any Claim Notice that has been received by the Escrow Agent on or before 5:00 p.m. (Eastern Standard Time) on the Final Release Date, then the Escrow Agent shall hold the portion of the Deposited Shares that are subject to such Claim Notice until the Escrow Agent receives either (i) Joint Instructions authorizing the release to Akerna and/or Exchangeco of all or any portion of the Deposited Shares that are subject to such Claim Notice, or (ii) a Final Order directing the release to Akerna and/or Exchangeco of all or any portion of the portion of the Deposited Shares that are subject to such Claim Notice. Within five (5) Business Days after the Escrow Agent’s receipt of such Joint Instructions or Final Order, as the case may be, the Escrow Agent shall release from escrow the portion of the Deposited Shares required to be released in accordance with such Joint Instructions or Final Order.

(c)	On the Final Release Date, the Shareholder Representative and Akerna shall jointly provide a certificate to the Escrow Agent setting forth the aggregate amount of all Unresolved Claims as of the Final Release Date based on all Claim Notices submitted in accordance with this Agreement and the Arrangement Agreement prior to the Final Release Date.

(d)	Following the Final Release Date, within five (5) Business Days after the Escrow Agent’s receipt of Joint Instructions or Final Order, in either case, containing the final determination of any Unresolved Claims, the Escrow Agent shall (i) first, distribute from the Deposited Shares to Akerna and/or Exchangeco an amount equal to the lesser of (A) such portion of the Deposited Shares to be released to Akerna and/or Exchangeco pursuant to such Joint Instructions or Final Order, as the case may be, and (B) the portion of the Deposited Shares remaining in escrow pursuant to this Agreement and available to satisfy such Claim at such time, and (ii) second, after distributing any Deposited Shares pursuant to Section 8(d)(i), distribute from the Deposited Shares to the Ample Shareholders the remaining amount of any Deposited Shares then held by the Escrow Agent.

9.	Allocation of Released Shares.

(a)	All Deposited Shares released by the Escrow Agent to the Ample Shareholders in accordance with the terms of this Agreement shall be transferred to such Ample Shareholders in such proportions as the Shareholder Representative shall direct in writing, which direction shall be provided by the Shareholder Representative to the Escrow Agent within two (2) Business Days of the date on which any Deposited Shares are directed to be released to the Ample Shareholders pursuant to any Joint Instructions or Final Order.

(b)	Upon the release and transfer of Deposited Shares to Ample Shareholders pursuant to this Agreement, each of Akerna and Exchangeco shall take all steps reasonably required to facilitate such transfer, including obtaining all approvals and consents, and executing all such documents and instruments, as may be reasonably required to complete the release and transfer of Deposited Shares to the Ample Shareholders (or any of them) in accordance with this Agreement.

10.	Exchange of Exchangeable Shares.

(a)	During such time as any Deposited Shares are held in escrow pursuant to this Agreement, neither the Escrow Agent nor the Shareholder Representative shall be required to act upon or otherwise give effect to any request by any Ample Shareholder that the Escrow Agent or Shareholder Representative request or otherwise cause the exchange of any Deposited Shares at the option or election of the registered holder thereof for any shares in the capital of Akerna, whether pursuant to the Voting and Exchange Trust Agreement or in accordance with the terms of Exchangeco Articles.

(b)	If at any time, Exchangeable Shares comprising part of the Deposited Shares subject to escrow hereunder are to be exchanged pursuant to a call right granted to Akerna or any of its Affiliates pursuant to the Voting and Exchange Trust Agreement, the Plan of Arrangement or the terms of Exchangeco Articles, Akerna shall notify the Escrow Agent in writing with a simultaneously delivered notice from Akerna or its Affiliates with respect to the exercise of such call right. Subject to Section 10(c), the Escrow Agent shall deliver the Akerna Shares to be issued in exchange for the Exchangeable Shares to the Person designated in the notice in the manner and at the time and place specified in the notice. The terms and procedures for any such exchange shall be as set forth in the Plan of Arrangement, the Exchangeco Articles and the Voting and Exchange Trust Agreement (copies of which have been delivered to the Escrow Agent), as applicable.

(c)	Within five (5) Business Days following the exchange of any Deposited Shares for shares in the capital of Akerna (or any other Person) pursuant to the exercise by Akerna or any of its Affiliates of any call right provided for the Plan of Arrangement, the Exchangeco Articles or the Voting and Exchange Trust Agreement, Akerna and the Shareholder Representative shall deliver Joint Instructions to the Escrow Agent instructing the Escrow Agent to release to the Ample Shareholders all but not less than all of the Deposited Shares that are then held in escrow pursuant to this Agreement and are not then subject to an Unresolved Claim.

11.	Termination of Escrow. Upon release and distribution by the Escrow Agent of all Deposited Shares and any other property subject to escrow and/or distribution pursuant to this Agreement, this Agreement shall terminate, provided, however, that the termination of this Agreement shall be without prejudice to any rights and obligations accrued prior to such termination and shall not in any way limit the indemnification obligations of the Ample Shareholders as set out in the Arrangement Agreement.

12.	Shareholder Representative. The Shareholder Representative, or any successor hereafter appointed, shall be discharged of its duties hereunder upon appointment of a successor Shareholder Representative appointed in accordance with applicable law. Each such successor Shareholder Representative shall have all the power, authority, rights and privileges conferred upon the original Shareholder Representative, and the term “Shareholder Representative” as used herein shall be deemed to include such successor Shareholder Representative.

13.	Responsibility of the Escrow Agent; Indemnification.

(a)	The parties hereto acknowledge and agree that the Escrow Agent acts hereunder as a depositary only and (i) shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument, statement, certificate, request or other document deposited with it (including, without limitation, the Arrangement Agreement), for the form or execution of such documents, for the identity, authority or right of any Person or party executing or depositing such instruments or for determining or compelling compliance therewith, and shall not otherwise be bound thereby; (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent; (iii) shall not be required to take notice of any default or to take any action with respect to such default; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility for determining the accuracy thereof; and, (v) may employ and consult counsel satisfactory to it, including in-house counsel for any of the parties hereto, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

(b)	The Escrow Agent may employ such counsel, accountants, engineers, appraisers, other experts, agents, agencies and advisors as it may reasonably require for the purpose of discharging its duties under this Agreement, and the Escrow Agent may act and shall be protected in acting or not acting in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct on the part of any of them. The reasonable costs of such services shall be added to and be part of the Escrow Agent’s fee hereunder.

(c)	The Escrow Agent retains the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

(d)	No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified and funded as provided for herein, other than as a result of its own gross negligence or bad faith.

(e)	The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or wilful misconduct.

(f)	The Escrow Agent shall incur no liability with respect to the delivery or non-delivery of any cash or securities whether delivered by hand, wire transfer, registered mail or bonded courier.

(g)	The forwarding of a cheque by the Escrow Agent will satisfy and discharge the liability for any cash amounts due to the extent of the sum or sums represented thereby (plus the amount of any tax deducted or withheld as required by law) unless such cheque is not honoured on presentation; provided that in the event of non-receipt of such cheque by the payee, or loss or destruction thereof, the Escrow Agent upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to such payee a replacement cheque for the amount of such cheque.

(h)	Akerna shall pay the costs and expenses reasonably incurred by the Escrow Agent’s services hereunder, in connection with the administration of the escrow created hereby or the performance or observance of its duties hereunder; covered by the remuneration are included, without limitation, all out-of-pocket expenses and disbursements incurred or made by the Escrow Agent in the administration of its services and duties created hereby, in excess of its compensation for normal services or not (including the reasonable fees and disbursements of its outside counsel and other outside advisors required for discharge of its duties hereunder). Any amount owing under this Section 13(h) and unpaid thirty (30) days after request for such payment will bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand. The Escrow Agent is not required to effect any partial or full release unless its fees and expenses are paid in full. The parties hereto further agree that any residual fees or expenses incurred by the Escrow Agent after termination of the Agreement will be reimbursed by Akerna.

(i)	Akerna agrees to indemnify the Escrow Agent and its officers, directors, employees, agents, successors and assigns and hold it and them harmless from and against any loss, fee, claim, demand, penalty, liability, damage, cost and expense of any nature incurred by the Escrow Agent and its officers, directors, employees, agents, successors and assigns arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to, reasonable attorneys’ fees and other costs and expenses of defending or preparing to defend against any claim of liability, unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s or its officers’, directors’, employees’ agents’, successors’ or assigns’ gross negligence or wilful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the release of all property held in escrow pursuant to this Agreement, the resignation or removal of the Escrow Agent or the termination of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, any liability of the Escrow Agent shall be limited, in the aggregate, to the amount of annual retainer fees paid by Akerna to the Escrow Agent under this Agreement in the twelve (12) months immediately prior to the Escrow Agent receiving the first notice of the claim.

(j)	Notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, the Escrow Agent shall not be liable under any circumstances whatsoever for any: (i) breach by any other party of securities law or other rule of any securities regulatory authority; (ii) lost profits; or (iii) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.

(k)	The Escrow Agent does not have any interest in the Deposited Shares but is serving as escrow agent only and having only possession thereof.

(l)	The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the parties hereto and if its duties herein are affected, unless it shall have given its prior written consent thereto.

(m)	The Escrow Agent accepts the duties and responsibilities under this Agreement as agent and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee.

(n)	The Escrow Agent shall have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, including the representative capacity in which a party purports to act, that the Escrow Agent receives as a condition to a release from escrow or a transfer of the Deposited Shares or any other property subject to escrow.

(o)	The Escrow Agent shall have no responsibility for escrow securities that it has released to a securityholder or at a securityholder’s direction according to this Agreement.

(p)	The Escrow Agent is authorized to hold such escrow securities in electronic or uncertificated form only, pending release of such securities from escrow.

(q)	The Escrow Agent shall have no responsibility with respect to any escrow securities in respect of which no share certificate or other evidence or electronic or uncertificated form of these securities has been delivered to it, or otherwise received by it.

(r)	The Escrow Agent shall have no responsibility or liability for any diminution in the value of any of the Deposited Shares or any securities which may be deposited with it hereunder.

(s)	This Section 13 shall survive notwithstanding any termination of the Agreement or the resignation or removal of the Escrow Agent.

14.	Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession and/or disposition of the Deposited Shares or any other property subject to escrow hereunder, or should any claim be made against the Escrow Agent or upon such shares by a third party, the Escrow Agent, upon receipt of notice of such dispute or claim, is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability, all or any of said escrowed shares, until such dispute shall have been settled either by the mutual written agreement of the parties involved, or by a final order, decree or judgment of a court or arbitrator of competent jurisdiction, the time for perfection of an appeal of such order, decree or judgment having expired. A copy of any such settlement or final order, decree or judgment of a court or arbitrator of competent jurisdiction shall be delivered to the Escrow Agent by Akerna and the Shareholder Representative forthwith upon receipt thereof. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Deposited Shares or any other property subject to escrow hereunder. In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Deposited Shares or any other property subject to escrow hereunder, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

15.	Arbitration. Any disputes with respect to this Agreement shall be resolved by arbitration and any party may demand by written notice to the other party that the matter be submitted to arbitration. The notice shall set out the reasons for the dispute and reasonable details to support the dispute. The parties hereto shall cooperate in completing any arbitration as expeditiously as possible, the procedure to commence no later than thirty (30) days from the date the notice was sent, and the arbitrator may hire such experts as may appear to be appropriate. All of the costs and expenses of the arbitration shall be borne equally by Akerna and the Shareholder Representative. Any award rendered by the arbitrator shall be final and binding on the parties.

16.	Resignation of Escrow Agent; Successor by Merger.

(a)	The Escrow Agent may at any time resign as such, subject to this Section 16, by delivering written notice of resignation to the other parties to this Agreement and by delivering all Deposited Shares subject to escrow (less any portion thereof previously distributed in accordance with this Agreement) to any successor escrow agent designated by Akerna and the Shareholder Representative, jointly, or by a court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier to occur of (the “Resignation Date”): (i) the appointment of a successor escrow agent as aforesaid or by a court of competent jurisdiction; or (ii) the day which is thirty (30) days after the date of delivery of the Escrow Agent’s written notice of resignation to the other parties hereto, or such shorter notice as the parties accept as sufficient. If the Escrow Agent has not received written notice of the designation of a successor escrow agent by the Resignation Date, the Escrow Agent’s sole responsibility after such time shall be to retain and safeguard the Deposited Shares and all other property subject to escrow until receipt of written notice of the designation of a successor escrow agent hereunder or pursuant to a final non-appealable order of a court of competent jurisdiction. If a successor escrow agent has not been appointed within ninety (90) days of the date of the delivery of its written notice of resignation, the Escrow Agent shall deliver the Deposited Shares and all other property subject to escrow (less any portion thereof previously distributed in accordance with this Agreement) to the legal counsel designated by Akerna and the Shareholder Representative, jointly, and all of the Escrow Agent’s duties and obligations under this Agreement shall thereupon cease immediately. Failing such designation by Akerna and the Shareholder Representative, jointly, the Escrow Agent shall deliver such Deposited Shares to a court of competent jurisdiction directed to hold such shares for the benefit of Akerna and the Shareholder Representative, whereupon this Agreement shall terminate and the Escrow Agent shall have no further duties and obligations under this Agreement. Akerna and the Shareholder Representative, acting together, shall have power at any time to remove the existing Escrow Agent and to appoint a successor escrow agent.

(b)	If any Deposited Shares and all other property subject to escrow or other property is to be released hereunder to a party who has become bankrupt, has gone into liquidation or has otherwise become incapable of performing their rights and responsibilities under this Agreement, the Escrow Agent shall forthwith deliver such shares to the estate and other representatives of such party. If all of the parties hereunder have become bankrupt, have gone into liquidation or have otherwise become incapable of performing their rights and responsibilities under this Agreement, the Escrow Agent shall forthwith deliver the Deposited Shares and all other property subject to escrow to the estate and other representatives of such party, and provide written notice to all of the other parties to this Agreement of the disposition of such shares. Upon such delivery of shares, this Agreement shall terminate and the Escrow Agent shall have no further duties and obligations.

(c)	In the event of the Escrow Agent resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, Akerna and the Shareholder Representative, jointly, shall forthwith appoint a successor escrow agent; failing such appointment by Akerna and the Shareholder Representative, the retiring Escrow Agent, acting alone, may apply, at the expense of Akerna and the Shareholder Representative, jointly, to a justice of the Court on such notice as such justice may direct, for the appointment of a successor escrow agent; but any successor escrow agent so appointed by the Court shall be subject to removal as aforesaid.

(d)	Any successor escrow agent appointed under any provision of this Section 16 shall be a corporation authorized to carry on the business of a trust company in the Province of Ontario and, if required by the applicable legislation for any other jurisdiction, in such other jurisdictions. On any such appointment, the successor escrow agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Escrow Agent hereunder. At the request of Akerna and the Shareholder Representative, or the successor escrow agent, the retiring Escrow Agent, upon payment of the amounts, if any, due to it pursuant to this Agreement, including any amounts owing to it in respect to outstanding fees, disbursements and interest thereon, shall duly assign, transfer and deliver to the successor escrow agent all property and money held, and all records kept, by the retiring Escrow Agent hereunder or in connection herewith.

(e)	Any corporation into or with which the Escrow Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Escrow Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Escrow Agent shall be the successor to the Escrow Agent hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor escrow agent hereunder.

17.	Anti-money Laundering.

(a)	Each party to this Agreement (in this paragraph referred to as a “representing party”), other than the Escrow Agent, hereby represents to the Escrow Agent that any account to be opened by, or interest to held by, the Escrow Agent in connection with this Agreement, for or to the credit of such representing party, either: (i) is not intended to be used by or on behalf of any third party (other than an Ample Shareholder); or (ii) is intended to be used by or on behalf of a third party, in which case such representing party hereby agrees to complete, execute and deliver forthwith to the Escrow Agent a declaration, in the Escrow Agent’s prescribed form or in such other form as may be satisfactory to it, as to the particulars of such third party (other than an Ample Shareholder).

(b)	The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the other parties to this Agreement, provided: (i) that the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

18.	Privacy. The parties acknowledge that the Escrow Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a)	to provide the services required under this Agreement and other services that may be requested from time to time;

(b)	to help the Escrow Agent manage its servicing relationships with such individuals;

(c)	to meet the Escrow Agent’s legal and regulatory requirements; and

(d)	if Social Insurance Numbers are collected by the Escrow Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

(e)	Each party acknowledges and agrees that the Escrow Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above and, generally, in the manner and on the terms described in its privacy policies, which the Escrow Agent shall make available on its website, [•], or upon request, including revisions thereto. The Escrow Agent may transfer personal information to other companies in or outside of Canada that provide data processing and storage or other support in order to facilitate the services it provides.

19.	Notices. Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid), addressed:

to Akerna and Exchangeco at:

Akerna Corp.
1601 Arapahoe Street
Denver, CO 80202

Attention:	Scott Sozio, President
Email:	Scott.sozio@akerna.com

With a copy to Dentons Canada LLP (which copy shall not constitute notice hereunder) at:

Dentons Canada LLP
15th Floor, Bankers Court, 850 – 2nd Street S.W.
Calgary, Alberta T2P 0R8

Attention:	Courtney Burton
Email:	courtney.burton@dentons.com

to the Shareholder Representative at:

John Prentice
14A Bingham Ave.
Toronto, ON M4E 3P9

Attention:	John Prentice
Email:	john.prentice@ampleorganics.com

With a copy to Dentons Canada LLP (which copy shall not constitute notice hereunder) at:

Dentons Canada LLP
77 King Street West, Suite 400
Toronto-Dominion Centre
Toronto, Ontario M5K 0A1

Attention:	Eric Foster
Email:	Eric.foster@dentons.com

to the Escrow Agent at:

Continental Stock Transfer & Trust Company, Inc.
[Address]

Attention:	[●]
Email:	[●]

Any such communication shall be deemed to have been validly and effectively given and received (a) if sent by personal delivery or by courier (all fees prepaid) on the date of actual receipt by the receiving party; (b) if sent by email on the date of transmission if a Business Day or if not a Business Day or after 5:00 p.m. (Eastern Standard Time) on the date of transmission, on the next following Business Day; or (c) if sent by certified or registered mail (postage prepaid) on the date indicated in the return receipt. Any party to this Agreement may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

20.	Miscellaneous.

(a)	This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart by facsimile (followed by the originally executed document forwarded promptly thereafter to the other party hereto), each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(b)	This Agreement or any provision hereof may be amended or waived only by written instrument duly signed by the party against whom such amendment or waiver is sought to be enforced.

(c)	No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

(d)	No failure on the part of Akerna, Exchangeco or the Shareholder Representative to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

(e)	If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall remain in full force and effect.

(f)	This Agreement is for the sole and exclusive benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other Person any rights, remedies or any other type or types of benefits.

(g)	No party may assign its rights hereunder without the prior written consent of the other parties.

(h)	This Agreement shall enure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

(i)	This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(j)	The Schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it. This Agreement shall override the Schedules attached hereto to the extent of any inconsistency.

(k)	Any reference to time of day or date means the local time or date in Toronto, Ontario, Canada.

21.	Force Majeure. Except for the payment obligations of Akerna contained herein, none of the parties shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, strikes, lockouts, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 21.

22.	Interpretation.

(a)	The division of this Agreement into Sections, subsections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a “Section” followed by a number and/or a letter refer to the specified Section or subsection of this Agreement.

(b)	Unless the context otherwise requires, in this Agreement, words importing the singular number include the plural and vice versa, and words importing the use of any gender include all genders. If a word is defined in this Agreement a grammatical derivative of that word will have a corresponding meaning. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

(c)	Whenever any payment shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, and such other actions shall be taken, as the case may be, on, or as of, or from a period ending on, the next succeeding Business Day.

(d)	All sums of money that are referred to in this Agreement are expressed in lawful money of Canada unless otherwise noted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

AKERNA CORP.

By:
Authorized Signing Officer

2732805 ONTARIO INC.

By:
Authorized Signing Officer

John Prentice, in his capacity as Shareholder Representative

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, INC.

By:
Authorized Signing Officer

[Share Escrow Agreement]

SCHEDULE A

Form of Joint Instruction

Date: ●, 200●

TO:	Continental Stock Transfer & Trust Company, Inc. (“Escrow Agent”)

Pursuant to the Escrow Agreement entered into as of l, 2020 by and among Akerna Corp. (“Akerna”), 2732805 Ontario Inc. (“Exchangeco”), John Prentice (“Shareholder Representative”) and the Escrow Agent (the “Escrow Agreement”), you are hereby instructed to release out of the Deposited Shares (as defined in the Escrow Agreement), the following amount of shares: ____________________________.

AKERNA CORP.

By:
Authorized Signing Officer

2732805 ONTARIO INC.

By:
Authorized Signing Officer

John Prentice, in his capacity as Shareholder Representative

SCHEDULE “E”

FORM OF
VOTING AND EXCHANGE TRUST AGREEMENT

THIS VOTING AND EXCHANGE TRUST AGREEMENT made as of [●] among Akerna Corp., a corporation existing under the laws of the State of Delaware (“Akerna”), 2732804 Ontario Inc., a corporation existing under the laws of the Province of Ontario (“Callco”), 2732805 Ontario Inc., a corporation existing under the laws of the Province of Ontario (“Exchangeco”), and Continental Stock Transfer & Trust Company (the “Trustee”).

RECITALS:

A.	In connection with an arrangement agreement (the “Arrangement Agreement”) dated December 18, 2019 among Akerna, Exchangeco and Ample Organics Inc. (“Ample”), Exchangeco is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of common shares and Class A Preferred Shares of Ample pursuant to an arrangement under the Business Corporations Act (Ontario) on the terms and conditions set out in the Plan of Arrangement (as defined in the Arrangement Agreement).

B.	Pursuant to the Arrangement Agreement, Akerna, Callco and Exchangeco are required to enter into a voting and exchange trust agreement (the “Agreement”) substantially in the form of this Agreement.

C.	These recitals and any statements of fact in this Agreement are made by Akerna, Callco and Exchangeco and not by the Trustee.

In consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Exchangeco and the following terms shall have the following meanings:

“1933 Act” has the meaning ascribed thereto in Section 5.10;

“Agreement” has the meaning ascribed thereto in Recital B;

“Akerna” has the meaning ascribed thereto in the introductory paragraph;

“Akerna Consent” has the meaning ascribed thereto in Section 4.2;

“Akerna Meeting” has the meaning ascribed thereto in Section 4.2;

“Akerna Successor” has the meaning ascribed thereto in Section 10.1(a);

“Ample” has the meaning ascribed thereto in the introductory paragraph;

“Arrangement Agreement” has the meaning ascribed thereto in Recital A;

“Automatic Exchange Right” has the meaning ascribed thereto in Section 5.12(2);

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Akerna and its affiliates;

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2;

“Callco” has the meaning ascribed thereto in the introductory paragraph;

“Change of Law Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Equivalent Vote Amount” means, with respect to any matter, proposition, proposal or question on which holders of Akerna Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Akerna Share is entitled with respect to such matter, proposition or question;

“Escrow Agreement” means the escrow agreement substantially in the form of Schedule D of the Arrangement Agreement;

“Exchange Right” has the meaning ascribed thereto in Section 5.1;

“Exchangeable Shares” has the meaning ascribed thereto in Recital A;

“Exchangeco” has the meaning ascribed thereto in the introductory paragraph;

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;

“Insolvency Event” means: (i) the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it; (ii) the filing by Exchangeco of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver; (iii) the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due; or (iv) Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(a)(iii) of the Exchangeable Share Provisions specified in a retraction request delivered to Exchangeco in accordance with Section 6 of the Exchangeable Share Provisions;

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(1)(a);

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 5.12(2);

“List” has the meaning ascribed thereto in Section 4.6;

“Officer’s Certificate” means, with respect to Akerna, Callco or Exchangeco, a certificate signed by any one of the respective directors or officers of Akerna, Callco or Exchangeco;

“Other Corporation” has the meaning ascribed thereto in Section 10.4(c);

“Other Shares” has the meaning ascribed thereto in Section 10.4(c);

“Privacy Laws” has the meaning ascribed thereto in Section 6.18;

“Put Right” has the meaning ascribed thereto in Section 5.1(1).

“Registration Statement” has the meaning ascribed thereto in Section 5.10;

“Retracted Shares” has the meaning ascribed thereto in Section 5.7;

“Special Voting Share” means the special voting share in the capital of Akerna, issued by Akerna to and deposited with the Trustee, which, at any time, entitles the holder of record to that number of votes at meetings of holders of Akerna Shares equal to the number of Exchangeable Shares outstanding at such time (excluding Exchangeable Shares held by Akerna and its affiliates);

“Support Agreement” means the support agreement dated the date hereof between Akerna, Callco and Exchangeco, substantially in the form of Schedule E to the Arrangement Agreement;

“Trust” means the trust created by this Agreement under the laws of the Province of Ontario;

“Trust Estate” means the Special Voting Share, any other securities, the Exchange Right, the Put Right, the Automatic Exchange Right and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;

“Trustee” has the meaning ascribed thereto in the introductory paragraph; and

“Voting Rights” means the voting rights attached to the Special Voting Share.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number, Gender, etc.

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6	Statutes

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

Article 2
PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. Akerna, as the settlor of the Trust, hereby appoints the Trustee as trustee of the Trust. The Trustee shall hold the Special Voting Share in order to enable the Trustee to exercise the Voting Rights and shall hold the Exchange Right, the Put Right and the Automatic Exchange Right in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

Article 3
SPECIAL VOTING SHARE

3.1	Issue and Ownership of the Special Voting Share

Immediately following execution and delivery of this Agreement, Akerna shall issue to and deposit with the Trustee the Special Voting Share (and shall deliver the certificate representing such share to the Trustee) to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Akerna hereby acknowledges receipt from the Trustee, as trustee for and on behalf of the Beneficiaries, of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the Special Voting Share by Akerna to the Trustee. During the term of the Trust, and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Special Voting Share; provided, however, that:

(a)	the Trustee shall hold the Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, the Trustee shall have no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Share and the Special Voting Share shall not be used or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to the Special Voting Share) other than the purposes for which this Trust is created pursuant to this Agreement.

3.2	Legended Share Certificates

Exchangeco shall cause each certificate representing Exchangeable Shares to bear a legend notifying the Beneficiary of such shares of his, her or its right to instruct the Trustee with respect to the exercise of that portion of the Voting Rights which corresponds to the number of Exchangeable Shares held by each such Beneficiary.

3.3	Safe Keeping of Certificate

The certificate representing the Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

Article 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the Special Voting Share, shall be entitled to exercise all of the Voting Rights, including the right to consent to or vote in person or by proxy the Special Voting Share, on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Akerna at an Akerna Meeting or in connection with an Akerna Consent. The Voting Rights shall be and remain vested in and exercisable by the Trustee on behalf of the Beneficiaries as provided in this Agreement. Subject to Section 6.15:

(a)	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by Akerna or by applicable law for such Akerna Meeting or Akerna Consent who are entitled to instruct the Trustee as to the voting thereof;

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights in respect of which such Beneficiary is entitled to instruct the Trustee, the Trustee shall not exercise or permit the exercise of such Voting Rights; and

(c)	without prejudice to paragraph (b) above, under no circumstances shall the Trustee exercise or permit the exercise of a number of Voting Rights which is greater than the number of Exchangeable Shares outstanding at the relevant time.

4.2	Number of Votes

With respect to all meetings of shareholders of Akerna at which holders of Akerna Shares are entitled to vote (each, an “Akerna Meeting”) and with respect to all written consents sought by Akerna from holders of Akerna Shares (each, an “Akerna Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, that number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary at the close of business on the record date established by Akerna or by applicable law for such Akerna Meeting or Akerna Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Akerna Meeting or consented to in connection with such Akerna Consent.

4.3	Mailings to Shareholders

(1)	With respect to each Akerna Meeting or Akerna Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as Akerna utilizes in communications to holders of Akerna Shares, subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner of communications and provided that such manner of communications is reasonably available to the Trustee) to each Beneficiary named in the applicable List on the same day as the mailing (or other communication) with respect thereto is commenced by Akerna to its shareholders:

(a)	a copy of such mailing, together with any related materials, including, without limitation, any proxy circular or information statement or listing particulars, to be provided to shareholders of Akerna;

(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Akerna Meeting or Akerna Consent or, pursuant to Section 4.7, to attend such Akerna Meeting and to exercise personally the Beneficiary Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give: (A) a proxy to such Beneficiary or his, her or its designee to exercise personally such holder’s Beneficiary Votes; or (B) a proxy to a designated agent or other representative of Akerna to exercise such holder’s Beneficiary Votes;

(d)	a statement that if no such instructions are received from such Beneficiary, the Beneficiary Votes to which the Beneficiary is entitled will not be exercised;

(e)	a form of direction such Beneficiary may use to direct and instruct the Trustee as contemplated herein; and

(f)	a statement of: (A) the time and date by which such instructions must be received by the Trustee in order for such instructions to be binding upon the Trustee, which in the case of an Akerna Meeting shall not be earlier than the close of business on the Business Day immediately prior to the date by which Akerna has required proxies to be deposited for such meeting; and (B) of the method for revoking or amending such instructions.

(2)	The materials referred to in this Section 4.3 shall be provided to the Trustee by Akerna, and the materials referred to in Sections 4.3(1)(b), 4.3(1)(c), 4.3(1)(d), 4.3(1)(e) and 4.3(1)(f) shall (if reasonably practicable to do so) be subject to reasonable comment by the Trustee in a timely manner. Subject to the foregoing, Akerna shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Akerna Shares. Akerna agrees not to communicate with holders of Akerna Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Akerna may, at its option, exercise the duties of the Trustee to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as, in each case, Akerna delivers a certificate to the Trustee stating that Akerna has undertaken to perform the obligations of the Trustee set forth in this Section 4.3.

(3)	For the purpose of determining the number of Beneficiary Votes to which a Beneficiary is entitled in respect of any Akerna Meeting or Akerna Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Akerna or by applicable law for purposes of determining shareholders entitled to vote at such Akerna Meeting or in respect of such Akerna Consent. Akerna shall notify the Trustee of any decision of the board of directors of Akerna with respect to the calling of any Akerna Meeting or any Akerna Consent and shall provide all necessary information and materials to the Trustee in each case promptly and, in any event, in sufficient time to enable the Trustee to perform the obligations of the Trustee set forth in this Section 4.3.

4.4	Copies of Shareholder Information

Akerna shall deliver to the Trustee copies of all proxy materials (including, without limitation, notices of Akerna Meetings but excluding proxies to vote Akerna Shares), information statements, reports (including, without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed by Akerna from time to time to holders of Akerna Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Akerna Shares. The Trustee shall mail or otherwise send to each Beneficiary, at the expense of Akerna, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Akerna) received by the Trustee from Akerna contemporaneously with the sending of such materials to holders of Akerna Shares. The Trustee shall also make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office in [●] all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the Special Voting Share and made available by Akerna generally to the holders of Akerna Shares; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Akerna.

Notwithstanding the foregoing, Akerna may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Beneficiaries as required by this Section 4.4 so long as, in each case, Akerna delivers a certificate to the Trustee stating that Akerna has undertaken to perform the obligations of the Trustee set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by Akerna or shareholders of Akerna (if such receipt is known by Akerna) of any material sent or given by or on behalf of a third party to holders of Akerna Shares generally, including dissident proxy and information circulars (and related information and material) and take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, Akerna shall obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee shall mail or otherwise send to each Beneficiary, at the expense of Akerna, copies of all such materials received by the Trustee from Akerna. The Trustee shall also make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office in [●] copies of all such materials. Notwithstanding the foregoing, Akerna may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Beneficiaries as required by this Section 4.5 so long as, in each case, Akerna delivers a certificate to the Trustee stating that Akerna has undertaken to perform the obligations of the Trustee set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

Exchangeco shall: (a) prior to each annual or other Akerna Meeting or the seeking of any Akerna Consent; and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with an Akerna Meeting or Akerna Consent, at the close of business on the record date established by Akerna or pursuant to applicable law for determining the holders of Akerna Shares entitled to receive notice of and/or to vote at such Akerna Meeting or to give consent in connection with an Akerna Consent. Each such List shall be delivered to the Trustee promptly after receipt by Exchangeco of such request or the record date for such meeting or seeking of consent, as the case may be, and, in any event, within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Akerna agrees to give Exchangeco notice (with a copy to the Trustee) of the calling of any Akerna Meeting or the seeking of any Akerna Consent, together with the record date therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent, so as to enable Exchangeco to perform its obligations under this Section 4.6.

4.7	Entitlement to Direct Votes

Subject to Section 4.8 and Section 4.11, any Beneficiary named in a List prepared in connection with any Akerna Meeting or Akerna Consent shall be entitled to: (a) instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled; (b) attend such meeting and personally exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled; or (c) appoint a third party as the proxy of the Trustee to attend such meeting and exercise thereat the Beneficiary Votes to which such Beneficiary is entitled except, in each case, to the extent that such Beneficiary has transferred the ownership of any Exchangeable Shares in respect of which such Beneficiary is entitled to Beneficiary Votes after the close of business on the record date for such meeting or seeking of consent.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(1)	In connection with each Akerna Meeting and Akerna Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.2, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Beneficiary Votes that are the subject of Section 4.8(2); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(2)	To the extent so instructed in accordance with the terms of this Agreement, the Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights enabling a Beneficiary to attend an Akerna Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either: (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting; or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary Votes as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question, proposal or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by the Trustee to the Beneficiaries pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Akerna utilizes in communications to holders of Akerna Shares subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the register of holders of Exchangeable Shares maintained by the registrar. In connection with each such distribution, Exchangeco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense, a current List, and upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement. Exchangeco’s obligations under this Section 4.9 shall be deemed satisfied to the extent Akerna exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Exchangeco provides the required information and materials to Akerna.

4.10	Termination of Voting Rights

Except as otherwise provided in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of each Exchangeable Share held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall lapse and be deemed to be surrendered by the Beneficiary to Akerna or Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon:

(a)	the surrender of the Exchangeable Shares to Akerna for cancellation pursuant to the Escrow Agreement;

(b)	the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the Put Right;

(c)	the occurrence of the automatic exchange of the Exchangeable Shares for Akerna Shares, as specified in Article 5 (unless Akerna shall not have delivered the requisite Akerna Shares deliverable in exchange therefor to the Trustee pending delivery to the Beneficiaries);

(d)	the retraction or redemption of the Exchangeable Shares pursuant to Section 6 or 7 of the Exchangeable Share Provisions;

(e)	the effective date of the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions; or

(f)	upon the purchase of the Exchangeable Shares from the holder thereof by Akerna or Callco, as the case may be, pursuant to the exercise by Akerna or Callco of the Liquidation Call Right, the Redemption Call Right, the Change of Law Call Right or the Retraction Call Right (unless, in any case, Akerna or Callco, as the case may be, shall not have delivered the requisite consideration deliverable in exchange therefor).

4.11	Disclosure of Interest in Exchangeable Shares

The Trustee or Exchangeco shall be entitled to require any Beneficiary or any person whom the Trustee or Exchangeco, as the case may be, knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to: (a) confirm that fact; or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity securities” of Exchangeco) under Section 5.2 of National Instrument 62-104 – Take-Over Bids and Issuer Bids or as would be required under the articles of Akerna or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares were Akerna Shares. If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the board of directors of Akerna may take any action permitted under the articles or by-laws of Akerna or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Beneficiary as if, and only to that the extent that, the Exchangeable Shares were Akerna Shares.

Article 5
EXCHANGE AND AUTOMATIC EXCHANGE

5.1	Grant and Ownership of the Exchange Right, Automatic Exchange Right and Put Right

(1)	Akerna and, in the case of the Exchange Right and Put Right, Callco hereby grant to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries: (i) the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Akerna or Callco to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary, all in accordance with the provisions of this Agreement; (ii) the Automatic Exchange Right; and (iii) at any other time on not less than fifteen (15) days’ written notice by the Trustee requiring Callco or Akerna to purchase from any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary, all in accordance with the provisions of this Agreement (the “Put Right”). Each of Akerna and Callco hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right, the Automatic Exchange Right and the Put Right by Akerna or Callco, as the case may be, to the Trustee.

(2)	During the term of the Trust, and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right, the Put Right and the Automatic Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right, the Automatic Exchange Right and the Put Right, provided that the Trustee shall:

(a)	hold the Exchange Right, the Automatic Exchange Right, the Put Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right, the Automatic Exchange Right or the Put Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2	Legended Share Certificates

Exchangeco shall cause each certificate representing Exchangeable Shares to bear a legend notifying the Beneficiary in respect of the Exchangeable Shares represented by such certificate of: (a) his, her or its right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by such Beneficiary; (b) the Automatic Exchange Right; and (c) his, her or its right to instruct the Trustee with respect to the exercise of the Put Right in respect of the Exchangeable Shares held by such Beneficiary;

5.3	General Exercise of Exchange Right

The Exchange Right and the Put Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.15, the Trustee shall exercise the Exchange Right and the Put Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from any Beneficiary with respect to the Exchange Right or the Put Right, the Trustee shall not exercise or permit the exercise of the Exchange Right or the Put Right.

5.4	Purchase Price

The purchase price payable by Akerna or Callco, as the case may be, for each Exchangeable Share to be purchased by Akerna or Callco, as the case may be, pursuant to the exercise of the Exchange Right or the Put Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of the closing of the purchase and sale of such Exchangeable Share pursuant to such exercise of the Exchange Right or the Put Right, as the case may be, which price may be satisfied only by Akerna or Callco, as the case may be, delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing such Exchangeable Share Price. In connection with each exercise of the Exchange Right or the Put Right, Akerna or Callco, as the case may be, shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price. Upon payment by Akerna or Callco, as the case may be, of the Exchangeable Share Price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Exchangeco and Exchangeco shall cease to be obligated to pay any amount in respect of such dividends.

5.5	Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled upon the occurrence and during the continuance of an Insolvency Event and in respect of the Put Right, at any time, to instruct the Trustee to exercise the Exchange Right or the Put Right, as the case may be, with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary. In order to cause the Trustee to exercise the Exchange Right or the Put Right with respect to all or any part of the Exchangeable Shares registered in the name of a Beneficiary, such Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in [●] or at such other place as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Akerna or Callco to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of the Exchangeable Shares under the Business Corporations Act (Ontario), the articles of Exchangeco and such additional documents and instruments as Akerna, Exchangeco or the Trustee may reasonably require together with:

(a)	a duly completed form of notice of exercise of the Exchange Right or the Put Right, as the case may be, contained on the reverse of or attached to the Exchangeable Share certificates, stating: (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right or the Put Right, as the case may be, so as to require Akerna or Callco to purchase from the Beneficiary the number of Exchangeable Shares specified therein; (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Akerna or Callco free and clear of all liens, claims, security interests and encumbrances; (iii) the names in which the certificates representing Akerna Shares issuable in connection with the exercise of the Exchange Right or the Put Right, as the case may be, are to be issued; and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and

(b)	payment (or evidence satisfactory to Akerna, Exchangeco and the Trustee of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement;

provided that if only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Akerna or Callco pursuant to the exercise of the Exchange Right or the Put Right, as the case may be, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Exchangeco.

5.6	Delivery of Akerna Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which a Beneficiary desires Akerna or Callco to purchase pursuant to the exercise of the Exchange Right or the Put Right, as the case may be, together with a notice of exercise and such other documents and instruments specified by Section 5.5, the Trustee shall notify Akerna, Callco and Exchangeco of its receipt of the same, which notice to Akerna, Callco and Exchangeco shall constitute exercise of the Exchange Right or the Put Right, as the case may be, by the Trustee on behalf of such Beneficiary in respect of such Exchangeable Shares, and Akerna or Callco, as the case may be, shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration (as defined in the Exchangeable Share terms) deliverable in connection with such exercise of the Exchange Right or the Put Right, as the case may be; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to Akerna, Callco, Exchangeco and the Trustee of the payment of) the taxes (if any) payable as contemplated by Section 5.7 of this Agreement. Immediately upon the giving of notice by the Trustee to Akerna, Callco and Exchangeco of any exercise of the Exchange Right or the Put Right, as the case may be, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right or the Put Right, as the case may be, shall be deemed to have occurred, and the Beneficiary in respect of such Exchangeable Shares shall be deemed to have transferred to Akerna or Callco, as the case may be, all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Exchangeable Share Consideration in respect of such Exchangeable Shares, unless such Exchangeable Share Consideration is not delivered by Akerna or Callco, as the case may be, to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within five (5) Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is so delivered. Upon delivery of such Exchangeable Share Consideration to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with the closing of the transaction of purchase and sale contemplated by such exercise of the Exchange Right or the Put Right, as the case may be, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Akerna Shares delivered to it pursuant to such exercise of the Exchange Right or the Put Right, as the case may be.

5.7	Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its retraction right under Section 6 of the Exchangeable Share Provisions to require Exchangeco to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Exchangeco pursuant to Section 6(a)(iii) of the Exchangeable Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from Exchangeco, and provided that neither Akerna nor Callco shall have exercised its Retraction Call Right with respect to the Retracted Shares and that the Beneficiary shall not have revoked the retraction request delivered by the Beneficiary to Exchangeco pursuant to Section 6(a)(iv) of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Exchangeco is unable to redeem. In any such event, Exchangeco hereby agrees with the Trustee, and in favour of the Beneficiary, promptly to notify the Trustee of such prohibition against Exchangeco and to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Exchangeco or to the Transfer Agent in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Exchangeco is not permitted to redeem and will require Akerna or, at the option of Akerna, Callco to purchase such shares in accordance with the provisions of this Article 5.

5.8	Stamp or Other Transfer Taxes

Upon any sale or transfer of Exchangeable Shares to Akerna pursuant to the exercise of the Exchange Right, the Put Right or the Automatic Exchange Right, the share certificate or certificates representing the Akerna Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or transferred or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold or transferred; provided, however, that such Beneficiary: (a) shall pay (and none of Akerna, Callco, Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer of other taxes or duties that may be payable in respect of any sale or transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary including, without limitation, in the event that Exchangeable Shares are being delivered, sold or transferred in the name of a clearing service or depositary or a nominee thereof; or (b) shall have evidenced to the satisfaction of Akerna, Callco, Exchangeco and the Trustee that such taxes or duties (if any) have been paid.

5.9	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Akerna and Exchangeco shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from Akerna or Exchangeco of the occurrence of an Insolvency Event, or upon the Trustee otherwise becoming aware of an Insolvency Event, the Trustee shall mail to each Beneficiary, at the expense of Akerna (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Akerna, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10	U.S. Securities Law Compliance and Listing of Akerna Shares

Akerna covenants and agrees that it shall: (a) file a registration statement (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “1933 Act”) to register any and all of the Akerna Shares to be issued or delivered to holders of the Exchangeable Shares by Akerna or Callco (including, for greater certainty, pursuant to the Exchange Right, the Put Right or the Automatic Exchange Right); (b) cause the Registration Statement to become effective prior to the time that any Exchangeable Shares are first issued; and (c) cause the Registration Statement (or a successor registration statement) to remain effective at all times that any Exchangeable Shares remain outstanding, in each case unless the issuance of such securities is exempt from any requirement for registration under the 1933 Act and all applicable state securities laws. Without limiting the generality of the foregoing, Akerna and Callco each covenant and agree that it shall make such filings and seek such regulatory consents and approvals as are necessary so that the Akerna Shares to be issued or delivered to holders of Exchangeable Shares by Akerna or Callco pursuant to the terms of the Exchangeable Share Provisions, the Support Agreement and this Agreement will be offered, sold, issued and delivered in compliance with the 1933 Act and all applicable state securities laws, and applicable securities laws in Canada and shall ensure that the Akerna Shares will not be “restricted securities” within the meaning of Rule 144 under the 1933 Act. Akerna will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Akerna Shares to be delivered to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Support Agreement and this Agreement to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding Akerna Shares have been listed by Akerna and remain listed and are quoted or posted for trading at such time.

5.11	Akerna Shares

Akerna hereby represents, warrants and covenants that the Akerna Shares deliverable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of Akerna

(1)	Akerna shall give the Trustee written notice of each of the following events (each, a “Liquidation Event”) at the time set forth below:

(a)	in the event of any determination by the board of directors of Akerna to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Akerna or to effect any other distribution of assets of Akerna among its shareholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(b)	as soon as practicable following the earlier of: (A) receipt by Akerna of notice of; and (B) Akerna otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Akerna or to effect any other distribution of assets of Akerna among its shareholders for the purpose of winding up its affairs, in each case where Akerna has failed to contest in good faith any such proceeding commenced in respect of Akerna within 30 days of becoming aware thereof; and

(c)	definitive documents respecting any Akerna Control Transaction (other than a transaction contemplated by Section 10.4) are entered into by Akerna and the board of directors of Akerna determines in good faith that it is not practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Akerna Control Transaction.

(2)	As soon as practicable following receipt by the Trustee from Akerna of notice of a Liquidation Event, the Trustee shall give notice thereof to the Beneficiaries. Such notice shall be provided by Akerna to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for Akerna Shares provided for in Section 5.12(3) (the “Automatic Exchange Right”).

(3)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Akerna Shares in the distribution of assets of Akerna in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Akerna and its affiliates) shall be automatically exchanged for Akerna Shares. To effect such automatic exchange, Akerna shall purchase each such Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall sell each Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to the Exchangeable Share Price immediately prior to the Liquidation Event Effective Date, which price shall be satisfied in full by Akerna delivering to such holder the Exchangeable Share Consideration representing such Exchangeable Share Price. For greater certainty, the Beneficiary shall upon delivery of the Exchangeable Share Consideration cease to have any rights to be paid by Exchangeco any amount in respect of declared and unpaid dividends on the Exchangeable Shares.

(4)	The closing of the transaction of purchase and sale contemplated by any exercise of the Automatic Exchange Right shall be deemed to have occurred at the close of business on the Business Day immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to Akerna all of such Beneficiary’s right, title and interest in and to the Exchangeable Shares held by such Beneficiary free and clear of any lien, claim or encumbrance and the related interest in the Trust Estate, any right of each such Beneficiary to receive declared and unpaid dividends from Exchangeco shall be deemed to be satisfied and discharged, and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Akerna shall deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary, the Exchangeable Share Consideration deliverable to such Beneficiary upon such exercise of the Automatic Exchange Right. Concurrently with each such Beneficiary ceasing to be a holder of Exchangeable Shares, such Beneficiary shall be considered and deemed for all purposes to be the holder of the Akerna Shares included in the Exchangeable Share Consideration to be delivered to such Beneficiary and the certificates held by such Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Akerna pursuant to the exercise of the Automatic Exchange Right shall thereafter be deemed to represent the Akerna Shares issued to such Beneficiary by Akerna pursuant to the exercise of the Automatic Exchange Right. Upon the request of any Beneficiary and the surrender by such Beneficiary of Exchangeable Share certificates deemed to represent Akerna Shares, duly endorsed in blank and accompanied by such instruments of transfer as Akerna may reasonably require, Akerna shall deliver or cause to be delivered to such Beneficiary certificates representing the Akerna Shares of which the Beneficiary is the holder.

5.13	Withholding Rights

Akerna, Callco, Exchangeco and the Trustee shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Akerna Shares such amounts as Akerna, Callco, Exchangeco or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of federal, provincial, territorial, state, local or foreign tax Law, in each case as amended or succeeded. The Trustee may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Akerna, Callco, Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Akerna, Callco, Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Akerna, Callco, Exchangeco or the Trustee, as the case may be, shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

5.14	No Fractional Shares

A holder of an Exchangeable Share shall not be entitled to any fraction of an Akerna Share upon the exercise of the Exchange Right, the Put Right or Automatic Exchange Right hereunder and no certificates representing any such fractional interest shall be issued and the number of Akerna Shares to be received by any such holder otherwise entitled to a fractional interest shall be rounded to the nearest whole Akerna Share (with fractions equal to or greater than 0.5 being rounded up).

Article 6
CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

(1)	The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the Special Voting Share from Akerna as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	voting the Beneficiary Votes on the direction and behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(d)	receiving the grant of the Exchange Right and Put Right from Akerna and Callco, and the Automatic Exchange Right from Akerna, as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)	exercising the Exchange Right and Put Right and enforcing the benefit of the Automatic Exchange Right, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries any requisite documents and distributing to such Beneficiaries the Exchangeable Share Consideration to which such Beneficiaries are entitled pursuant to the exercise of the Exchange Right, the Put Right or the Automatic Exchange Right, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Akerna, Callco and Exchangeco under this Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Agreement to be carried out by the Trustee.

(2)	In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.

(3)	The Trustee, in exercising its rights, powers, duties and authorities hereunder, shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(4)	The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to Akerna, Callco and Exchangeco that, at the date of execution and delivery of this Agreement, there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the courts of Ontario for an order that the Trustee be replaced as Trustee hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

(1)	(a) Each of Akerna, Callco and Exchangeco irrevocably authorizes the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Akerna Shares; and

(b)	requisition, from time to time, from any such registrar or transfer agent, any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement.

(2)	Each of Akerna and Callco irrevocably authorizes its respective registrar and Transfer Agent to comply with all such requests and covenants that it shall supply the Trustee or its transfer agent, as the case may be, in a timely manner with duly executed share certificates for the purpose of completing the exercise from time to time of all rights to acquire Akerna Shares hereunder, under the Exchangeable Share Provisions and under any other security or commitment given to the Beneficiaries pursuant thereto, in each case pursuant to the provisions hereof or of the Exchangeable Share Provisions or otherwise.

6.4	Books and Records

The Trustee shall keep available for inspection during regular business hours by Akerna, Callco and Exchangeco at the Trustee’s principal office in [●] correct and complete books and records of account relating to the Trust created by, and Trustee’s actions under, this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right, the Put Right and the Automatic Exchange Right. On or before [●], and on or before [●] in every year thereafter, so long as the Special Voting Share is registered in the name of the Trustee, the Trustee shall transmit to Akerna, Callco and Exchangeco a brief report, dated as of the preceding December 31, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of any Exchange Right or Put Right, as the case may be, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance and delivery by Akerna or Callco of Akerna Shares in connection with the Exchange Right or Put Right, as the case may be, during the calendar year ended on such December 31; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

6.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file, or cause to be prepared and filed, on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law, by any court, tribunal, government, governmental or regulatory agency or public official, or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors (who may be experts or advisors to Akerna, Callco and/or Exchangeco) as the Trustee considers necessary or advisable. If requested by the Trustee, Akerna shall retain or caused to be retained qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

(1)	The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Special Voting Share pursuant to Article 4, subject to Section 6.15, and with respect to the Exchange Right and the Automatic Exchange Right pursuant to Article 5.

(2)	None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Right, the Put Right or the Automatic Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.

6.9	Evidence and Authority to Trustee

(1)	Akerna, Callco and/or Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Akerna, Callco and/or Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights, the Exchange Right, the Put Right or the Automatic Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of Akerna, Callco and/or Exchangeco promptly if and when:

(a)	such evidence is required by any other Section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Akerna, Callco and/or Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(2)	Such evidence shall consist of an Officer’s Certificate of Akerna, Callco and/or Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

(3)	Whenever such evidence relates to a matter other than the Voting Rights, the Exchange Right, the Put Right or the Automatic Exchange Right or the taking of any other action to be taken by the Trustee at the request or on the application of Akerna, Callco and/or Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by such person; provided, however, that if such report or opinion is furnished by a director, officer or employee of Akerna, Callco and/or Exchangeco it shall be in the form of an Officer’s Certificate or a statutory declaration.

(4)	Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(a)	declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(c)	declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Trustee may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Trustee or by Akerna, Callco and/or Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(c)	pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested or reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario, trustees are authorized to invest trust moneys or as otherwise agreed upon in writing by the Trustee and Exchangeco, provided that such securities are stated to mature within two years after their purchase by the Trustee and the Trustee shall so invest such money on the written direction of Exchangeco. Pending the investment of any money as herein provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Exchangeco, in the deposit department of the Trustee or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Trustee shall not be held liable for any losses incurred in the investment of any funds as herein provided and all interest on monies held by or on behalf of the Trustee shall be for the account of Exchangeco and held by the Trustee for the benefit of Exchangeco.

6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Akerna, Callco and/or Exchangeco or of the respective directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine. The Trustee shall have the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation or regulation. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation or regulation, then it shall have the right to resign on fifteen days written notice to the other parties to this Agreement, provided that: (a) the Trustee’s written notice shall describe the circumstances of such non-compliance; and (b) if such circumstances are rectified to the Trustee’s satisfaction within such fifteen day period, such resignation shall not be effective.

6.14	Authority to Carry on Business

The Trustee represents to Akerna, Callco and Exchangeco that, at the date of execution and delivery by it of this Agreement, it is authorized to carry on the business of a trust company in each of the provinces and territories of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right, the Put Right and the Automatic Exchange Right and the other rights granted in or resulting from the Trustee being a party to this Agreement shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province or territory of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

(1)	If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right, the Put Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Voting Rights, Put Right, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction and all rights of appeal have expired; or

(b)	all differences with respect to the Voting Rights, Exchange Right, Put Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(2)	If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for, by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Third Party Interests

Each party to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this Agreement, for or to the credit of such party, either: (a) is not intended to be used by or on behalf of any third party; or (b) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.18	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

Article 7
COMPENSATION

7.1	Fees and Expenses of the Trustee

Akerna, Callco and Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and shall reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes (other than taxes based on the net income or capital of the Trustee), fees paid to legal counsel and other experts and advisors and agents and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, in each case reasonably incurred by the Trustee in connection with its duties under this Agreement; provided, however, that Akerna, Callco and Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation or any such proceedings in which the Trustee is determined to have acted in bad faith or with fraud, gross negligence, recklessness or wilful misconduct.

Article 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

(1)	Akerna, Callco and Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without bad faith, fraud, gross negligence, recklessness or wilful misconduct on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Akerna, Callco or Exchangeco pursuant hereto.

(2)	The Trustee shall promptly notify Akerna, Callco and Exchangeco of a claim or of any action commenced against any Indemnified Parties promptly after the Trustee or any of the Indemnified Parties shall have received written assertion of such a claim or action or have been served with a summons or other first legal process giving information as to the nature and basis of the claim or action; provided, however, that the omission to so notify Akerna, Callco or Exchangeco shall not relieve Akerna, Callco or Exchangeco of any liability which any of them may have to any Indemnified Party except to the extent that any such delay prejudices the defence of any such claim or action or results in any increase in the liability which Akerna, Callco or Exchangeco have under this indemnity. Subject to (ii) below, Akerna, Callco and Exchangeco shall be entitled to participate at their own expense in the defence and, if Akerna, Callco and Exchangeco so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Akerna, Callco or Exchangeco; or (ii) the named parties to any such suit include both the Trustee and Akerna, Callco or Exchangeco and the Trustee shall have been advised by counsel acceptable to Akerna, Callco and Exchangeco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Akerna, Callco or Exchangeco and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Akerna, Callco and Exchangeco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of the Trust and the resignation or removal of the Trustee.

8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the bad faith, fraud, gross negligence, recklessness or willful misconduct on the part of the Trustee.

Article 9
CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Akerna, Callco and Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless Akerna, Callco and Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Akerna, Callco and Exchangeco shall promptly appoint a successor trustee, which successor trustee shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces and territories of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Akerna, Callco and Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Akerna, Callco and Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee, provided that such removal shall not take effect until the date of acceptance of appointment by the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Akerna, Callco and Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Akerna, Callco and Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Akerna, Callco, Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Akerna, Callco and Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Akerna, Callco or Exchangeco shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Akerna, Callco and Exchangeco.

Article 10
AKERNA SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by Akerna or its affiliates are outstanding, Akerna shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale for otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of an amalgamation or merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “Akerna Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Akerna Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Akerna Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Akerna under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as to substantially preserve and not impair any of the rights, duties, powers and authorities of the Trustee or the holders of the Exchangeable Shares.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the parties, if required by Section 10.1, shall execute and deliver the supplemental trust agreement provided for in Section 10.1(a) and thereupon the Akerna Successor and such other person that may then be the issuer of the Akerna Shares shall possess and from time to time may exercise each and every right and power of Akerna under this Agreement in the name of Akerna or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Akerna or any officers of Akerna may be done and performed with like force and effect by the directors or officers of such Akerna Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing: (a) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Akerna (other than Exchangeco or Callco) with or into Akerna; (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Akerna (other than Exchangeco or Callco), provided that all of the assets of such subsidiary are transferred to Akerna or another wholly-owned direct or indirect subsidiary of Akerna; (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Akerna among the shareholders of such subsidiary for the purpose of winding up its affairs; and (d) any such transactions which are expressly permitted by this Article 10.

10.4	Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event of an Akerna Control Transaction:

(a)	in which Akerna merges or amalgamates with, or in which all or substantially all of the then outstanding Akerna Shares are acquired by, one or more other corporations to which Akerna is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and

(c)	in which all or substantially all of the then outstanding Akerna Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Akerna Control Transaction, owns or controls, directly or indirectly, Akerna;

then: (i) all references herein to “Akerna” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Akerna Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement or the exchange of such shares pursuant to this Agreement immediately subsequent to the Akerna Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement, or the exchange of such shares pursuant to this Agreement had occurred immediately prior to the Akerna Control Transaction and the Akerna Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of this Agreement and without any further action required; and (ii) Akerna shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.

Article 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Section 11.2, 11.4 and 13.1 this Agreement may not be amended or modified except by an agreement in writing executed by Akerna, Callco, Exchangeco and the Trustee and approved by the Beneficiaries in accordance with Section 11(b) of the Exchangeable Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of Akerna, Callco and Exchangeco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)	evidencing the succession of Akerna Successors and the covenants of and obligations assumed by each such Akerna Successor in accordance with the provisions of Article 10;

(c)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Akerna, Callco and Exchangeco and in the opinion of the Trustee it may be expedient to make, provided that each such board of directors and the Trustee shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the Beneficiaries; or

(d)	making such changes or corrections which, on the advice of counsel to Akerna, Callco, Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that each such board of directors and the Trustee shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the Beneficiaries.

11.3	Meeting to Consider Amendments

Exchangeco, at the request of Akerna, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the articles of Exchangeco, the Exchangeable Share Provisions and all applicable laws.

11.4	Changes in Capital of Akerna and Exchangeco

Notwithstanding the provisions of Section 11.1, at all times after the occurrence of any event contemplated pursuant to Sections 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Akerna Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Akerna Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

11.5	Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. Notwithstanding the provisions of Section 11.1, from time to time Akerna, Callco and Exchangeco (in each case, when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of Akerna Successors and the covenants of and obligations assumed by each such Akerna Successor in accordance with the provisions of Article 10 and the successors of the Trustee or any successor trustee in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right, the Put Right or the Automatic Exchange Right which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Akerna, Callco, Exchangeco, the Trustee or this Agreement; and

(c)	for any other purposes not inconsistent with the provisions of this Agreement, including without limitation to make or evidence any amendment or modification to this Agreement as contemplated hereby; provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

Article 12
TERMINATION

12.1	Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)	each of Akerna, Callco and Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 11(b) of the Exchangeable Share Provisions; and

(c)	21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

12.2	Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

Article 13
GENERAL

13.1	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2	Escrow Agreement

Notwithstanding any other provision hereof, the parties hereto acknowledge and agree that the Exchangeable Shares and Akerna Shares are, as at the date hereof, subject to the terms and conditions of the Escrow Agreement (as defined in the Arrangement Agreement), and for so long as such shares continue to be subject to the Escrow Agreement, any transfer or exchange of Exchangeable Shares pursuant to this Agreement will be made subject to the Escrow Agreement and any Exchangeable Share Consideration issued in respect of Exchangeable Shares will be subject to the Escrow Agreement.

13.3	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.

13.4	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)	In the case of Akerna, at the following address:

Akerna Corp.
1601 Arapahoe Street
Denver, CO 80202

Attention:	Scott Sozio, President
Email:	scott.sozio@akerna.com

with copies (which shall not constitute notice) to:

Dentons Canada LLP
15th Floor, Bankers Court, 850 – 2nd Street S.W.
Calgary, Alberta T2P 0R8

Attention:	Courtney Burton
Email:	courtney.burton@dentons.com

(b)	In the case of Callco or Exchangeco, at the following addresses:

Akerna Corp.

1601 Arapahoe Street

Denver, CO 80202

Attention:	Scott Sozio, President
Email:	scott.sozio@akerna.com

with copies (which shall not constitute notice) to:

Dentons Canada LLP
15th Floor, Bankers Court, 850 – 2nd Street S.W.
Calgary, Alberta T2P 0R8

Attention:	Courtney Burton
Email:	courtney.burton@dentons.com

(c)	In the case of Trustee, at the following addresses:

●

Attention:	●
Facsimile:	●

and such notice or other communication shall be deemed to have been given and received: (x) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery; or (y) otherwise, on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

13.5	Notice to Beneficiaries

Any notice, request or other communication to be given to a Beneficiary shall be given or sent to the address of the holder recorded in the securities register of Exchangeco or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder, in any manner permitted by the articles of Exchangeco, and shall be deemed received at the time specified by such articles. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken pursuant thereto.

13.6	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.7	Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.8	Attornment

Each of Akerna, Callco, Exchangeco and the Trustee agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and Akerna hereby appoints Exchangeco at its registered office in the Province of Ontario as attorney for service of process.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AKERNA CORP.

By:
Name:
Title:

2732804 ONTARIO INC.

By:
Name:
Title:

2732805 ONTARIO INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE “F”

Form of Rights Indenture

AKERNA CORP.

– and –

2732805 ONTARIO INC.

– and –

JOHN PRENTICE

– and –

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, INC.

RIGHTS INDENTURE

Providing for the Issue of Certain Contingent Value Rights

i

SCHEDULE “A” – FORM OF RIGHTS CERTIFICATE

ii

THIS RIGHTS INDENTURE dated as of [●], 2020

BETWEEN:

AKERNA CORP.,

a corporation existing under the laws of the State of Delaware
(“Akerna”)

- AND –

2732805 ONTARIO INC.

a corporation existing under the laws of the Province of Ontario
(“Exchangeco”)

- AND –

JOHN PRENTICE,

an individual resident in the Province of Ontario

(the “Shareholder Representative”)

- AND –

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, INC.,

a trust company existing under the federal laws of Canada
(the “Rights Agent”)

WHEREAS:

A.	All capitalized terms used in these recitals have the meanings ascribed to them in Section 1.1 below;

B.	Akerna, Ample, Exchangeco and the Shareholder Representative have entered into the Arrangement Agreement;

C.	Pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement, Akerna and Exchangeco proposes to issue to the Ample Shareholders the Rights on the terms and conditions herein set forth;

D.	Each Right shall entitle the Holder to receive, without payment of any further consideration and without further action on the part of the holder thereof, a portion of the Deferred Consideration, which portion shall be determined in accordance with the Arrangement Agreement and the terms and conditions herein set forth;

E.	Akerna and Exchangeco are each duly authorized to create and issue the Rights to be issued as herein provided;

F.	All things necessary have been done and performed to make the Rights, when issued as provided in this Indenture, legal, valid and binding upon Akerna and Exchangeco with the benefits of and subject to the terms of this Indenture;

G.	The foregoing recitals are made as representations and statements of fact by Akerna and Exchangeco and not by the Rights Agent; and

H.	The Rights Agent has agreed to act as the rights agent in respect of the Rights on behalf of the Holders on the terms and conditions herein set forth;

NOW THEREFORE THIS INDENTURE WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

ARTICLE 1
INTERPRETATION

1.1	DEFINITIONS

In this Indenture, including the recitals and schedules hereto, the following words and phrases shall have the following meanings:

(a)	“Akerna Shares” means the shares in the common stock in the share capital of Akerna;

(b)	“Allocation Notice” has the meaning ascribed thereto in Section 3.2(a);

(c)	“Ample” means Ample Organics Inc.;

(d)	“Ample Common Shareholders” means the holders of Ample Common Shares immediately prior to the Closing Time;

(e)	“Ample Common Shares” means the Common Shares in the authorized capital of Ample;

(f)	“Ample Preferred Shareholders” means the holders of Ample Preferred Shares immediately prior to the Closing Time;

(g)	“Ample Preferred Shares” means each issued and outstanding Class A Preferred Share in the capital of Ample, being all issued and outstanding Class A-1 Preferred Shares, Class A-2 Preferred Shares and Class A-3 Preferred Shares;

(h)	“Ample Shareholders” means collectively the Ample Common Shareholders and the Ample Preferred Shareholders;

(i)	“Arrangement” means an arrangement under the Business Corporations Act (Ontario) on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or any variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement;

(j)	“Arrangement Agreement” means the arrangement agreement dated December 18, 2019 between Akerna, Ample, Exchangeco and the Shareholder Representative in respect of the Arrangement, as such agreement may be amended from time to time;

(k)	“Articles” means the certificate and articles of amendment of Ample dated October 1, 2019;

(l)	“Business Day” means any day, other than Saturday, Sunday or a statutory holiday in the Province of Alberta;

(m)	“Closing Date” means the date hereof;

(n)	“Closing Time” means the time at which the Arrangement becomes effective on the Closing Date pursuant to the Business Corporations Act (Ontario);

(o)	“Counsel” means a barrister or solicitor or firm of barristers or solicitors retained by the Rights Agent or retained or employed by Akerna and acceptable to the Rights Agent, acting reasonably;

(p)	“Court” means the Ontario Superior Court of Justice;

(q)	“Deferred Consideration” means $10,000,000, payable in Exchangeable Shares; provided that in the event the Recurring Revenue recognized during the Deferred Consideration Period is less than $9,000,000, the Deferred Consideration amount of $10,000,000 shall be reduced by an amount equal to the product of $6.67 multiplied by the difference between $9,000,000 and the amount of Recurring Revenue realized during the Deferred Consideration Period (up to a maximum reduction of $10,000,000), all as calculated in the Deferred Consideration Statement finally determined in accordance with the Arrangement Agreement;

(r)	“Deferred Consideration Payment Date” means the date that the Deferred Consideration is payable by Akerna and Exchangeco to the Rights Agent in accordance with Section 2.19 of the Arrangement Agreement;

(s)	“Deferred Consideration Period” means the period of time beginning on the Closing Date, and ending on the date that is 12 months after the Closing Date;

(t)	“Deferred Consideration Statement” has the meaning ascribed thereto in the Arrangement Agreement;

(u)	“Director” means a director of Akerna and “Directors” or “Board of Directors” means the board of directors of Akerna or, whenever duly empowered, a committee of the board of directors of Akerna, and reference to “action by the directors” means action by the directors of Akerna as a board or action by a committee as a committee;

(v)	“distributions” means distributions (payable in cash or in securities, property or assets of equivalent value) declared payable on Exchangeable Shares;

(w)	“Exchange Rate” means, on any date of determination, the CAD/USD daily exchange rate quoted by the Bank of Canada three Business Days prior to such date;

(x)	“Exchangeable Shares” means the redeemable preferred shares in the capital of Exchangeco;

(y)	“Exchangeco” means 2732805 Ontario Inc.;

(z)	“Holder” means a Person for the time being who is the registered holder of a Right;

(aa)	“Indenture” or “this Indenture” and “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this instrument and not to any particular Article, Section, clause, subdivision or other portion hereof, and include each instrument supplemental or ancillary hereto or required to implement this instrument;

(bb)	“NASDAQ” means the National Association of Securities Dealers Automated Quotations exchange;

(cc)	“Permitted Transfer” means a transfer of Rights (i) upon death of a Holder by will or intestacy; (b) pursuant to a court order; or (c) by operation of law (including any consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

(dd)	“Person” includes any individual, corporation, company, partnership, association, joint venture, trust, unincorporated association, government or governmental authority;

(ee)	“Plan of Arrangement” means the plan of arrangement attached as Schedule “C” to the Arrangement Agreement, as amended from time to time;

(ff)	“Recurring Revenue” means all revenue that is derived from or that is associated with license revenue from Ample’s core seed-to-sale, AmpleCentral and “Last Call Analytics” products;

(gg)	“Regulatory Authorities” means securities regulatory authorities in Canada, the United States and/or a jurisdiction outside Canada and the United States where a Holder is resident;

(hh)	“Rights” mean the contingent value rights issued and certified hereunder and for the time being outstanding, entitling Holders thereof to receive Exchangeable Shares, in accordance with the terms hereof, and “Right” means any one of them;

(ii)	“Rights Agency” means the transfer office of the Rights Agent in [●] and such other locations as Akerna may designate, with the approval of the Rights Agent;

(jj)	“Rights Agent” means Continental Stock Transfer & Trust Company, Inc. or its successor or successors for the time being as rights agent hereunder, at its offices in [●];

(kk)	“Rights Certificate” means a certificate in substantially the form set out in Schedule “A” hereto, issued and certified hereunder to evidence a Right;

(ll)	“Successor Entity” has the meaning ascribed thereto in Section 7.1;

(mm)	“Termination Date” means the date that Akerna and/or Exchangeco fully pays to the Holders all Deferred Consideration to which such holders are entitled;

(nn)	“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

(oo)	“U.S. Person” means a “U.S. person” as that term is defined in Rule 902(k) of Regulation S of the U.S. Securities Act;

(pp)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(qq)	“U.S. Securities Exchange Act” means the United States Securities Exchange Act of 1934;

(rr)	“written request of Akerna” and “certificate of Akerna” mean, respectively, a written order, request, consent and certificate signed in the name of Akerna by any one or more of the officers or Directors of Akerna and may consist of one or more instruments so executed and any other documents referred to herein which is required or contemplated to be provided or given by Akerna is a document signed on behalf of Akerna by any one or more of such officers or Directors;

and a derivative of any defined word or phrase has the meaning appropriate to the derivation of the word or phrase.

1.2	MEANING OF “OUTSTANDING” FOR CERTAIN PURPOSES

Except as provided in Section 3.4, every Rights Certificate countersigned and delivered by the Rights Agent under this Indenture shall be deemed to be outstanding until the Termination Date, provided however that where a Rights Certificate has been issued in substitution for a Rights Certificate that has been lost, stolen or destroyed, only one of them shall be counted for the purpose of determining the Rights outstanding.

1.3	CERTAIN RULES OF INTERPRETATION

Unless otherwise specified in this Indenture:

(a)	words importing the singular number include the plural and vice versa;

(b)	words importing gender include both genders and vice versa and words importing individuals include firms and corporations and vice versa;

(c)	“in writing” or “written” includes printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception, including facsimile;

(d)	“including” is used for illustration only and not to limit the generality of any preceding words, whether or not non-limiting language (such as, “without limitation”, “but not limited to” and similar expressions) is used with reference thereto; and

(e)	reference to any statute, regulation or by-law includes amendments, consolidations, re-enactments and replacements thereof and instruments and legislation thereunder.

1.4	INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

The division of this Indenture into Articles, Sections and other subdivisions, the inclusion of a table of contents and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Indenture.

1.5	APPLICABLE LAW

This Indenture, the Rights and the Rights Certificates shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any and all disputes arising under this Indenture, the Rights and the Rights Certificates, whether as to interpretation, performance or otherwise, shall be subject to the non-exclusive jurisdiction of the courts of the Province of Ontario and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of such province.

1.6	DAY NOT A BUSINESS DAY

Whenever any payment is due or required to be made or any other action is required to be taken under this Indenture or the Rights Certificates on or as of a day that is not a Business Day, that payment must be made and the other action must be taken on or as of the next day that is a Business Day.

1.7	CONFLICT

In the event of a conflict or inconsistency between a provision of this Indenture and in the Rights Certificates issued hereunder, the relevant provision in this Indenture shall prevail to the extent of the inconsistency.

1.8	TIME OF THE ESSENCE

Time shall be of the essence of this Indenture, the Rights and the Rights Certificates.

1.9	CURRENCY

Except as otherwise stated, all dollar amounts herein are expressed in Canadian dollars.

1.10	SCHEDULES

Schedule “A” to this Indenture is incorporated into this Indenture by reference.

ARTICLE 2
ISSUE OF RIGHTS

2.1	CREATION AND ISSUE OF RIGHTS

(a)	The Rights Agent is hereby appointed rights agent in respect of the Rights.

(b)	Pursuant to the Arrangement Agreement and the Plan of Arrangement, each Ample Shareholder immediately prior to the Closing Time (other than any Ample Shareholder that validly exercised dissent rights in connection with the Arrangement and which dissent right remains valid immediately prior to the Closing Time) shall be entitled to a Right upon the Closing Time.

(c)	Pursuant to the Arrangement Agreement and the Plan of Arrangement, to the extent that an Ample Shareholder who has validly exercised dissent rights in connection with the Arrangement is ultimately deemed to have participated in the Arrangement on the same basis as a non-dissenting Ample Shareholder, Akerna and Exchangeco shall cause the Rights Agent to forward the Rights to such Holder, pursuant to the Arrangement Agreement and the Plan of Arrangement and upon the written request of Akerna.

2.2	TERMS OF RIGHTS

A.	Each Right shall entitle the Holder thereof to receive that portion of the Deferred Consideration that the initial Holder of such Right is entitled to receive in its capacity as an Ample Shareholder pursuant to the Articles. The amount of the entitlement attaching to each Right shall be determined in accordance with the Articles and the Plan of Arrangement by the Shareholder Representative acting reasonably and with reference to the shareholder register of Ample delivered by Ample as of the Effective Time in accordance with the Arrangement Agreement.

(b)	Akerna and Exchangeco shall remit any Deferred Consideration accruing to a Holder on or before the Deferred Consideration Payment Date by delivery of Exchangeable Shares in accordance with Section 3.2.

(c)	Subject to the terms and conditions of this Indenture, all Rights shall rank pari passu, whatever may be the actual date of issue thereof.

(d)	The Rights shall terminate in accordance with the provisions of Section 3.4 and the Plan of Arrangement.

2.3	RIGHTS CERTIFICATES

(a)	The Rights Certificates to be issued to evidence the Rights authorized for issuance pursuant to Section 2.1 shall be issuable in registered form only and shall be substantially in the form set out in Schedule “A”.

(b)	All Rights Certificates shall be dated as of the date of their issuance, and shall bear such distinguishing letters and numbers as Akerna may, with the approval of the Rights Agent, prescribe.

(c)	Rights Certificates shall continue to be in the form set out in Schedule “A” and shall continue to express the Deferred Consideration deliverable thereunder.

(d)	Akerna covenants that (i) the Rights and the Exchangeable Shares issuable pursuant to the Rights shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under the U.S. Securities Act and the applicable securities laws of U.S. states and (ii) such securities shall not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act or under any other U.S. federal or state securities laws.

(e)	Any certificates representing Rights, and, if applicable, any certificates representing Exchangeable Shares issued pursuant to the Rights, and any certificates issued in replacement thereof or in substitution therefor, shall, until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY [For Rights Include: AND THE SECURITIES ISSUABLE PURSUANT THERETO] ARE SUBJECT TO THE TERMS AND CONDITIONS OF (I) AN ARRANGEMENT AGREEMENT DATED AS OF [●], 2019 AND (II) A RIGHTS INDENTURE DATED AS OF [●], 2020, INCLUDING TERMS AND CONDITIONS THAT RESTRICT THE SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER, OR DISPOSITION OF SUCH SECURITIES.

2.4	SIGNING OF RIGHTS CERTIFICATES

The Rights Certificates shall be signed by any Director or officer of each of Akerna and Exchangeco at or prior to the date of issue of such Rights Certificate and the date of certification or delivery thereof. The signature of such signing officer may be mechanically reproduced in facsimile or electronically and Rights Certificates bearing such facsimile or electronic signature shall be binding upon Akerna and Exchangeco as if they had been manually signed by such signing officer. Notwithstanding that any individual whose manual, facsimile or electronic signature appears on any Rights Certificate as a signing officer may no longer hold office or a trusteeship, as applicable, at the date of issue of such Rights Certificate or at the date of certification or delivery thereof, any Rights Certificate signed as aforesaid shall, subject to Section 2.5, be valid and binding upon Akerna, Exchangeco and the Holder thereof shall be entitled to the benefits of this Indenture.

2.5	CERTIFICATION BY THE RIGHTS AGENT

(a)	Rights Certificates evidencing the Rights shall be certified by or on behalf of the Rights Agent on written direction of Akerna.

(b)	No Rights Certificate shall be issued or, if issued, shall be valid for any purpose or entitle the Holder to the benefits hereof until it has been certified by manual signature by or on behalf of the Rights Agent substantially in the form of the certificate set out in Schedule “A”, and such certification by the Rights Agent upon any Rights Certificate shall be conclusive evidence as against Akerna and Exchangeco that the Rights Certificate so certified has been duly issued hereunder and that the Holder is entitled to the benefits hereof.

(c)	The certification of the Rights Agent on Rights Certificates issued hereunder shall not be construed as a representation or warranty by the Rights Agent as to the validity of this Indenture or the Rights Certificates (except the due certification thereof) and the Rights Agent shall in no respect be liable or answerable for the use made of the Rights Certificates or any of them or of the consideration therefor except as otherwise specified herein.

2.6	HOLDER NOT A SHAREHOLDER

Nothing in this Indenture or in the holding of a Right itself evidenced by a Rights Certificate, or otherwise, shall be construed as conferring upon a Holder any right or interest whatsoever as a shareholder of Akerna or Exchangeco, including, but not limited to, the right to vote at, to receive notice of, or to attend, meetings of shareholders or any other proceedings of Akerna or Exchangeco, or the right to receive distributions, except as may be provided herein or in the Rights Certificates.

2.7	ISSUE IN SUBSTITUTION FOR LOST RIGHTS CERTIFICATE

(a)	If any of the Rights Certificates shall become mutilated or lost, destroyed or stolen, Akerna and Exchangeco, subject to applicable law and to Subsection 2.7(b), shall issue and thereupon the Rights Agent shall certify and deliver a new Rights Certificate of like date and tenor as the one mutilated, lost, destroyed or stolen upon surrender and in place of and upon cancellation of such mutilated Rights Certificate, or in lieu of and in substitution for such lost, destroyed or stolen Rights Certificate, and the substituted Rights Certificate shall be in a form approved by the Rights Agent and shall be entitled to the benefits hereof and shall rank equally in accordance with its terms with all other Rights Certificates issued or to be issued hereunder.

(b)	The applicant for the issue of a new Rights Certificate pursuant to this Section 2.7 shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to Akerna and to the Rights Agent evidence of ownership and of the loss, destruction or theft of the Rights Certificate so lost, destroyed or stolen satisfactory to Akerna and to the Rights Agent in their sole discretion, in each case acting reasonably, and such applicant may also be required to furnish an indemnity or surety bond in amount and form satisfactory to Akerna and the Rights Agent in their sole discretion, in each case acting reasonably, and shall pay the reasonable charges of Akerna and the Rights Agent in connection therewith.

2.8	REGISTER FOR RIGHTS

Akerna and Exchangeco shall cause to be kept by and at the Rights Agency which is the transfer office of the Rights Agent in [●] and in such other place or places as Akerna with the approval of the Rights Agent may designate, a securities register in which shall be entered the names and addresses of Holders and the other particulars, prescribed by law, of the Rights held by them. Akerna and Exchangeco shall also cause to be kept by and at such office the register of transfers, and may also cause to be kept by the Rights Agent or such other registrar or registrars and at such other place or places as Akerna may designate with the approval of the Rights Agent, branch registers of transfers (including, without limitation, branch registers of transfers at each of the other Rights Agencies) in which shall be recorded the particulars of the transfers of Rights registered in that branch register of transfers.

2.9	TRANSFER OF RIGHTS

(a)	The Rights may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of Rights, in whole or in part, in violation of this Section 2.9(a) shall be void ab initio and of no effect.

(b)	Subject to Sections 2.8, 2.9(a) and 2.9(c) and such reasonable requirements as the Rights Agent may prescribe and all applicable securities laws and requirements of Regulatory Authorities, the Rights may be transferred on the register kept at the Rights Agency pursuant to a Permitted Transfer by the Holder or its legal representatives or its attorney duly appointed by an instrument in writing in form and manner of execution satisfactory to the Rights Agent only upon the surrendering of the relevant Rights Certificate with a written instrument of transfer in form reasonably satisfactory to the Rights Agent. After receiving the surrendered Rights Certificate and upon the Holder surrendering the same meeting the requirements set forth above, the Rights Agent shall issue to the transferee a Rights Certificate representing the Rights transferred pursuant to the Permitted Transfer.

(c)	No transfer of a Right shall be effective or shall be entered on the register kept by the Rights Agent unless the transferee thereof certifies in writing to Akerna’s satisfaction that the transfer is a Permitted Transfer and:

(i)	the Rights may be transferred in the manner contemplated pursuant to an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws; or

(ii)	(A) it is not a U.S. Person; (B) at the time of transfer it is not within the United States; and (C) it is not acquiring such Right for the account or benefit of a U.S. Person or a Person within the United States.

The transferee shall also be required to acknowledge that it shall notify Akerna prior to the Termination Date if the representations, warranties and certifications contained in the written instrument of transfer attached to the Rights Certificate, as applicable, are no longer true and correct.

(d)	No transfer of a Right shall be valid:

(i)	unless made in accordance with the provisions hereof;

(ii)	until, upon compliance with such reasonable requirements as the Rights Agent may prescribe, such transfer is recorded on the register maintained by the Rights Agent pursuant to Subsection 2.8; and

(iii)	until all governmental or other charges arising by reason of such transfer have been paid.

(e)	The Rights Agent will promptly advise Akerna of any requested transfer of the Rights. Akerna and Exchangeco will be entitled, and Akerna may direct the Rights Agent, to refuse to recognize any transfer, or enter the name of any transferee, of any Rights on the register kept by the Rights Agent, if such transfer is not a Permitted Transfer and/or would constitute a violation of the securities laws of any jurisdiction or the rules, regulations or policies or any Regulatory Authority having jurisdiction.

(f)	The transfer register for the Rights shall be closed as of the close on business on the last Business Day immediately preceding the Termination Date.

2.10	TRANSFEREE ENTITLED TO REGISTRATION

The transferee of a Right in accordance with Sections 2.8 and 2.9 shall, after the written instrument of transfer attached to the Rights Certificate is duly completed and the Rights Certificate and written instrument of transfer are lodged with the Rights Agent, and upon compliance with all other conditions in that regard required by this Indenture and by all applicable securities laws and requirements of Regulatory Authorities, be entitled to have its name entered on the register as the owner of such Right free from all equities or rights of set-off or counterclaim between Akerna or Exchangeco and its transferor or any previous Holder of such Right, save in respect of equities of which Akerna or Exchangeco or the transferee is required to take notice by statute or by order of a court of competent jurisdiction.

No duty shall rest with the Rights Agent to determine compliance of the transferee or transferor of any Rights with applicable securities laws. The Rights Agent may assume for the purposes of this Indenture that the address on the register of Holders of any Holder is the actual address of such Holder and is also determinative of the residence of such Holder and that the address of any transferee to whom any Rights or other securities deliverable in connection with any Rights are to be registered, as shown on the transfer document, is the actual address of the transferee and is also determinative of the residency of the transferee.

2.11	REGISTERS OPEN FOR INSPECTION

The registers hereinbefore referred to shall be open at all reasonable times and upon reasonable notice for inspection by Akerna, Exchangeco, the Rights Agent, the Shareholder Representative or any Holder. The Rights Agent shall, from time to time when requested to do so in writing by Akerna, furnish Akerna and/or Exchangeco, upon payment of the Rights Agent’s reasonable charges, with a list of the names and addresses of Holders entered in the register kept by the Rights Agent and showing the number of Rights held by each such Holder.

2.12	OWNERSHIP OF RIGHTS

(a)	Akerna, Exchangeco and the Rights Agent may deem and treat the registered Holder of any Rights Certificate as the absolute owner of the Right represented thereby for all purposes and Akerna, Exchangeco and the Rights Agent shall not be affected by any notice or knowledge to the contrary, except where Akerna, Exchangeco or the Rights Agent is required to take notice by statute or by order of a court of competent jurisdiction. For greater certainty, subject to applicable law, none of Akerna, Exchangeco nor the Rights Agent shall be bound to take notice of or see to the execution of any trust, whether express, implied or constructive, in respect of any Right, and may transfer any Right in accordance with Section 2.9 on the direction of the Person registered as Holder thereof, whether named as rights agent or otherwise, as though that Person were the beneficial owner thereof.

(b)	Subject to the provisions of this Indenture and applicable law, each Holder shall be entitled to the rights and privileges attaching to the Rights held thereby.

2.13	EXCHANGE OF RIGHTS CERTIFICATES

(a)	Rights Certificates, representing Rights entitling the Holders to receive Deferred Consideration may, prior to the Termination Date and upon compliance with the reasonable requirements of the Rights Agent, be exchanged for another Rights Certificate or Rights Certificates entitling the Holder thereof to receive any Deferred Consideration payable under the Rights Certificate or Rights Certificates so exchanged of equal aggregate amount.

(b)	Rights Certificates may be exchanged only at the Rights Agency or at any other place that is designated by Akerna with the approval of the Rights Agent. Any Rights Certificates tendered for exchange shall be surrendered to the Rights Agent and shall be cancelled.

(c)	Except as otherwise herein provided, the Rights Agent shall charge to the Holder requesting an exchange a reasonable sum for each new Rights Certificate issued in exchange for a surrendered Rights Certificate(s).

2.14	PRINCIPAL OFFICE

If the principal transfer office of the Rights Agent in the city where the Rights Agency is situated is for any reason not available to act in connection with the exchange of Rights Certificates as contemplated by this Indenture, Akerna and the Rights Agent shall arrange for another office in such city to act in connection with the exchange of Rights Certificates and shall give notice of the change of such office to the Shareholder Representative.

ARTICLE 3
DELIVERY OF DEFERRED CONSIDERATION

3.1	METHOD OF DELIVERY OF DEFERRED CONSIDERATION

At least three (3) Business Days prior to the Deferred Consideration Payment Date determined in accordance with the Arrangement Agreement, Akerna shall provide the Rights Agent with a written notice setting out the Deferred Consideration Payment Date, the amount and kind of Deferred Consideration to be issued to the Holders in accordance with the Deferred Consideration Statement finally determined in accordance with the Arrangement Agreement, together with a detailed description of the calculation thereof in accordance with Section 3.2.

3.2	PAYMENT MECHANISM

(a)	The aggregate number of Exchangeable Shares to be issued in respect of all Rights held by the Holders shall be equal to the quotient obtained by dividing: (i) the amount of the Deferred Consideration payable in accordance with Section 2.2, divided by (ii) the 20 day volume weighted average price of the Akerna Shares (converted to Canadian dollars from US dollars using the Exchange Rate as of the Deferred Consideration Payment Date) as quoted on the NASDAQ on the last trading day immediately preceding the Deferred Consideration Payment Date.

(b)	Following the determination of the aggregate number of Exchangeable Shares to be issued in accordance with Section 3.2(a), the Shareholder Representative shall provide written notice (the “Allocation Notice”) to the Rights Agent, Akerna and Exchangeco setting forth the Seller Representative’s final determination with respect to number of Exchangeable Shares payable in respect of each Right, together with instructions for the issuance of Exchangeable Shares to each Holder of a Right in satisfaction of the obligations of Akerna and Exchangeco thereunder.

(c)	On the Deferred Consideration Payment Date, Akerna and Exchangeco shall cause the Rights Agent to deliver Exchangeable Shares to the Holders in accordance with the instructions set forth in the Allocation Notice.

(d)	No certificates or other entitlements to fractional Exchangeable Shares shall be issued to any Holder, and any Holder otherwise entitled to a fractional interest in an Exchangeable Share will receive the nearest whole number of Exchangeable Shares (with fractions equal to or greater than 0.5 being rounded up and fractions less than 0.5 being rounded down).

3.3	CANCELLATION OF RIGHTS

At the Termination Date, all Rights Certificates shall be cancelled.

3.4	RIGHTS VOID

The Rights shall, as at the Termination Date, be null, void and of no effect.

3.5	ACCOUNTING AND RECORDING

Exchangeco shall cause its registrar and transfer agent to account to the Rights Agent with respect to the issuance of Exchangeable Shares as soon as reasonably practicable upon such issuance. Such accounting will include the particulars of the issuance of Exchangeable Shares pursuant to the Rights, including the names and addresses of the Persons who become holders of Exchangeable Shares pursuant to the Rights and the certificate numbers. The Rights Agent shall rely, and shall be protected in so doing, upon the certificate of Exchangeco or of its registrar and transfer agent and any other document filed by Exchangeco pursuant to this Section for all purposes.

Any instruments, from time to time received by the Rights Agent, shall be received in trust for, and shall be segregated and kept apart by the Rights Agent in trust for, Akerna.

ARTICLE 4
COVENANTS OF AKERNA AND EXCHANGECO

4.1	MAINTENANCE

So long as any Rights are outstanding, each of Akerna and Exchangeco shall use its commercially reasonable efforts to at all times maintain its existence, carry on and conduct its business, and that of its material subsidiaries, in accordance with good business practice.

4.2	TO PAY RIGHTS AGENT REMUNERATION AND EXPENSES

Akerna covenants that it shall pay to the Rights Agent from time to time reasonable remuneration for its services hereunder and shall pay or reimburse the Rights Agent upon its request for all expenses, disbursements and advances incurred or made by the Rights Agent in the administration or execution of its duties hereunder (including the reasonable compensation and the disbursements of its Counsel and all other advisors and assistants not regularly in its employ) both before any default hereunder and thereafter until all duties of the Rights Agent hereunder shall be finally and fully performed and even after the termination of this Indenture, except any such expenses, disbursement or advance as may arise out of or result from the Rights Agent’s gross negligence, wilful misconduct or bad faith. Such remuneration which shall remain unpaid for a period of 30 Business Days after invoicing shall incur interest at the rate then charged by the Rights Agent to its corporate clients. The Rights Agent shall not have any recourse against the securities or any other property held by it pursuant to this Indenture for payment of its fees. This Section 4.2 shall survive the resignation or removal of the Rights Agent and the termination and discharge of this Indenture. The Rights Agent shall have no obligation to take any action under this Indenture so long as any payment remains due to the Rights Agent for any reasonable fees, expenses and disbursements.

4.3	TO PERFORM COVENANTS

Each of Akerna and Exchangeco shall perform and carry out all of the acts or things to be done by it as provided in this Indenture and shall promptly advise the Rights Agent in writing of any material default by Akerna or Exchangeco in the performance of its covenants hereunder.

4.4	RIGHTS AGENT MAY PERFORM COVENANTS

If Akerna or Exchangeco fails to perform any of its covenants contained in this Indenture, the Rights Agent, upon receipt of written notice from Akerna or Exchangeco of such failure to perform, shall notify the Shareholder Representative of such failure on the part of Akerna or may itself perform any of the covenants capable of being performed by it but, subject to ARTICLE 9, shall be under no obligation to perform said covenants or to notify the Shareholder Representative that it is doing so. All sums expended or advanced by the Rights Agent in so doing shall be repayable as provided in Section 4.2, but the Rights Agent shall not be required to expend or risk its own funds. No such performance, expenditure or advance by the Rights Agent shall relieve Akerna of any default hereunder or of its continuing obligations under the covenants herein contained.

4.5	CREATION AND ISSUE OF THE RIGHTS

Akerna and Exchangeco are each duly authorized to create and issue the Rights and, the Rights, when issued and countersigned as herein provided, shall be valid and enforceable against Akerna and Exchangeco and, subject to the provisions of this Indenture, Akerna and Exchangeco shall cause the Exchangeable Shares, to be issued pursuant to Error! Reference source not found. under this Indenture and cause the certificates representing such Exchangeable Shares to be duly issued and delivered in accordance with the Right Certificates and the terms hereof. At all times prior to and as at the Termination Date, while any of the Rights are outstanding, Exchangeco shall reserve, and Akerna shall cause Exchangeco to reserve, and there shall be conditionally allotted but unissued out of Exchangeco’s authorized capital that number of Exchangeable Shares sufficient to enable Akerna and Exchangeco to meet their respective obligations hereunder. All Exchangeable Shares issued pursuant to the Rights shall be issued as fully paid and non-assessable. Akerna and Exchangeco shall make or cause to be made all requisite filings, and pay all applicable fees, under applicable securities laws to report the issuance of Exchangeable Shares pursuant to the Rights.

ARTICLE 5
ROLE OF RIGHTS AGENT

5.1	ROLE AS RIGHTS AGENT

The Rights Agent accepts its duties and responsibilities under this Indenture solely as a custodian, bailee and agent, and no trust is intended to be, or is or shall be, created hereby, except as otherwise expressly stated herein, and the Rights Agent shall owe no duty hereunder as a trustee, except as otherwise expressly stated herein.

ARTICLE 6
ENFORCEMENT

6.1	SUITS BY HOLDERS OF RIGHTS

All or any of the rights conferred upon any Holder by any of the terms of the Rights Certificates or this Indenture may be enforced on behalf of the Holders (or any of them) by the Shareholder Representative by appropriate legal proceedings but without prejudice to the right which is hereby conferred upon the Rights Agent to proceed in its own name to enforce each and all of the provisions herein contained for the benefit of the Holders.

6.2	WAIVER OF DEFAULT

Upon the happening of any default hereunder, the Shareholder Representative shall have the power by requisition in writing to instruct the Rights Agent to waive any default hereunder and the Rights Agent shall thereupon waive the default upon such terms and conditions as shall be prescribed in such requisition, provided that no delay or omission of the Rights Agent or of the Shareholder Representative, as applicable, to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver of any such default or acquiescence therein and provided further that no act or omission either of the Rights Agent or the Shareholder Representative in the premises shall extend to or be taken in any manner whatsoever to affect any subsequent default hereunder or the rights resulting therefrom.

ARTICLE 7
SUCCESSOR ENTITIES

7.1	CERTAIN REQUIREMENTS

Prior to the Termination Date, neither Akerna nor Exchangeco shall, directly or indirectly, sell, transfer or otherwise dispose of all or substantially all of their respective properties and assets as an entirety to any other Person and shall not amalgamate or merge with or into any other Person (any such other Person being herein referred to as a “Successor Entity”) unless:

(a)	the Successor Entity executes, before or contemporaneously with the consummation of any such transaction, an indenture supplemental hereto together with such other instruments as are satisfactory to the Rights Agent and in the opinion of Counsel are necessary or advisable to evidence the assumption by the Successor Entity of the due and punctual observance and performance of all the covenants and obligations of Akerna under this Indenture; and

(b)	such transaction shall be to the satisfaction of the Rights Agent, acting reasonably, and in the opinion of Counsel, be upon such terms so as to substantially preserve and not impair or reduce in any material respect the rights, and powers of the Rights Agent or of the Holders hereunder, including, for certainty, the economic rights, entitlements and interests of the Holders (or any of them) hereunder.

7.2	VESTING OF POWERS IN SUCCESSOR ENTITY

Whenever the conditions of Section 7.1 have been duly observed and performed, a Successor Entity shall possess and from time to time may exercise each and every right and power of Akerna and/or Exchangeco under this Indenture in the name of Akerna and/or Exchangeco or otherwise and any act or proceeding by any provision of this Indenture required to be done or performed by any Directors or officers of Akerna and/or Exchangeco may be done and performed with like force and effect by the Directors or officers of such Successor Entity.

ARTICLE 8
NOTICES

8.1	NOTICE TO AKERNA AND THE RIGHTS AGENT

(a)	Unless herein otherwise expressly provided, any notice to be given hereunder to Akerna, the Rights Agent and/or the Shareholder Representative (for and on behalf of the Holders) shall be deemed to be validly given if delivered or if sent by registered letter, postage prepaid, or by electronic transmission:

if to Akerna or Exchangeco:	Akerna Corp.
1601 Arapahoe Street
Denver, CO 80202
Email: scott.sozio@akerna.com

Attention:	Scott Sozio, President

with a copy to:	Dentons Canada LLP
15th Floor, Bankers Court, 850 – 2nd Street S.W.
Calgary, Alberta T2P 0R8
Email: courtney.burton@dentons.com

Attention:	Courtney Burton

if to the Rights Agent:	Continental Stock Transfer & Trust Company, Inc.
Email: [●]

Attention:	[●]

if to the Shareholder
Representative:	John Prentice
629 Eastern Avenue, Building B
Toronto, Ontario M4M 1E4
Email: john.prentice@ampleorganics.com

and any such notice delivered in accordance with the foregoing shall be deemed to have been received on the date of delivery or if sent by electronic transmission, on the first Business Day following such transmission or, if mailed, on the fifth Business Day following the date of the postmark on such notice.

(b)	Akerna, the Shareholder Representative or the Rights Agent, as the case may be, may from time to time notify the others in the manner provided in Subsection 8.1(a) of a change of address which, from the effective date of such notice and until changed by like notice, shall be the address of Akerna or the Rights Agent, as the case may be, for all purposes of this Indenture.

ARTICLE 9
CONCERNING THE RIGHTS AGENT

9.1	NO CONFLICT OF INTEREST

The Rights Agent represents to Akerna that to the best of its knowledge, at the date of the execution and delivery of this Indenture there exists no material conflict of interest in its role as a fiduciary hereunder. In the event of a material conflict of interest arising in the Rights Agent’s role as fiduciary hereunder the Rights Agent shall, as soon as practicable but in any case within 20 days after ascertaining that it has such material conflict of interest, either eliminate the same or assign its trust hereunder to a successor rights agent approved by Akerna. Notwithstanding the foregoing provisions of this section, if any such material conflict of interest exists or hereafter shall exist, the validity and enforceability of this Indenture and the Rights Certificate(s) shall not be affected in any manner whatsoever by reason hereof.

9.2	REPLACEMENT OF RIGHTS AGENT

(a)	The Rights Agent may resign its trust and be discharged from all further duties and liabilities hereunder by giving to Akerna at least 45 days’ notice in writing or such shorter notice as Akerna may accept as sufficient. The Shareholder Representative shall have the power at any time to remove the existing Rights Agent and to appoint a new rights agent. If the Rights Agent resigns or is removed by the Shareholder Representative or is dissolved, becomes bankrupt, goes into liquidation or otherwise becomes incapable of acting hereunder, Akerna shall forthwith appoint a new rights agent unless a new rights agent has already been appointed by the Shareholder Representative; failing such appointment by Akerna, the retiring Rights Agent or the Shareholder Representative may apply to a court of competent jurisdiction, on such notice as such court may direct, for the appointment of a new rights agent; but any new rights agent so appointed by Akerna or by such court shall be subject to removal as aforesaid by the Shareholder Representative. Any new rights agent appointed under any provision of this section must be a corporation authorized to carry on the business of a trust company in the Province of Ontario and, if required by the applicable trust indenture legislation of any other province or territory, in that other province or territory, and must be a corporation which is independent of Akerna and has no material conflict of interest. On any new appointment the new rights agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Rights Agent.

(b)	Any entity into which the Rights Agent may be merged or with which it may be consolidated or amalgamated or any entity resulting from any merger, consolidation or amalgamation to which the Rights Agent shall be a party or any entity succeeding to the trust business of the Rights Agent, shall be the successor rights agent under this Indenture without the execution of any instrument or any further act.

9.3	EVIDENCE, EXPERTS AND ADVISERS

(a)	In addition to the reports, certificates, opinions and other evidence required by this Indenture, Akerna and Exchangeco shall furnish to the Rights Agent such additional evidence of compliance with any provision hereof, and in such form, as may be prescribed by any trust indenture legislation or as the Rights Agent may reasonably require by written notice to Akerna.

(b)	In the exercise of its rights and duties hereunder, the Rights Agent may, if it is acting in good faith, rely as to the truth of the statements and the accuracy of the opinions expressed in statutory declarations, opinions, reports, written requests, consents, or orders of Akerna, certificates of Akerna or other evidence furnished to the Rights Agent pursuant to any provision hereof or any trust indenture legislation or pursuant to a request of the Rights Agent, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and acceptability of any information therein contained which the Rights Agent in good faith believes to be genuine.

(c)	Proof of the execution of an instrument in writing, including a Holders’ Request, by any Holder may be made by the certificate of a notary public, or other officer with similar powers, that the Person signing such instrument acknowledged to it the execution thereof, or by an affidavit of a witness to such execution or in any other manner which the Rights Agent may consider adequate.

(d)	The Rights Agent may, at the expense of Akerna employ or retain such counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of discharging its duties hereunder and may pay reasonable remuneration for all services so performed by any of them, without taxation of costs of any counsel, and shall not be responsible for any misconduct or negligence on the part of any such experts or advisers who have been appointed with due care by the Rights Agent.

9.4	RIGHTS AGENT MAY DEAL IN SECURITIES

Subject to Section 9.1, the Rights Agent may buy, sell, lend upon and deal in securities of Akerna and generally contract and enter into financial transactions with Akerna or otherwise, without being liable to account for any profits made thereby.

9.5	RIGHTS AGENT NOT ORDINARILY BOUND

Except as otherwise specifically provided herein, the Rights Agent shall not be bound to give notice to any Person of the execution hereof, nor to do, observe or perform or see to the observance or performance by Akerna of any of the obligations herein imposed upon Akerna or of the covenants on the part of Akerna herein contained.

9.6	RIGHTS AGENT NOT REQUIRED TO GIVE SECURITY

The Rights Agent shall not be required to give any bond or security in respect of the execution of the trusts and powers of this Indenture or otherwise in respect of the premises.

9.7	RIGHTS AGENT NOT REQUIRED TO GIVE NOTICE OF DEFAULT

The Rights Agent shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall have been required to do so under the terms hereof; nor shall the Rights Agent be required to take notice of any default hereunder, unless and until notified in writing of such default, which notice shall distinctly specify the default desired to be brought to the attention of the Rights Agent and in the absence of any such notice the Rights Agent may for all purposes of this Indenture conclusively assume that no default has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein. Any such notice shall in no way limit any discretion herein given to the Rights Agent to determine whether or not the Rights Agent shall take action with respect to any default.

9.8	ACCEPTANCE OF APPOINTMENT

The Rights Agent hereby accepts its appointment as Rights Agent and its duties and obligations in this Indenture declared and provided for and agrees to perform them upon the terms and conditions herein set forth and to hold and exercise the rights, privileges and benefits conferred upon it hereby, subject to all the terms and conditions herein set forth, until discharged therefrom by resignation or other lawful removal.

9.9	DUTIES OF RIGHTS AGENT

The Rights Agent, in exercising its powers and discharging its duties hereunder, shall:

(a)	act honestly and in good faith with a view to the best interests of the Holders; and

(b)	exercise the care, diligence and skill that a reasonably prudent rights agent would exercise in comparable circumstances.

9.10	ACTIONS BY RIGHTS AGENT

(a)	Subject only to Section 9.9, the obligation of the Rights Agent to commence or continue any act, action or proceeding for the purpose of enforcing any rights of the Rights Agent or the Holders hereunder shall be conditional upon the Holders delivering to the Rights Agent:

(i)	a written request by the Shareholder Representative directing the Rights Agent to take such act, action, or proceeding;

(ii)	sufficient funds to commence or continue such act, action or proceeding; and

(iii)	an indemnity reasonably satisfactory to the Rights Agent to protect and hold harmless the Rights Agent against the costs, charges and expenses and liabilities to be incurred thereby and any loss and damages it may suffer by reason thereof.

(b)	None of the provisions contained in this Indenture shall require the Rights Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified and funded as aforesaid.

(c)	The Rights Agent may, before commencing or at any time during the continuance of any such act, action or proceeding, require the Shareholder Representative (for and on behalf of the Holders), at whose instance it is acting, to deposit with the Rights Agent the Rights held by them, for which Rights the Rights Agent shall issue receipts.

9.11	PROTECTION OF RIGHTS AGENT

By way of supplement to the provisions of any law for the time being relating to trustees it is expressly declared and agreed as follows:

(a)	the Rights Agent shall not be liable for or by reason of any statements of fact or recitals in this Indenture or in the Rights Certificates (except the representation contained in Section 9.1 or in the certificate of the Rights Agent on the Rights Certificates) or be required to verify the same, but all such statements or recitals are and shall be deemed to be made by Akerna;

(b)	nothing herein contained shall impose any obligation on the Rights Agent to see to or to require evidence of the registration or filing (or renewal thereof) of this Indenture or any instrument ancillary or supplemental hereto; and

(c)	the Rights Agent shall not be bound to give notice to any Person or Persons of the execution hereof.

9.12	INDEMNIFICATION OF THE RIGHTS AGENT

The Rights Agent, its officers, directors, agents and employees shall at all times be indemnified and saved harmless by Akerna from and against all claims, demands, losses, actions, causes of action, suits, proceedings, costs, charges, expenses, assessments, judgements, damages and liabilities whatsoever arising in connection with this Indenture, including, without limitation, those arising out of or related to actions taken or omitted to be taken by the Rights Agent contemplated hereby, reasonable expert consultant and legal fees and disbursements on a solicitor and client basis and reasonable costs and expenses incurred in connection with the enforcement of this indemnity, which the Rights Agent may suffer or incur, whether at law or in equity, in any way caused by or arising, directly or indirectly, in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of its duties as Rights Agent. The foregoing provisions of this section do not apply to the extent that in any circumstance there have been acts of gross negligence, wilful misconduct, or bad faith by the Rights Agent. This indemnity shall survive the termination or discharge of this Indenture and the resignation or removal of the Rights Agent.

9.13	THIRD PARTY INTERESTS

Each party to this Indenture hereby represents to the Rights Agent that any account to be opened by, or interest to held by the Rights Agent in connection with this Indenture, for or to the credit of such party, either: (a) is not intended to be used by or on behalf of any third party; or (b) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Rights Agent’s prescribed form as to the particulars of such third party.

9.14	NOT BOUND TO ACT / ANTI-MONEY LAUNDERING

The Rights Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Rights Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline. Further, should the Rights Agent, in its sole judgment, determine at any time that its acting under this Indenture has resulted in its being in non-compliance with any applicable anti-money laundering, antiterrorist or economic sanctions legislation, regulation or guideline, then it shall have the right to resign on 10 days written notice to Akerna, provided: (a) that the Rights Agent’s written notice shall describe the circumstances of such non-compliance; and (b) that if such circumstances are rectified to the Rights Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.

9.15	PRIVACY LAWS

The parties acknowledge that the Rights Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes: (a) to provide the services required under this Indenture and other services that may be requested from time to time; (b) to help the Rights Agent manage its servicing relationships with such individuals; (c) to meet the Rights Agent’s legal and regulatory requirements; and (d) if Social Insurance Numbers are collected by the Rights Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that the Rights Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of its acting as agent hereunder this Indenture for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which the Rights Agent shall make available on its website, [●], or upon request, including revisions thereto. The Rights Agent may transfer personal information to other companies in or outside of Canada that provide data processing and storage or other support in order to facilitate the services it provides.

Further, each party agrees that it shall not provide or cause to be provided to the Rights Agent any personal information relating to an individual who is not a party to this Indenture unless the that party has assured itself that such individual understands and has consented to the aforementioned uses and disclosures.

9.16	FORCE MAJEURE

Except for the payment obligations of Akerna contained herein, neither party shall be liable to the other, or held in breach of this Indenture, if prevented, hindered, or delayed in the performance or observance of any provisions contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, economic sanctions or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Indenture shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this section.

ARTICLE 10
SUPPLEMENTAL INDENTURES

10.1	SUPPLEMENTAL INDENTURES

The Rights Agent may, without the consent or concurrence of the Holders, by supplemental Indenture or otherwise, concur with Akerna in making any changes or corrections in this Indenture which it has been advised by Counsel are required for the purpose of curing or correcting any ambiguity or defective or inconsistent provision or clerical omission or mistake or manifest error contained herein or in any deed or indenture supplemental or ancillary hereto, provided that the Rights Agent, relying on the opinion of Counsel, the rights of the Rights Agent and of the Holders are in no way prejudiced thereby.

ARTICLE 11
GENERAL PROVISIONS

11.1	EXECUTION

This Indenture may be simultaneously executed in several counterparts, and may be executed by facsimile or other means of electronic communication producing a printed copy, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

11.2	AMENDMENT

This provisions of this Indenture may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by Akerna, the Shareholder Representative and the Rights Agent.

11.3	FORMAL DATE

This Indenture may be referred to as bearing the formal date [●] irrespective of the actual date of execution hereof.

11.4	SATISFACTION AND DISCHARGE OF INDENTURE

Upon the Termination Date, this Indenture shall cease to be of any force and effect and the Rights Agent, on demand of and at the cost and expense of Akerna and upon delivery to the Rights Agent of a certificate of Akerna stating that all conditions precedent to the satisfaction and discharge of this Indenture have been complied with, shall execute instruments as requested by Akerna acknowledging satisfaction of and discharging this Indenture. Notwithstanding the foregoing, the indemnities provided to the Rights Agent by Akerna hereunder shall remain in full force and effect and survive the termination of this Indenture.

11.5	PROVISIONS OF INDENTURE AND RIGHTS FOR THE SOLE BENEFIT OF PARTIES AND HOLDERS

Nothing in this Indenture or in the Rights Certificates, expressed or implied, shall give or be construed to give to any Person other than the parties thereto and the Holders, as the case may be, any legal or equitable right, remedy or claim under this Indenture, or under any covenant or provision herein or therein contained, all such covenants and provisions being for the sole benefit of the parties hereto and the Holders.

11.6	WITHHOLDING

Each of Akerna, Exchangeco and the Rights Agent shall be entitled to deduct and withhold from any amounts or property to be issued, paid, assigned or conveyed hereunder, such amounts as Akerna, Exchangeco or the Rights Agent, as the case may be, is required to deduct and withhold with respect to such payment or transfer under the Income Tax Act (Canada) or any provision of federal, provincial, state, local or foreign tax law. In lieu of withholding such amounts Akerna, Exchangeco and the Rights Agent shall be entitled to otherwise recover or to require a Holder to provide for such applicable taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Holder, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Indenture under the hands of their proper officers in that behalf.

By:
Name: John Prentice, exclusively in his capacity as Shareholder Representative

2732805 ONTARIO INC.

By:
Name:
Title:

AKERNA CORP.

By:
Name: Scott Sozio
Title: President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

[Rights Indenture]

SCHEDULE “A”

FORM OF RIGHTS CERTIFICATE

(see attached)

THIS IS SCHEDULE “A” to the Rights Indenture made as of [●] between Akerna Corp., 2732805 Ontario Inc., John Prentice, as Shareholder Representative, and Continental Stock Transfer & Trust Company, Inc., as Rights Agent.

RIGHTS CERTIFICATE

AKERNA CORP.

(a corporation existing under the laws of Delaware)

(“Akerna”)

RIGHTS CERTIFICATE NO. ____________________________

ONE RIGHT, entitling the holder to acquire such share of the Deferred Consideration as specified in Section 2.2 of the Rights Indenture (as defined below).

THIS IS TO CERTIFY THAT ____________________________________________________________

(the “holder”) is the registered holder of a right (the “Right”) entitling the holder to receive Exchangeable Shares all on the terms and conditions set out in a rights indenture (the “Rights Indenture”) between Akerna, Exchangeco, John Prentice, as Shareholder Representative, and Continental Stock Transfer & Trust Company, Inc. dated [●].

The Right represented by this certificate is issued under and pursuant to the Rights Indenture. Reference is made to the Rights Indenture and any instruments supplemental thereto for a full description of the rights of the holders of the Rights and the terms and conditions upon which the Rights are, or are to be, issued and held, with the same effect as if the provisions of the Rights Indenture and all instruments supplemental thereto were herein set forth. By acceptance hereof, the holder assents to all provisions of the Rights Indenture. In the event of a conflict between the provisions of this Rights Certificate and the Rights Indenture, the provisions of the Rights Indenture shall govern. Capitalized terms used in the Rights Indenture have the same meaning herein as therein, unless otherwise defined.

The registered holder of this Rights Certificate may, at any time prior to the close of business on the last Business Day immediately preceding the Termination Date, upon surrender hereof to the Rights Agent at its offices in the city of [●], exchange this Rights Certificate for other Rights Certificates entitling the holder to acquire, in the aggregate, the same Deferred Consideration as may be acquired under this Rights Certificate.

The holding of the Right evidenced by this Rights Certificate shall not constitute the holder hereof a shareholder of Akerna or Exchangeco or entitle the holder to any right or interest in respect thereof except as expressly provided in the Rights Indenture and in this Rights Certificate.

The Right evidenced by this Rights Certificate may only be transferred in accordance with the terms of the Rights Indenture and upon compliance with such reasonable requirements as the Rights Agent may prescribe.

This Rights Certificate shall not be valid for any purpose whatever unless and until it has been certified by or on behalf of the Rights Agent.

Time shall be of the essence hereof.

IN WITNESS WHEREOF Akerna has caused this Rights Certificate to be signed by its duly authorized officer as of [●].

AKERNA CORP.

Per:
(Authorized Signatory)

2732805 ONTARIO INC.

Per:
(Authorized Signatory)

Certified by:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, INC.
Rights Agent

Per:
(Authorized Signatory)

SCHEDULE “G”

Form of Ample Shareholder Support Agreement

●, 2019

Akerna Corp.

1601 Arapahoe Street

Denver, CO

80202

and

Ample Organics Inc.

629 Eastern Avenue, Building B,
Toronto, ON
M4M 1E4

Dear Sirs/Mesdames:

Re:	Support Agreement

_____________________________ (the “Shareholder”) understands that Akerna Corp. (“Company”) and Ample Organics Inc. (the “Ample”) have entered into an arrangement agreement (the “Arrangement Agreement”) dated as of the date of this letter agreement (the “Support Agreement”) contemplating a plan of arrangement under the provisions of the Business Corporations Act (Ontario), the result of which will be the indirect acquisition of all of the issued and outstanding shares in the capital of Ample by the Company (the “Arrangement”). The completion of the Arrangement is conditional upon, among other conditions, the approval by resolution of the shareholders of the Company of the Akerna Shareholder Matters (as such term is defined in the Arrangement Agreement). The Arrangement Agreement contemplates that certain shareholders of the Company, including the Shareholder, will agree to vote the common shares in the capital of the Company beneficially owned or controlled by them in favour of the Akerna Shareholder Matters, and to otherwise support the Arrangement as contemplated by the Arrangement Agreement. The Shareholder is the beneficial owner of the number and class of shares of the Company and options and warrants to purchase shares of the Company, in each case as listed in Schedule “A” (the “Shareholder’s Securities”). The name of the registered holder of the Shareholder’s Securities is also set out in Schedule “A” (if different from the Shareholder).

The Shareholder hereby agrees, in its capacity as securityholder of the Company (and not in its capacity as an officer or director of the Company) to vote or to cause to be voted the Shareholder’s Securities, and any other securities directly or indirectly acquired by or issued to the undersigned after the date hereof (including without limitation any shares issued upon any exercise of options to purchase shares of the Company or purchase warrants of the Company), if any: (i) in favour of the Akerna Shareholder Matters; and (ii) against any acquisition proposal that could reasonably be expected to delay, prevent or frustrate the successful completion of the Arrangement or any of the transactions contemplated by the Arrangement Agreement.

The Shareholder hereby represents and warrants that (a) it is the sole beneficial owner of the Shareholder’s Securities, and, to the extent the Shareholder’s Securities are voting securities, the Shareholder has the sole right to vote all of the Shareholder’s Securities; and (b) the only securities of the Company beneficially owned, directly or indirectly, by the Shareholder on the date hereof are the Shareholder’s Securities.

The Shareholder hereby represents and warrants that this Support Agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the Shareholder in accordance with its terms, and the performance by the Shareholder of his, her or its obligations hereunder will not constitute a violation or breach of or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which the Shareholder will be a party and by which the Shareholder will be bound, in each case at the time of such performance.

The Shareholder hereby agrees that the details of this Support Agreement may be described in any press release, information circular or other communication prepared by the Company or Ample in connection with the Arrangement and in any material change report prepared by Ample or similar document prepared by the Company in connection with the execution and delivery of this Support Agreement and the Shareholder further agrees to this Support Agreement being made publicly available in accordance with any applicable securities laws.

This Support Agreement shall be deemed to terminate, and the respective rights and obligations of the parties hereunder shall cease, immediately upon the earliest to occur of any of the following: (a) the completion of the Arrangement in accordance with its terms; and (b) upon the termination of the Arrangement Agreement in accordance with its terms.

The provisions of this Support Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, permitted assigns and legal personal representatives, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Support Agreement without the prior written consent of the other parties hereto, except that Ample may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Support Agreement to an affiliate, without reducing its own obligations hereunder.

This Support Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic mail) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Support Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

This Support Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[Signature Page Follows]

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter agreement where indicated below and returning the same to the undersigned, upon which this letter agreement as so accepted shall constitute an agreement among the Shareholder, Ample and the Company.

Yours truly,

___________________________

[SHAREHOLDER]

Accepted and agreed on this _____ day of 2019.

Akerna corp.

By:
Name:
Title:

ample organics INC.

By:
Name:
Title:

[Signature Page to Akerna Support Agreement]

Schedule “A”

Shareholder’s Securities

Number of Securities	Name of Beneficial Owner	Name of Registered Holder (e.g. Broker or Custodian)
__________ common shares
__________ options
__________ warrants

SCHEDULE “H”

Form of Akerna Shareholder Support Agreement

December 18, 2019

Akerna Corp.

1601 Arapahoe Street

Denver, CO

80202

and

Ample Organics Inc.

629 Eastern Avenue, Building B,
Toronto, ON
M4M 1E4

Dear Sirs/Mesdames:

Re:	Support Agreement

_____________________________ (the “Shareholder”) understands that Akerna Corp. (“Company”) and Ample Organics Inc. (the “Ample”) have entered into an arrangement agreement (the “Arrangement Agreement”) dated as of the date of this letter agreement (the “Support Agreement”) contemplating a plan of arrangement under the provisions of the Business Corporations Act (Ontario), the result of which will be the indirect acquisition of all of the issued and outstanding shares in the capital of Ample by the Company (the “Arrangement”). The completion of the Arrangement is conditional upon, among other conditions, the approval by resolution of the shareholders of the Company of the Akerna Shareholder Matters (as such term is defined in the Arrangement Agreement). The Arrangement Agreement contemplates that certain shareholders of the Company, including the Shareholder, will agree to vote the common shares in the capital of the Company beneficially owned or controlled by them in favour of the Akerna Shareholder Matters, and to otherwise support the Arrangement as contemplated by the Arrangement Agreement. The Shareholder is the beneficial owner of the number and class of shares of the Company and options and warrants to purchase shares of the Company, in each case as listed in Schedule “A” (the “Shareholder’s Securities”). The name of the registered holder of the Shareholder’s Securities is also set out in Schedule “A” (if different from the Shareholder).

The Shareholder hereby agrees, in its capacity as securityholder of the Company (and not in its capacity as an officer or director of the Company) to vote or to cause to be voted the Shareholder’s Securities, and any other securities directly or indirectly acquired by or issued to the undersigned after the date hereof (including without limitation any shares issued upon any exercise of options to purchase shares of the Company or purchase warrants of the Company), if any: (i) in favour of the Akerna Shareholder Matters; and (ii) against any acquisition proposal that could reasonably be expected to delay, prevent or frustrate the successful completion of the Arrangement or any of the transactions contemplated by the Arrangement Agreement.

The Shareholder hereby represents and warrants that (a) it is the sole beneficial owner of the Shareholder’s Securities, and, to the extent the Shareholder’s Securities are voting securities, the Shareholder has the sole right to vote all of the Shareholder’s Securities; and (b) the only securities of the Company beneficially owned, directly or indirectly, by the Shareholder on the date hereof are the Shareholder’s Securities.

The Shareholder hereby represents and warrants that this Support Agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the Shareholder in accordance with its terms, and the performance by the Shareholder of his, her or its obligations hereunder will not constitute a violation or breach of or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which the Shareholder will be a party and by which the Shareholder will be bound, in each case at the time of such performance.

The Shareholder hereby agrees that the details of this Support Agreement may be described in any press release, information circular or other communication prepared by the Company or Ample in connection with the Arrangement and in any material change report prepared by Ample or similar document prepared by the Company in connection with the execution and delivery of this Support Agreement and the Shareholder further agrees to this Support Agreement being made publicly available in accordance with any applicable securities laws.

This Support Agreement shall be deemed to terminate, and the respective rights and obligations of the parties hereunder shall cease, immediately upon the earliest to occur of any of the following: (a) the completion of the Arrangement in accordance with its terms; and (b) upon the termination of the Arrangement Agreement in accordance with its terms.

The provisions of this Support Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, permitted assigns and legal personal representatives, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Support Agreement without the prior written consent of the other parties hereto, except that Ample may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Support Agreement to an affiliate, without reducing its own obligations hereunder.

This Support Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic mail) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Support Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

This Support Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[Signature Page Follows]

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter agreement where indicated below and returning the same to the undersigned, upon which this letter agreement as so accepted shall constitute an agreement among the Shareholder, Ample and the Company.

Yours truly,

Name:

Accepted and agreed on this _____ day of 2019.

Akerna corp.

By:
Name:

Title:

ample organics INC.

By:
Name:

Title:

[Signature Page to Akerna Support Agreement]

Schedule “A”

Shareholder’s Securities

Number of Securities	Name of Beneficial Owner	Name of Registered Holder (e.g. Broker or Custodian)
__________ common shares
__________ options
__________ warrants

SCHEDULE “I”

PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions (it being understood that all references to the “Company” in this Schedule I shall be a reference to 2732805 Ontario Inc.):

1.	Interpretation

(a)	Definitions. For the purposes of these Exchangeable Share Provisions:

“affiliate” has the meaning ascribed thereto National Instrument 45-106 Prospectus Exemptions;

“Akerna” means Akerna Corp., a corporation existing under the laws of Delaware;

“Akerna Control Transaction” shall be deemed to have occurred if:

(i)	except in connection with the Arrangement Agreement, Plan of Arrangement or Akerna Transactions, any person acquires, directly or indirectly, any voting security of Akerna and, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of Akerna;

(ii)	except in connection with the Arrangement Agreement, Plan of Arrangement or Akerna Transactions, the shareholders of Akerna approve a merger, consolidation, recapitalization or reorganization of Akerna, other than any such transaction which would result in the holders of outstanding voting securities of Akerna immediately prior to such transaction directly or indirectly owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(iii)	the shareholders of Akerna approve a liquidation of Akerna; or

(iv)	Akerna sells or disposes of all or substantially all of its assets;

“Akerna Dividend Declaration Date” means the date on which the board of directors of Akerna declares any dividend or other distribution on the Akerna Shares;

“Akerna Shares” means shares of common stock of Akerna;

“Akerna Transactions” has the meaning ascribed thereto in the Arrangement Agreement;

“Ample” means Ample Organics Inc., a corporation existing under the laws of the Province of Ontario;

“Ample” has the meaning ascribed thereto in the Arrangement Agreement;

“Arrangement Agreement” means the arrangement agreement dated December 18, 2019 among Akerna, Ample, the Company and John Prentice as amended, supplemented or otherwise modified from time to time in accordance with its terms;

“Automatic Exchange Right” has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

“Board of Directors” means the board of directors of the Company;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario or in the State of Colorado;

“Callco” means 2732804 Ontario Inc., a wholly-owned subsidiary of Akerna incorporated under the laws of the Province of Ontario;

“Canadian Dollar Equivalent” means, at any date, in respect of any amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) as of such date, the product obtained by multiplying: (i) the Foreign Currency Amount, by (ii) the daily exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such daily exchange rate is not available, the average daily exchange rate during the period of 20 consecutive Business Days ending on the third Business Day immediately before such date for such foreign currency expressed in Canadian dollars;

“Change of Law Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Common Shares” means the common shares in the capital of the Company;

“Current Market Price” means, in respect of an Akerna Share on any date, the Canadian Dollar Equivalent of the average closing price of an Akerna Share on the NASDAQ during the period of 20 consecutive trading days ending on the third trading day immediately before such date or, if the Akerna Shares are not then listed on the NASDAQ, on such other stock exchange or automated quotation system on which the Akerna Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Akerna Shares during such period does not reflect the fair market value of an Akerna Share, then the Current Market Price of an Akerna Share shall be determined by the Board of Directors, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate; and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding, absent manifest error;

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Company in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these Exchangeable Share Provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:

(i)	the Current Market Price of one Akerna Share deliverable in connection with such action; plus

(ii)	a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus

(iii)	such stock or other property constituting any declared, payable and unpaid non-cash dividends, and all undeclared but payable stock or property constituting any undeclared but payable non-cash dividends, in either case, deliverable on the Exchangeable Shares;

provided that: (A) the part of the consideration which represents (i) above shall be fully paid and satisfied by the delivery of one Akerna Share, such share to be duly issued, fully paid and nonassessable; (B) the part of the consideration which represents (iii) above shall be fully paid and satisfied by delivery of such non-cash items; (C) in each case, any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (D) in each case, any such consideration shall be paid without interest and less any tax required to be deducted and withheld therefrom;

“Exchangeable Share Price” means, at any time, for each Exchangeable Share, an amount equal to the aggregate of:

(i)	the Current Market Price of one Akerna Share at such time;

(ii)	the full amount of all cash dividends declared, payable and unpaid, at such time, on such Exchangeable Share;

(iii)	the full amount of all non-cash dividends declared, payable and unpaid, at such time, on such Exchangeable Share; and

(iv)	the full amount of all dividends declared and payable or paid in respect of each Akerna Share which have not, at such time, been declared or paid on such Exchangeable Share in accordance herewith;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions set out herein;

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement;

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change is required to maintain the economic equivalence of the Exchangeable Shares and the Akerna Shares;

“Exchangeable Shares” means the exchangeable shares in the capital of the Company, having the rights, privileges, restrictions and conditions set forth herein;

“Liquidation Amount” has the meaning ascribed thereto in Section 5(a);

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Liquidation Date” has the meaning ascribed thereto in Section 5(a);

“NASDAQ” means the National Association of Securities Dealers Automated Quotations exchange;

“OBCA” means the Business Corporations Act (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule A to the Arrangement Agreement, including any appendices thereto, and any amendments, modifications or supplements thereto made from time to time in accordance with its terms;

“Redemption Call Purchase Price” has the meaning ascribed thereto in the Plan of Arrangement;

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by the Company of all but not less than all of the outstanding Exchangeable Shares, which date shall be no earlier than the seventh anniversary of the Effective Date, unless:

(i)	the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by Akerna and its subsidiaries) is less than 2% of the number of Exchangeable Shares issued on the Effective Date (as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision, combination or consolidation of or stock or share dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date prior to the seventh anniversary of the Effective Date as it may determine, upon at least 30 days’ prior written notice to the holders of the Exchangeable Shares and the Trustee;

(ii)	an Akerna Control Transaction is proposed, in which case, provided the Board of Directors determines in good faith that it is not practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Akerna Control Transaction or that the redemption of all but not less than all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Akerna and its affiliates) is necessary to enable the completion of such Akerna Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date as it may determine, upon such number of days prior written notice to the holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(iii)	an Exchangeable Share Voting Event is proposed and (A) the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exchangeable Share Voting Event, and (B) the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the later of the events described in (A) and (B) above occurs; or

(iv)	an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the holders of the Exchangeable Shares fail to take such action;

provided, however, that the accidental failure or omission to give any notice of redemption under clauses (i), (ii), (iii) or (iv) above to any of the holders of Exchangeable Shares shall not affect the validity of any such redemption;

“Redemption Price” has the meaning ascribed thereto in Section 7(a);

“Retracted Shares” has the meaning ascribed thereto in Section 6(a)(i);

“Retraction Call Notice” has the meaning ascribed thereto in Section 6(b)(ii);

“Retraction Call Right” has the meaning ascribed thereto in Section 6(a)(i)(C);

“Retraction Call Right Purchase Price” has the meaning ascribed thereto in Section 6(b)(i);

“Retraction Date” has the meaning ascribed thereto in Section 6(a)(i);

“Retraction Price” has the meaning ascribed thereto in Section 6(a)(i);

“Retraction Request” has the meaning ascribed thereto in Section 6(a)(i);

“Support Agreement” means the support agreement to be entered into at or prior to the issuance by the Company of any Exchangeable Shares among Akerna, Callco and the Company substantially in the form of Schedule D to the Arrangement Agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms;

“Transfer Agent” means Continental Stock Transfer & Trust Company, Inc. or such other person as may from time to time be appointed by the Company as the registrar and transfer agent for the Exchangeable Shares;

“Trustee” means the trustee chosen by Akerna and Ample, each acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be made among Akerna, Callco, the Company and the Trustee in connection with the Plan of Arrangement substantially in the form of Schedule G to the Arrangement Agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

(b)	Interpretation Not Affected by Headings. The division of these Exchangeable Share Provisions into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a “Section” followed by a number and/or a letter refer to the specified section of these Exchangeable Share Provisions.

(c)	Number and Gender. In these Exchangeable Share Provision, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa and words imparting any gender shall include all genders.

(d)	Date of Any Action. If any date on which any action is required to be taken hereunder by any person is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

(e)	Currency. In these Exchangeable Share Provision, unless stated otherwise, all cash payments provided for herein shall be made in Canadian dollars.

2.	Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares: (a) with respect to the payment of dividends or other distributions as and to the extent provided in Section 3; and (b) with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs as and to the extent provided in Section 5.

3.	Dividends and Distributions

(a)	Dividends and Distributions. A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Akerna Dividend Declaration Date, declare a dividend or other distribution on each Exchangeable Share:

(i)	in the case of a cash dividend or other distribution declared on the Akerna Shares, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent of the cash dividend or other distribution declared on each Akerna Share on the Akerna Dividend Declaration Date;

(ii)	in the case of a stock or share dividend or other distribution declared on the Akerna Shares to be paid in Akerna Shares, by the issue or transfer by the Company of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Akerna Shares to be paid on each Akerna Share; provided, however, that the Company may, in lieu of such stock or share dividend or other distribution, elect to effect a corresponding, contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Sections 3(e) and 3(f)) subdivision of the outstanding Exchangeable Shares; or

(iii)	in the case of a dividend or other distribution declared on the Akerna Shares in property other than cash or Akerna Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the Board of Directors in accordance with Section 3(e)) to the type and amount of property declared as a dividend or other distribution on each Akerna Share; and

such dividends or other distributions shall be paid out of money, assets or property of the Company properly applicable to the payment of dividends or other distributions, out of authorized but unissued shares of the Company or through the subdivision of outstanding Exchangeable Shares, as applicable. The holders of Exchangeable Shares shall not be entitled to any dividends or other distributions other than or in excess of the dividends or other distributions referred to in this Section 3(a).

(b)	Payments of Dividends and Distributions. Cheques of the Company payable at par at any branch of the bankers of the Company shall be issued in respect of any cash dividends or other distributions contemplated by Section 3(a)(i) and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend or other distribution represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares or written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock or share dividends or other distributions contemplated by Section 3(a)(ii) or any subdivision of the Exchangeable Shares under Sections 3(a)(ii) and 3(f), and the sending of such certificates or written evidence to each holder of an Exchangeable Share shall satisfy the stock or share dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends or other distributions contemplated by Section 3(a)(iii) shall be issued, distributed or transferred by the Company in such manner as it shall determine, and the issuance, distribution or transfer thereof by the Company to each holder of an Exchangeable Share shall satisfy the dividend or other distribution represented thereby. Subject to the requirements of applicable law with respect to unclaimed property, no holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Company any dividend or other distribution that is represented by a cheque that has not been duly presented to the Company’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

(c)	Record and Payment Dates. The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or other distribution declared on the Exchangeable Shares under Section 3(a) shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or other distribution declared on the Akerna Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision of the Exchangeable Shares under Sections 3(a)(ii) and 3(f), and the effective date of such subdivision, shall be the same dates as the record and payment date, respectively, for the corresponding stock or share dividend or other distribution declared on the Akerna Shares.

(d)	Partial Payment. If on any payment date for any dividends or other distributions declared on the Exchangeable Shares under Section 3(a) the dividends or other distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or other distributions that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Company shall have sufficient moneys, assets or property properly applicable to the payment of such dividends or other distributions.

(e)	Economic Equivalence. The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the Board of Directors may determine), “economic equivalence” for the purposes of the Exchangeable Share Provisions and each such determination shall be conclusive and binding on the Company and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(i)	in the case of any stock or share dividend or other distribution payable in Akerna Shares, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of Akerna Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Akerna Shares (or securities exchangeable for or convertible into or carrying rights to acquire Akerna Shares), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Akerna Share and the Current Market Price of an Akerna Share, the price volatility of the Akerna Shares and the terms of any such instrument;

(iii)	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Akerna of any class other than Akerna Shares, any rights, options or warrants other than those referred to in Section 3(e)(ii), any evidences of indebtedness of Akerna or any assets of Akerna), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Akerna Share and the Current Market Price of an Akerna Share;

(iv)	in the case of any subdivision, redivision or change of the then outstanding Akerna Shares into a greater number of Akerna Shares or the reduction, combination, consolidation or change of the then outstanding Akerna Shares into a lesser number of Akerna Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting the Akerna Shares, the effect thereof upon the then outstanding Akerna Shares; and

(v)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Akerna Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(f)	Subdivision on Stock or Share Dividend. In the case of a stock or share dividend declared on Akerna Shares to be paid in Akerna Shares, in lieu of declaring the stock or share dividend contemplated by Section 3(a)(ii) on the Exchangeable Shares, the Board of Directors may, in good faith and in its discretion and subject to applicable law and to obtaining all required regulatory approvals, subdivide, redivide or change each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before such subdivision becomes a number of Exchangeable Shares equal to the sum of: (i) one Akerna Share; and (ii) the number of Akerna Shares to be paid as a share dividend on each Akerna Share.

4.	Certain Restrictions

So long as any of the Exchangeable Shares are outstanding, the Company shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(a):

(a)	pay any dividends or other distributions on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or other distributions, other than stock or share dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)	redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or the distribution of the assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(c)	redeem or purchase or make any capital distribution in respect of any other shares of the Company ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs; or

(d)	issue any Exchangeable Share or any other shares ranking equally with, or superior to, the Exchangeable Shares, other than, in each case, by way of stock or share dividends to the holders of such Exchangeable Shares or pursuant to a shareholders rights plan adopted by the Company;

provided, however, that the restrictions in this Section 4 shall not apply if all dividends or other distributions on the outstanding Exchangeable Shares corresponding to dividends or other distributions declared and paid on the Akerna Shares shall have been declared and paid in full on the Exchangeable Shares prior to or as at the date of any such event referred to in this Section 4.

5.	Liquidation

(a)	Liquidation Amount. Subject to applicable laws and the due exercise by Akerna or Callco of the Liquidation Call Right (which shall itself be subject to the sale and purchase contemplated by the Automatic Exchange Right), in the event of the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled to receive from the assets of the Company in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution, winding-up or other distribution (the “Liquidation Date”), before any distribution of any part of the assets of the Company among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to dividends or other distributions an amount per share (the “Liquidation Amount”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Liquidation Amount.

(b)	Payment of Liquidation Amount. In the case of a distribution pursuant to Section 5(a), and provided that the sale and purchase contemplated by the Automatic Exchange Right has not occurred and that the Liquidation Call Right has not been exercised by Akerna or Callco, on or promptly after the Liquidation Date, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of the Company, as applicable, together with such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares. Payment of the Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of such holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by such holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration such holder is entitled to receive pursuant to Section 5(a). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive, without interest, their proportionate part of the aggregate Liquidation Amount, unless payment of the aggregate Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates and other required documents in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited in a custodial account with, any chartered bank or trust company the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by such bank or trust company as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a holder of Exchangeable Shares as of the date of such deposit shall be limited to receiving its proportionate part of the aggregate Liquidation Amount for such Exchangeable Shares so deposited, without interest, and all dividends and other distributions with respect to the Akerna Shares to which such holder is entitled with a record date on or after the date of such deposit and before the date of transfer of such Akerna Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions. Upon such payment or deposit of the Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Akerna Shares delivered to them or the custodian on their behalf.

(c)	No Right to Participate in Further Distributions. After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the aggregate Liquidation Amount per Exchangeable Share pursuant to this Section 5, such holders shall not be entitled to share in any further distribution of the assets of the Company.

6.	Retraction of Exchangeable Shares

(a)	Retraction at Option of Holder

(i)	Subject to applicable laws and the due exercise by Akerna or Callco of the Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require the Company to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”), which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. A holder of Exchangeable Shares must give notice of a request to redeem by presenting and surrendering to the Company, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares that such holder desires to have the Company redeem, together with: (A) such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of the Company, as applicable, together with such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require; and (B) a duly executed request (the “Retraction Request”) in the form of Appendix I hereto or in such other form as may be acceptable to the Company:

(A)	specifying that such holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Company;

(B)	stating the Business Day on which the holder desires to have the Company redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall not be less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Company and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Company, subject to Section 6(a)(v); and

(C)	acknowledging the overriding right (the “Retraction Call Right”) of Akerna and Callco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Akerna or Callco in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms and conditions set out in Section 6(b).

(ii)	In the case of a redemption of Exchangeable Shares pursuant to this Section 6(a), upon receipt by the Company or the Transfer Agent in the manner specified in Section 6(a)(i) of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Company redeem, together with a duly executed Retraction Request and such additional documents and instruments specified in Section 6(a)(i) or that the Company may reasonably require, and provided that: (A) the Retraction Request has not been revoked by the holder of such Retracted Shares in the manner specified in Section 6(a)(iv); and (B) neither Akerna nor Callco has exercised the Retraction Call Right, the Company shall redeem the Retracted Shares effective at the close of business on the Retraction Date. On the Retraction Date, the Company shall deliver or cause to be delivered to such holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Price and such delivery of such Exchangeable Share Consideration by or on behalf of the Company by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company. On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive the aggregate Retraction Price in respect thereof, unless payment of the aggregate Retraction Price payable to such holder shall not be made upon presentation and surrender of share certificates and other required documents in accordance with the foregoing provisions, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of the certificates and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Company shall thereafter be considered and deemed for all purposes to be a holder of the Akerna Shares delivered to such holder.

(iii)	Notwithstanding any other provision of this Section 6, the Company shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request if and to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable laws. If the Company believes, after due enquiry, that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that neither Akerna nor Callco has exercised the Retraction Call Right with respect to such Retracted Shares, the Company shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company. In any case in which the redemption by the Company of Retracted Shares would be contrary to solvency requirements or other provisions of applicable laws, the Company shall redeem Retracted Shares in accordance with Section 6(a)(ii) on a pro rata basis in proportion to the total number of Exchangeable Shares tendered for retraction and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Company, representing the Retracted Shares not redeemed by the Company pursuant to Section 6(a)(ii). If the Company would otherwise be obligated to redeem Retracted Shares pursuant to Section 6(a)(ii) but is not obligated to do so as a result of solvency requirements or other provisions of applicable laws, the holder of any such Retracted Shares not redeemed by the Company pursuant to Section 6(a)(ii) as a result of solvency requirements or other provisions of applicable laws shall be deemed, by delivery of the Retraction Request, to have instructed the Transfer Agent to require Akerna or Callco to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Akerna or Callco to such holder of the aggregate Retraction Price in respect of such Retracted Shares, all as more specifically provided for in the Voting and Exchange Trust Agreement.

(iv)	A holder of Retracted Shares may, by notice in writing given by the holder to the Company before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Akerna or Callco shall be deemed to have been revoked.

(v)	Notwithstanding any other provision of this Section 6(a), if:

(A)	exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require the Company to redeem any Exchangeable Shares pursuant to this Section 6(a) on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the NASDAQ to the listing and trading (subject to official notice of issuance) of the Akerna Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(B)	as a result of (A) above, it would not be practicable (notwithstanding the reasonable endeavours of Akerna) to obtain such approvals in time to enable all or any of such Akerna Shares to be admitted to listing and trading by the NASDAQ (subject to official notice of issuance) when so delivered; the Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of: (i) the second Business Day immediately following the date the approvals referred to in Section 6(a)(v)(A) are obtained; and (ii) the date which is 30 Business Days after the date on which the relevant Retraction Request is received by the Company, and references in these Exchangeable Share Provisions to such Retraction Date shall be construed accordingly.

(b)	Retraction Call Rights

(i)	In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section 6(a), and subject to the limitations set forth in Section 6(a)(ii) (including that Callco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which Akerna has not exercised its Retraction Call Right), the Retraction Call Right will be available to each of Akerna and Callco, notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to Section 6(a), to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by Akerna or Callco, as the case may be, of an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Call Right Purchase Price”), which price shall be satisfied in full by Akerna or Callco, as the case may, delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price. Upon the exercise of the Retraction Call Right in respect of Retracted Shares, the holder of such Retracted Shares shall be obligated to sell all of such Retracted Shares to Akerna or Callco, as the case may be, on the Retraction Date on payment by Akerna or Callco, as the case may be, of the aggregate Retraction Call Right Purchase Price in respect of such Retracted Shares as set forth in this Section 6(b)(i).

(ii)	Upon receipt by the Company of a Retraction Request, the Company shall immediately notify Akerna and Callco thereof and shall provide Akerna and Callco with a copy of the Retraction Request. Callco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Retracted Shares, if any, in respect of which Akerna has not exercised its Retraction Call Right. In order to exercise its Retraction Call Right, Akerna or Callco, as the case may be, must notify the Company in writing of its determination to do so (a “Retraction Call Notice”) within five Business Days after the Company notifies Akerna and Callco of the Retraction Request. If neither Akerna nor Callco so notifies the Company within such five Business Day period, the Company shall notify the holder as soon as possible thereafter that neither Akerna nor Callco will exercise the Retraction Call Right. If one or both of Akerna and Callco delivers a Retraction Call Notice within such five Business Day period and duly exercises its Retraction Call Right in accordance with this Section 6(b)(ii), the obligation of the Company to redeem the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder of such Retracted Shares in the manner specified in Section 6(a)(iv), Akerna or Callco, as the case may be, shall purchase from such holder and such holder shall sell to Akerna or Callco, as the case may be, on the Retraction Date the Retracted Shares for an amount per share equal to the Retraction Call Right Purchase Price. Provided that the aggregate Retraction Call Right Purchase Price has been so deposited with the Transfer Agent as provided in Section 6(b)(iii), the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Company of such Retracted Shares shall take place on the Retraction Date.

(iii)	For the purpose of completing a purchase of Retracted Shares pursuant to the exercise of the Retraction Call Right, Akerna or Callco, as the case may be, shall deliver or cause to be delivered to the holder of such Retracted Shares, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price to which such holder is entitled and such delivery of Exchangeable Share Consideration on behalf of Akerna or Callco, as the case may be, shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Right Purchase Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation.

(iv)	On and after the close of business on the Retraction Date, the holder of the
Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive the aggregate Retraction Call Right Purchase Price in respect thereof, unless payment of the aggregate Retraction Call Right Purchase Price payable to such holder shall not be made upon presentation and surrender of share certificates and other required documents in accordance with the foregoing provisions, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Right Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Call Right Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by Akerna or Callco, as the case may be, shall thereafter be considered and deemed for all purposes to be a holder of the Akerna Shares delivered to such holder.

7.	Redemption of Exchangeable Shares by the Company

(a)	Redemption Amount. Subject to applicable laws and the due exercise by Akerna or Callco of the Redemption Call Right, the Company shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Akerna and its affiliates) for an amount per share (the “Redemption Price”) equal to the Exchangeable Share Price on the last Business Day prior to the Redemption Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to each holder of Exchangeable Shares the Exchangeable Share Consideration for each Exchangeable Share held by such holder.

(b)	Notice of Redemption. In the case of a redemption of Exchangeable Shares pursuant to Section 7(a), the Company shall, at least 30 days before the Redemption Date (other than a Redemption Date established in connection with an Akerna Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Company or the purchase by Akerna or Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with an Akerna Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of the redemption by the Company or the purchase by Akerna or Callco, as the case may be, of the Exchangeable Shares under the Redemption Call Right will be sent on or before the Redemption Date, on as many days’ prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

(c)	Payment of Redemption Price. On or promptly after the Redemption Date, and provided that the Redemption Call Right has not been exercised by Akerna or Callco, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of the Company, as applicable, together with such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by notice to the holders of the Exchangeable Shares. Payment of the Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive, without interest, their proportionate part of the aggregate Redemption Price, unless payment of the aggregate Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the aggregate Redemption Price (in the form of Exchangeable Share Consideration) of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest earned on such deposit shall belong to the Company. Provided that such aggregate Redemption Price has been so deposited prior to the Redemption Date, on and after the Redemption Date, the Exchangeable Shares in respect of which such deposit shall have been made shall be redeemed and the rights of the holders thereof after the Redemption Date shall be limited to receiving, without interest, their proportionate part of the aggregate Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the certificates for the Exchangeable Shares held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Akerna Shares delivered to them or the custodian on their behalf.

8.	Purchase for Cancellation

(a)	Private Agreement. Subject to applicable laws and the articles of the Company, and notwithstanding Section 8(b), the Company may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

(b)	Tender Offer. Subject to applicable laws and the articles of the Company, the Company may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price per share by tender to all the holders of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section 8(b) more Exchangeable Shares are tendered at a price or prices acceptable to the Company than the Company is prepared to purchase, the Exchangeable Shares to be purchased by the Company shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Company, provided that when shares are tendered at different prices the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Company is prepared to purchase after the Company has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate are purchased pursuant to this Section 8(b), a new certificate for the balance of such shares shall be issued at the expense of the Company.

9.	Voting Rights

Except as required by applicable laws and by Section 11, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not be entitled to class votes except as required by applicable law.

10.	Specified Amount

The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be an amount equal to C$●.

11.	Amendment and Approval

(a)	Amendment. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(b)	Approval. Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable laws shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable laws, subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided, however, that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

12.	Reciprocal Changes, etc. in Respect of Akerna Shares

(a)	Acknowledgement in Respect of Issuances or Distributions. Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Akerna will not, except as provided in the Support Agreement, without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b):

(i)	issue or distribute Akerna Shares (or securities exchangeable for or convertible into or carrying rights to acquire Akerna Shares) to the holders of all or substantially all of the then outstanding Akerna Shares by way of stock or share dividend or other distribution, other than an issue of Akerna Shares (or securities exchangeable for or convertible into or carrying rights to acquire Akerna Shares) to holders of Akerna Shares: (i) who exercise an option to receive dividends in Akerna Shares (or securities exchangeable for or convertible into or carrying rights to acquire Akerna Shares) in lieu of receiving cash dividends; or (ii) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement;

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Akerna Shares entitling them to subscribe for or to purchase Akerna Shares (or securities exchangeable for or convertible into or carrying rights to acquire Akerna Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Akerna Shares:

(A)	shares or securities of Akerna of any class other than Akerna Shares (or securities convertible into or exchangeable for or carrying rights to acquire Akerna Shares);

(B)	rights, options or warrants other than those referred to in Section 12(a)(ii) above;

(C)	evidence of indebtedness of Akerna; or

(D)	assets of Akerna;

unless, in each case, the Company issues or distributes the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Akerna in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement and the Plan of Arrangement.

(b)	Acknowledgement in Respect of Corporate Changes. Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that for so long as any Exchangeable Shares not owned by Akerna or its affiliates are outstanding, Akerna will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b):

(i)	subdivide, redivide or change the then outstanding Akerna Shares into a greater number of Akerna Shares;

(ii)	reduce, combine, consolidate or change the then outstanding Akerna Shares into a lesser number of Akerna Shares; or

(iii)	reclassify or otherwise change the Akerna Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Akerna Shares;

unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Akerna in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Arrangement Agreement and the Plan of Arrangement. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(b).

(c)	Successorship Transaction. Notwithstanding the foregoing provisions of this Section 12, in the event of an Akerna Control Transaction:

(i)	in which Akerna merges or amalgamates with, or in which all or substantially all of the then outstanding Akerna Shares are acquired by one or more other corporations to which Akerna is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5)(b) thereof);

(ii)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of such term in Section 1(a); and

(iii)	in which all or substantially all of the then outstanding Akerna Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Akerna Control Transaction, owns or controls, directly or indirectly, Akerna;

then all references herein to “Akerna” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Akerna Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these Exchangeable Share Provisions or the Plan of Arrangement or the exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Akerna Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to these Exchangeable Share Provisions or the Plan of Arrangement or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Akerna Control Transaction and the Akerna Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

13.	Actions by the Company under Support Agreement

(a)	Actions by the Company. The Company will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Akerna, Callco and the Company with all provisions of the Support Agreement applicable to Akerna, Callco and the Company, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Company all rights and benefits in favour of the Company under or pursuant to such agreement.

(b)	Changes to the Support Agreement. The Company shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(i)	adding to the covenants of any or all of the other parties to the Support Agreement if the board of directors of each of Akerna, Callco and the Company shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(ii)	evidencing the succession of successors to Akerna either by operation of law or agreement to the liabilities and covenants of Akerna under the Support Agreement (“Akerna Successors”) and the covenants of and obligations assumed by each such Akerna Successor in accordance with the provisions of Article 3 of the Support Agreement;

(iii)	making such amendments or modifications not inconsistent with the Support Agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of each of Akerna, Callco and the Company, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(iv)	making such changes in or corrections to the Support Agreement which, on the advice of counsel to Akerna, Callco and the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of Akerna, Callco and the Company shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

14.	Legend; Call Rights; Withholding Rights

(a)	Legend. The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right and the Change of Law Call Right, the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and automatic exchange thereunder) and the Retraction Call Right.

(b)	Call Rights. Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Redemption Call Right, the Change of Law Call Right and the Retraction Call Right, in each case, in favour of Akerna and Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Akerna and Callco as provided herein and in the Plan of Arrangement.

(c)	Withholding Rights. Akerna, Callco, the Company and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution or other consideration otherwise payable to any holder of Exchangeable Shares such amounts as Akerna, Callco, the Company or the Transfer Agent, as the case may be, is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Akerna, Callco, the Company and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Akerna, Callco, the Company or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Akerna, Callco, the Company or the Transfer Agent, as the case may be, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

15.	Notices

(a)	Notices. Subject to applicable laws, any notice, request or other communication to be given to the Company by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by telecopy or by delivery to the registered office of the Company and addressed to the attention of the Secretary of the Company. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Company.

(b)	Certificates. Any presentation and surrender by a holder of Exchangeable Shares to the Company or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Company or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of the Company or to such office of the Transfer Agent as may be specified by the Company, in each case, addressed to the attention of the Secretary of the Company. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Company or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(c)	Notice to Shareholders.

(i)	Subject to applicable laws, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of the Company or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Company pursuant thereto.

(ii)	In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, the Company shall make reasonable efforts to disseminate any notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Company or the Transfer Agent may give or cause to be given hereunder will be deemed to have been properly given and to have been received by holders of Exchangeable Shares if it is published once in the national edition of The Globe and Mail, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof will be made in the National Post or any other daily newspaper of general circulation published in the City of Toronto.

(iii)	Notwithstanding any other provisions of these Exchangeable Share Provisions, notices, other communications and deliveries need not be mailed if the Company determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as the Company has determined that delivery by mail will no longer be delayed. The Company will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 15(c). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

16.	Disclosure of Interests in Exchangeable Shares

The Company shall be entitled to require any holder of an Exchangeable Share or any person whom the Company knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to: (a) confirm that fact; or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity securities” of the Company) under section 5.2 of National Instrument 62-104 Take-Over Bids and Issuer Bids or as would be required under the articles of Akerna or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares were Akerna Shares.

17.	Fractional Shares

A holder of an Exchangeable Share shall not be entitled to any fraction of an Akerna Share upon the exchange, redemption or purchase of such holder’s Exchangeable Share pursuant to Section 5, 6 and 7 and no certificates representing any such fractional interest shall be issued and the number of Akerna Shares or Exchangeable Shares, as the case may be, to be received by an Ample Shareholder otherwise entitled to a fractional interest shall be rounded to the nearest whole Akerna Share or Exchangeable Share, as the case may be (with fractions equal to or greater than 0.5 being rounded up).

APPENDIX I
TO SCHEDULE I

RETRACTION REQUEST

[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To:	Akerna Corp. (“Akerna”) 2732804 Ontario Inc. (“Callco”) 2732805 Ontario Inc. (the “Company”)

This notice is given pursuant to Section 6 of the share provisions (the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares of the Company represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Exchangeable Share Provisions have the meanings ascribed to such words and expressions in such Exchangeable Share Provisions.

The undersigned hereby notifies the Company that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Company redeem in accordance with Section 6 of the Exchangeable Share Provisions: (select one)

☐       all Exchangeable Share(s) represented by this certificate

☐       ______________ Exchangeable Share(s) only

The undersigned hereby notifies the Company that the Retraction Date shall be __________.

NOTE: The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by the Company. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by the Company.

The undersigned acknowledges the overriding Retraction Call Right of Akerna and Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Akerna or Callco in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms and conditions set out in Section 6(b) of the Exchangeable Share Provisions. If neither Akerna nor Callco exercise the Retraction Call Right, the Company will notify the undersigned of such fact as soon as possible. This Retraction Request, and this offer to sell the Retracted Shares to Akerna or Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to the Company at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Company is unable to redeem all Retracted Shares, and provided that neither Akerna nor Callco has exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Voting and Exchange Trust Agreement so as to require Akerna to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Akerna, Callco and the Company that the undersigned: (select one)

☐       is

☐       is not

a resident of Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS A RESIDENT OF CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

The undersigned hereby represents and warrants to Akerna, Callco and the Company that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Akerna, Callco or the Company, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐	Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such certificates and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

Note: This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent and the Company may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Company and the certificates for the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:___________________________________________

Name of Person in Whose Name Securities or Cheque(s)
Are to be Registered, Issued or Delivered (please print): _________________________________________
_________________________________________________________________________________________
_________________________________________________________________________________________

Street Address or P.O. Box:
Signature of Shareholder:
City, Province and Postal Code:
Signature Guaranteed by:

Note: If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Company represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Company, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).